UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Clear Channel Outdoor Holdings, Inc.
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CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

200 East Basse Road
San Antonio, Texas 78209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 16, 2011

As a stockholder of Clear Channel Outdoor Holdings, Inc. (“Clear Channel Outdoor” or the “Company”), you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of Stockholders of Clear Channel Outdoor to be held at the corporate offices of Clear Channel Outdoor, located at 200 East Basse Road, San Antonio, Texas 78209, on May 16, 2011, at 10:00 a.m. local time, for the following purposes:

1.      to elect Thomas R. Shepherd, Christopher M. Temple and Scott R. Wells to serve as directors for a three year term;

2.     to approve an advisory resolution on executive compensation;

3.	to conduct an advisory vote on the frequency of future advisory votes on executive compensation;

4.	to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of Clear Channel Outdoor for the year ending December 31, 2011; and

5.	to transact any other business which may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 1, 2011 are entitled to notice of and to vote at the annual meeting.

Two cut-out admission tickets are included on the back cover of this document and are required for admission to the annual meeting.  Please contact Clear Channel Outdoor’s Secretary at Clear Channel Outdoor’s corporate headquarters if you need additional tickets.  If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder.  Admission to the annual meeting will be on a first-come, first-served basis.  Registration and seating will begin at 9:30 a.m. local time.  Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.  Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.  Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.  The annual meeting will begin promptly at 10:00 a.m. local time.

Your attention is directed to the accompanying proxy statement.  In addition, although mere attendance at the annual meeting will not revoke your proxy, if you attend the annual meeting you may revoke your proxy and vote in person.  To ensure that your shares are represented at the annual meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.

By Order of the Board of Directors

  /s/ Robert H. Walls, Jr.

  Robert H. Walls, Jr.
  Office of the Chief Executive Officer, and
  Executive Vice President, General Counsel and Secretary
San Antonio, Texas
April 8, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2011

The Proxy and Annual Report Materials are available at:
 http://bnymellon.mobular.net/bnymellon/cco

2011 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of Clear Channel Outdoor Holdings, Inc. (referred to herein as “Clear Channel Outdoor,” “Company,” “we,” “our” or “us”) to be held on Monday, May 16, 2011, beginning at 10:00 a.m. local time, at the corporate offices of Clear Channel Outdoor Holdings, Inc., located at 200 East Basse Road, San Antonio, Texas 78209, and at any postponements or adjournments thereof.  This proxy statement is first being mailed to stockholders on or about April 18, 2011.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:           Why am I receiving these materials?

A:
Clear Channel Outdoor’s Board of Directors (the “Board”) is providing these proxy materials to you in connection with Clear Channel Outdoor’s annual meeting of stockholders (the “annual meeting”), which will take place on May 16, 2011.  The Board is soliciting proxies to be used at the annual meeting.  You also are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid executive officers, and certain other required information.  Following this proxy statement are excerpts from Clear Channel Outdoor’s 2010 Annual Report on Form 10-K, including the Consolidated Financial Statements, Notes to the Consolidated Financial Statements, and Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as certain other data.  A proxy card and a return envelope also are enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are four proposals scheduled to be voted on at the annual meeting:

•	the election of the three nominees for directors named in this proxy statement;
•	the approval of an advisory resolution on executive compensation;
•	an advisory vote on the frequency of future advisory votes on executive compensation; and
•	the ratification of the selection of Ernst & Young LLP as Clear Channel Outdoor’s independent registered public accounting firm for the year ending December 31, 2011.

Q:	Which of my shares may I vote?

A:
All shares of Class A and Class B common stock owned by you as of the close of business on April 1, 2011 (the “Record Date”) may be voted by you.  These shares include shares that are: (1) held directly in your name as the stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.  Each share of Class A common stock is entitled to one vote at the annual meeting and each share of Class B common stock is entitled to twenty votes at the annual meeting.  As of the Record Date, there were 40,876,781 shares of Class A common stock outstanding and 315,000,000 shares of Class B common stock outstanding.  All shares of our Class B common stock are held by Clear Channel Holdings, Inc., a wholly owned indirect subsidiary of CC Media Holdings, Inc. (“CC Media” or “CCMH”).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most stockholders of Clear Channel Outdoor hold their shares through a stockbroker, bank or other nominee rather than directly in their own name.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record: If your shares are registered directly in your name with Clear Channel Outdoor’s transfer agent, BNY Mellon Investor Services LLC (“Mellon”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Mellon on behalf of Clear Channel Outdoor.  As the stockholder of record, you have the right to grant your voting proxy directly to Clear Channel Outdoor or to vote in person at the annual meeting.  Clear Channel Outdoor has enclosed a proxy card for you to use.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record.  As the beneficial owner, you have the right to direct your broker on how to vote and also are invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares.  Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	What constitutes a quorum?

A:
The holders of a majority of the total voting power of Clear Channel Outdoor’s Class A and Class B common stock entitled to vote and represented in person or by proxy will constitute a quorum at the annual meeting.  Votes “withheld,” abstentions and “broker non-votes” (described below) are counted as present for purposes of establishing a quorum.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Under New York Stock Exchange (“NYSE”) rules, brokers will have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions.  When a broker is not permitted to vote the shares of a customer who does not provide voting instructions, it is called a “broker non-vote.”  If you do not provide your broker with voting instructions, your broker will not be able to vote your shares with respect to (1) the election of directors, (2) the advisory resolution on executive compensation and (3) the advisory vote on the frequency of future advisory votes on executive compensation.  Your broker will send you directions on how you can instruct your broker to vote.

As described above, if you do not provide your broker with voting instructions and the broker is not permitted to vote your shares on a proposal, a “broker non-vote” occurs.  Broker non-votes will be counted for purposes of establishing a quorum at the annual meeting and will have no effect on the vote on any of the proposals at the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:
Shares held directly in your name as the stockholder of record may be voted by you in person at the annual meeting.  If you choose to vote your shares held of record in person at the annual meeting, please bring the enclosed proxy card and proof of identification.  Even if you plan to attend the annual meeting, Clear Channel Outdoor recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting.  You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the annual meeting.  Shares held in “street name” may be voted in person by you at the annual meeting only if you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares.  Your vote is important.  Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the annual meeting.

If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder.  Admission to the annual meeting will be on a first-come, first-served basis.  Registration and seating will begin at 9:30 a.m. local time.  Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.  Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date.  Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:
Whether you hold shares directly as the stockholder of record or beneficially in “street name,” when you return your proxy card or voting instructions accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions.  You can specify your choices by marking the appropriate boxes on the enclosed proxy card or voting instruction card.

For participants in the 401(k) plan who own shares of Clear Channel Outdoor through the plan, the plan permits you to direct the plan trustee on how to vote the Clear Channel Outdoor shares allocated to your account.  Your instructions to the plan trustee regarding how to vote your shares will be delivered via the enclosed proxy card.  Your proxy card for shares held in the 401(k) must be received by 11:59 p.m. Eastern Time on May 11, 2011.  The plan administrator will instruct the trustee to vote shares as to which no instructions are received in proportion to voting directions received by the trustee from all plan participants who vote.

Q:	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What if I abstain from voting or withhold my vote on a specific proposal?

A:	If you withhold your vote on the election of directors, it will have no effect on the outcome of the vote on the election of directors.

If you abstain from voting on the advisory vote on the frequency of future advisory votes on executive compensation, it will have no effect on the outcome of the vote on that proposal.

If you abstain from voting on (1) the approval of an advisory resolution on executive compensation and (2) the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011, it will have the same effect as a vote “against” these proposals.

Abstentions are counted as present for purposes of determining a quorum.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What are Clear Channel Outdoor’s voting recommendations?

A:	The Board recommends that you vote your shares “FOR”:

•	each of the three nominees for directors named in this proxy statement;
•	the approval of an advisory resolution on executive compensation;
•	holding an advisory vote on executive compensation once every three years; and
•	the ratification of the selection of Ernst & Young LLP as Clear Channel Outdoor’s independent registered public accounting firm for the year ending December 31, 2011.

Q:	What vote is required to elect the directors and approve each proposal?

A:
The directors will be elected by a plurality of the votes properly cast.  With respect to the advisory vote on the frequency of future advisory votes on executive compensation, the Board will consider the frequency that receives the highest number of votes to be the frequency selected by our stockholders, regardless of whether that frequency receives a majority of the votes cast.   The advisory vote on executive compensation and the ratification of the selection of Ernst & Young LLP as Clear Channel Outdoor’s independent registered public accounting firm for the year ending December 31, 2011 will be approved by the affirmative vote of the holders of at least a majority of the total voting power of the voting stock present in person or by proxy at the annual meeting and entitled to vote on the matter.

Q:	May I change my vote?

A:
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by sending the Secretary of Clear Channel Outdoor a proxy card dated later than your last submitted proxy card, notifying the Secretary of Clear Channel Outdoor in writing, or voting in person at the annual meeting.  If your shares are held beneficially in “street name” you should follow the instructions provided by your broker or other nominee to change your vote.

Q:	Where can I find the voting results of the annual meeting?

A:
Clear Channel Outdoor will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K, which we anticipate filing with the Securities and Exchange Commission (the “SEC”) by May 20, 2011.

Q:	May I access Clear Channel Outdoor’s proxy materials from the Internet?

A:	Yes. These materials are available at http://bnymellon.mobular.net/bnymellon/cco.

THE BOARD OF DIRECTORS

Our Board, which consists of nine members, is responsible for overseeing the direction of Clear Channel Outdoor and for establishing broad corporate policies.  However, in accordance with corporate legal principles, it is not involved in day-to-day operating details.  Members of the Board are kept informed of Clear Channel Outdoor’s business through discussions with the Chief Executive Officer, the Chief Financial Officer and other executive officers, by reviewing analyses and reports sent to them, by receiving updates from Board committees and by otherwise participating in Board and committee meetings.

COMPOSITION OF THE BOARD OF DIRECTORS

Our Board is divided into three classes serving staggered three-year terms.  At each annual meeting of our stockholders, directors will be elected to succeed the class of directors whose terms have expired.  As long as CC Media continues to indirectly own shares of our common stock representing more than 50% of the total voting power of our common stock, it will have the ability to direct the election of all the members of our Board, the composition of our Board committees and the size of the Board.

Because CC Media controls more than 50% of the voting power of Clear Channel Outdoor, we have elected to be treated as a “controlled company” under the NYSE’s Corporate Governance Standards.  Accordingly, we are exempt from the provisions of the Corporate Governance Standards requiring that: (1) a majority of our Board consists of independent directors; (2) we have a nominating and governance committee composed entirely of independent directors and governed by a written charter addressing the nominating and governance committee’s purpose and responsibilities, and that we conduct an annual performance evaluation of the nominating and governance committee; (3) we have a compensation committee composed entirely of independent directors with a written charter addressing the compensation committee’s purpose and responsibilities; and (4) the compensation committee conduct an annual self-evaluation.  However, notwithstanding this exemption, as described more fully below, we have a Compensation Committee composed entirely of independent directors with a written charter addressing the Compensation Committee’s purpose and responsibilities.

BOARD MEETINGS

During 2010, the Board held six meetings.  All of Clear Channel Outdoor’s directors attended at least 75% of the aggregate of all meetings of the Board and committees on which they served during the periods in which they served during 2010.

STOCKHOLDER MEETING ATTENDANCE

Clear Channel Outdoor encourages, but does not require, directors to attend the annual meetings of stockholders.  Messrs. Mark P. Mays, Randall T. Mays, Marsha M. Shields and Dale W. Tremblay attended the annual meeting of stockholders in 2010.

INDEPENDENCE OF DIRECTORS

The Board has adopted a set of Governance Guidelines, addressing, among other things, standards for evaluating the independence of Clear Channel Outdoor’s directors.  The full text of the Governance Guidelines can be found on the investor relations section of Clear Channel Outdoor’s website at www.clearchanneloutdoor.com.

The Board has adopted the following standards for determining the independence of its members:

1.
A director must not be, or have been within the last three years, an employee of Clear Channel Outdoor.  In addition, a director’s immediate family member (“immediate family member” is defined to include a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law and anyone (other than domestic employees) who shares such person’s home) must not be, or have been within the last three years, an executive officer of Clear Channel Outdoor.

2.
A director or immediate family member must not have received, during any twelve month period within the last three years, more than $120,000 per year in direct compensation from Clear Channel Outdoor, other than director or committee fees and pension or other forms of deferred compensation for prior service (and no such compensation may be contingent in any way on continued service).

3.
A director must not be a current partner or employee of a firm that is Clear Channel Outdoor’s internal or external auditor or a current employee of such a firm.  In addition, a director must not have an immediate family member who is (a) a current partner of such firm, or (b) a current employee of such a firm and personally works on Clear Channel Outdoor’s audit. Finally, neither the director nor an immediate family member of the director may have been, within the last three years, a partner or employee of such a firm and personally worked on Clear Channel Outdoor’s audit within that time.

4.
A director or an immediate family member must not be, or have been within the last three years, employed as an executive officer of another company where any of Clear Channel Outdoor’s present executive officers at the same time serve or served on that company’s compensation committee.

5.
A director must not be a current employee, and no director’s immediate family member may be a current executive officer, of a material relationship party (“material relationship party” is defined as any company that has made payments to, or received payments from, Clear Channel Outdoor (together with its consolidated subsidiaries) for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues).

6.	A director must not own, together with ownership interests of his or her family, ten percent (10%) or more of a material relationship party.

7.
A director or immediate family member must not be or have been during the last three years, a director, trustee or officer of a charitable organization (or hold a similar position), to which Clear Channel Outdoor (together with its consolidated subsidiaries) makes contributions in an amount which, in any of the last three fiscal years, exceeds the greater of $50,000, or 5% of such organization’s consolidated gross revenues.

8.
A director must be “independent” as that term is defined from time to time by the rules and regulations promulgated by the SEC, by the listing standards of the NYSE and, with respect to members of the compensation committee, by the applicable provisions of, and rules promulgated under, the Internal Revenue Code.

The above independence standards conform to, or are more exacting than, the director independence requirements of the NYSE.  The above independence standards are set forth on Appendix A of the Governance Guidelines.

Our Board currently consists of nine directors, one of whom served as our Chief Executive Officer until March 31, 2011.  For a director to be independent, the Board must determine that such director does not have any direct or indirect material relationship with Clear Channel Outdoor.  Pursuant to the Governance Guidelines, the Board has undertaken its annual review of director independence.

Our Board has affirmatively determined that Douglas L. Jacobs, Marsha M. Shields and Dale W. Tremblay are independent (and James M. Raines, who served as a director until May 25, 2010 was independent) under the listing standards of the NYSE, as well as Clear Channel Outdoor’s independence standards set forth above.  In addition, the Board has determined that each member of the Compensation Committee is independent and that each member of the Audit Committee is independent under the heightened independence standards required for audit committee members by the rules and regulations of the SEC.  In making these determinations, our Board reviewed and discussed information provided by the directors and by Clear Channel Outdoor with regard to the directors’ business and personal activities as they relate to Clear Channel Outdoor and its affiliates.  In the ordinary course of business during 2010, we entered into purchase and sale transactions for products and services with certain entities affiliated with members of our Board, as described below, and the following transactions were considered by our Board in making their independence determinations with respect to Ms. Shields and Mr. Tremblay:

•
Ms. Shields is part owner and manager of McCombs Automotive, a holding company that owns several automobile dealerships.  In 2010, we and our affiliates paid McCombs entities less than $120,000, a portion of which was for signage on their property, and also provided a small amount (less than $15,000 in value) of advertising in-kind to McCombs entities.  In 2010, McCombs entities paid us and our affiliates approximately $1.0 million for advertising.

•	A non-profit organization for which Mr. Tremblay serves as a director paid us and our affiliates for advertising (less than $100,000) during 2010.

Directors Randall T. Mays’ and Marsha M. Shields’ terms will end at the annual meeting and they are not standing for re-election.  As described under “Proposal 1: Election of Directors,” our Board has nominated Thomas R. Shepherd and Christopher M. Temple for election as directors to replace them.  In considering their nomination, our Board also reviewed and discussed information provided by the nominees and by Clear Channel Outdoor with regard to the nominees’ business and personal activities to determine whether, if elected as directors, the nominees would be considered independent under the listing standards of the NYSE, as well as Clear Channel Outdoor’s independence standards set forth above.  Our Board has determined that, if elected as directors, Messrs. Shepherd and Temple would be considered independent under the listing standards of the NYSE and Clear Channel Outdoor’s independence standards.  The Board considered the following ordinary course of business transactions with certain entities affiliated with the nominees:

•
During 2010, we and our affiliates conducted a small amount of business (less than $10,000 with each entity) with (1) an entity of which Mr. Shepherd and his partners are the largest shareholder and (2) another entity for which Mr. Shepherd serves as a director.

•
During 2010, we and our affiliates conducted a small amount of business with an entity for which Mr. Temple served as a director until January 2011, with respect to which we and our affiliates paid less than $100,000 and received approximately $4.4 million.

All of the payments described above are for ordinary course of business transactions and we generally expect transactions of a similar nature to occur during 2011.  In each case, the Board concluded that the transaction or relationship did not impair the independence of the director or nominee.

The rules of the NYSE require that non-management directors of a listed company meet periodically in executive sessions.  In addition, the rules of the NYSE require listed companies to schedule an executive session including only independent directors at least once a year.  Clear Channel Outdoor’s non-management directors met separately in executive sessions without management present during 2010.  Clear Channel Outdoor’s independent directors met alone following two regular meetings of the Board in 2010.

The Board has created the office of Presiding Director to serve as the lead non-management director of the Board.  The office of the Presiding Director at all times will be held by an “independent” director, as that term is defined from time to time by the listing standards of the NYSE and as determined by the Board in accordance with the Board’s Governance Guidelines.  The Presiding Director has the power and authority to do the following:

•	preside at all meetings of non-management directors when they meet in executive session without management participation;
•	set agendas, priorities and procedures for meetings of non-management directors meeting in executive session without management participation;
•	generally assist the Chairman of the Board;
•	add agenda items to the established agenda for meetings of the Board;
•	request access to Clear Channel Outdoor’s management, employees and its independent advisers for purposes of discharging his or her duties and responsibilities as a director; and
•	to retain independent outside financial, legal or other advisors at any time, at the expense of Clear Channel Outdoor, on behalf of the Board or any committee or subcommittee of the Board.

The Presiding Director position is rotated among the independent directors, in alphabetical order of last name, effective the first day of each calendar quarter.  As of the date of this proxy statement, Douglas L. Jacobs is serving as the Presiding Director.

COMMITTEES OF THE BOARD

The Board has two standing committees: the Audit Committee and the Compensation Committee.  Each committee has a written charter, which guides its operations.  The written charters are available on Clear Channel Outdoor’s website at www.clearchanneloutdoor.com.  The table below sets forth the members of each of these committees.

Board Committee Membership

Name	Audit Committee	Compensation Committee
Douglas L. Jacobs	*X	X
Marsha M. Shields	X
Dale W. Tremblay	X	*X
___________________
* = Chairman
X = Committee member

In addition, in April 2009, Clear Channel Outdoor formed a Special Committee to review and approve, as appropriate, certain proposed transactions between Clear Channel Outdoor and Clear Channel Communications, Inc.  The Special Committee, composed of James M. Raines, Marsha M. Shields and Dale W. Tremblay, all of whom are independent under the listing standards of the NYSE as well as the Company's independence standards, did not meet during 2010.

If elected as a director, our Board intends to appoint Mr. Temple as a member of the Audit Committee.

The Audit Committee

The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Clear Channel Outdoor.  Douglas L. Jacobs has been designated by our Board as an “Audit Committee Financial Expert,” as defined by the SEC.  Mr. Jacobs also serves on the audit committees of three other public companies.  Our Board has determined that such simultaneous service on these other audit committees and on our Audit Committee would not impair the ability of Mr. Jacobs to serve effectively on our Audit Committee.  The Audit Committee met 11 times during 2010.  All members of the Audit Committee are independent as defined by the listing standards of the NYSE and Clear Channel Outdoor’s independence standards and satisfy the other requirements for audit committee membership, including the heightened independence standards, of the NYSE and the SEC.  If elected as a director, our Board intends to appoint Mr. Temple as a member of the Audit Committee.  Our Board has determined that Mr. Temple is independent and also satisfies the other requirements for audit committee membership, including the heightened independence standards, of the NYSE and SEC.

The Audit Committee’s primary responsibilities, which are discussed in detail within its charter, include the following, subject to the consent of our corporate parent:

•
be responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of preparing an audit report or to perform other audit, review or attest services, and all fees and other terms of their engagement;

•	review and discuss reports regarding the independent registered public accounting firm’s independence;
•	review with the independent registered public accounting firm the annual audit scope and plan;
•	review with management, the director of internal audit and the independent registered public accounting firm the budget and staffing of the internal audit department;
•
review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to the filing of the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•	review with the independent registered public accounting firm the critical accounting policies and practices used;
•
review with management, the independent registered public accounting firm and the director of internal audit Clear Channel Outdoor’s internal accounting controls and any significant findings and recommendations;

•	discuss guidelines and policies with respect to risk assessment and risk management;
•	oversee Clear Channel Outdoor’s policies with respect to related party transactions; and
•	review with management and the General Counsel the status of legal and regulatory matters that may have a material impact on Clear Channel Outdoor’s financial statements and compliance policies.

The full text of the Audit Committee’s charter can be found on our website at www.clearchanneloutdoor.com.

The Compensation Committee

The Compensation Committee administers Clear Channel Outdoor’s incentive-compensation plans and equity-based plans, determines compensation arrangements for all executive officers, other than our Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Accounting Officer, and makes recommendations to the Board concerning compensation for directors of Clear Channel Outdoor and its subsidiaries.  The Compensation Discussion and Analysis section of this proxy statement provides additional details regarding the basis on which the Compensation Committee determines executive compensation.  The Compensation Committee met five times during 2010.  All members of the Compensation Committee are independent as defined by the listing standards of the NYSE and Clear Channel Outdoor’s independence standards.

The Compensation Committee has the ability, under its charter, to select and retain, at the expense of the Clear Channel Outdoor, independent legal and financial counsel and other consultants necessary to assist the Compensation Committee as the Compensation Committee may deem appropriate, in its sole discretion.  The Compensation Committee also has the authority to select and retain any compensation consultant to be used to survey the compensation practices in Clear Channel Outdoor’s industry and to provide advice so that Clear Channel Outdoor can maintain its competitive ability to recruit and retain highly qualified personnel.  The Compensation Committee has the sole authority to approve related fees and retention terms for any of its counsel and consultants.

The Compensation Committee’s primary purposes, which are discussed in detail within its charter, are:

•
assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and Clear Channel Outdoor;

•
review and approve corporate goals and objectives relevant to the compensation of Clear Channel Outdoor’s executive officers, evaluate the performance of the executive officers in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the compensation level of the executive officers based on this evaluation;

•	make recommendations to the Board with respect to incentive-compensation plans and equity-based plans;
•
review and discuss with management the Compensation Discussion and Analysis to be included in Clear Channel Outdoor’s proxy statement and determine whether to recommend to the Board the inclusion of the Compensation Discussion and Analysis in the proxy statement;

•	prepare the Compensation Committee report for inclusion in Clear Channel Outdoor’s proxy statement; and
•	recommend to the Board the appropriate compensation for the non-employee members of the Board.

Our Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Accounting Officer simultaneously hold the same positions at Clear Channel Communications, Inc. and CC Media, our indirect parent entities.  The compensation of those officers is set by the Compensation Committee of CC Media, and we are allocated a portion of the cost of the services of certain of those officers pursuant to the Corporate Services Agreement, dated November 16, 2005, by and between Clear Channel Management Services, L.P. and us.  Accordingly, the term “executive officer” used above in the description of the Compensation Committee’s purposes refers to our employees (other than our Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Accounting Officer) who are (1) subject to the requirements of Section 16 of the Securities Exchange Act governing insider trading reporting, or (2) covered by the regulations under Section 162(m) of the Internal Revenue Code, governing qualified performance-based compensation.  See the “Compensation Discussion and Analysis” section of this proxy statement.  The Compensation Committee has the authority to delegate its responsibilities to subcommittees if the Compensation Committee determines such delegation would be in the best interest of Clear Channel Outdoor.

The full text of the Compensation Committee’s charter can be found on our website at www.clearchanneloutdoor.com.

DIRECTOR NOMINATING PROCEDURES

The Board oversees the identification and consideration of candidates for membership on the Board, and each member of the Board participates in this process.  It is the view of the Board that this function has been performed effectively by the Board, and that it is appropriate for Clear Channel Outdoor not to have a separate nominating committee or charter for this purpose.

The Board is responsible for developing and reviewing background information for candidates for the Board, including those recommended by stockholders.  Our directors play a critical role in guiding Clear Channel Outdoor’s strategic direction and overseeing the management of Clear Channel Outdoor.  Clear Channel Outdoor does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate mix of experience, skills, and expertise to oversee Clear Channel Outdoor’s business.  Director candidates should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated and have the time, energy, interest and willingness to serve as a member of the Board.  The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience.  The Board evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the Board during their current term.

Directors Randall T. Mays’ and Marsha M. Shields’ terms will end at the annual meeting and they are not standing for re-election.  As described under “Proposal 1: Election of Directors,” our Board has nominated Thomas R. Shepherd and Christopher M. Temple for election as directors to replace them.  Mr. Shepherd was recommended as a nominee for election as a director by our Board members affiliated with Thomas H. Lee Partners, L.P., and Mr. Temple was recommended as a nominee for election as a director by our Board members affiliated with Bain Capital Investors, LLC.

The Board will consider as potential nominees individuals properly recommended by stockholders.  Recommendations concerning individuals proposed for consideration should be addressed to the Nominating and Corporate Governance Committee, c/o Secretary, Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.  Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration and a statement that the person has agreed to serve if nominated and elected.  The Board evaluates candidates recommended by stockholders in the same manner in which it evaluates other nominees.  Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the advance notice and other requirements set forth in our Bylaws, as described below under “Stockholder Proposals for 2012 Annual Meeting and Advance Notice Procedures.”

BOARD LEADERSHIP STRUCTURE

Mark P. Mays has served as our Chairman since 2009 and as our Chief Executive Officer since August 2005.  Mr. Mark P. Mays retired as our Chief Executive officer on March 31, 2011, but will continue to serve as our Chairman of the Board.  CC Media, as our indirect parent entity, has been actively searching for a replacement but, to date, has not identified a permanent successor.  On March 31, 2011, our Board (1) established a new “Office of the Chief Executive Officer” to serve the functions of the Chief Executive Officer and President until such time that a permanent replacement for Mr. Mark P. Mays is hired and (2) appointed Mr. Thomas W. Casey (our current Executive Vice President and Chief Financial Officer) and Mr. Robert H. Walls, Jr. (our current Executive Vice President, General Counsel and Secretary) to serve in the newly-created office in addition to their existing offices, which they will retain.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of Clear Channel Outdoor to make that determination based on the position and direction of Clear Channel Outdoor, the membership of the Board and the individuals who occupy those roles.  As our Chairman of the Board and our most recent Chief Executive Officer, Mr. Mark P. Mays will work collaboratively with the Office of the Chief Executive Officer and the new permanent Chief Executive Officer, once hired, to effect a smooth transition and will remain available to provide advice and input to them regarding long term strategy and vision.  He also will continue to provide our Board with insight into our operations and facilitate the flow of information between management and the Board.  In addition, the position of Presiding Director of our Board rotates quarterly among our independent directors, providing an additional layer of independent director oversight, as described above under “—Independence of Directors.”  For the reasons described above, our Board believes that this leadership structure is appropriate for us at this time.

Our risk management philosophy strives to:

•	timely identify the material risks that Clear Channel Outdoor faces;
•	communicate necessary information with respect to material risks to senior management and, as appropriate, to the Board or relevant Board committee;
•	implement appropriate and responsive risk management strategies consistent with Clear Channel Outdoor’s risk profile; and
•	integrate risk management into Clear Channel Outdoor’s decision-making.

The Board has designated the Audit Committee to oversee risk management.  The Audit Committee reports to the Board regarding briefings provided by management and advisors, as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of Clear Channel Outdoor’s risk management processes.  In addition, as our Chairman, Mr. Mark P. Mays is able to provide our Board with valuable insight into our risk profile and the options to mitigate and address our risks based on his experiences with the daily management of our business as our most recent Chief Executive Officer.  The Board encourages management to promote a corporate culture that incorporates risk management into Clear Channel Outdoor’s corporate strategy and day-to-day operations.

STOCKHOLDER AND INTERESTED PARTY COMMUNICATION WITH THE BOARD

Stockholders and other interested parties may contact an individual director, the Presiding Director, the Board as a group, or a specified Board committee or group, including the non-management directors as a group, by sending regular mail to the following address:

Board of Directors
Clear Channel Outdoor Holdings, Inc.
200 East Basse Road
San Antonio, Texas 78209

CODE OF BUSINESS CONDUCT AND ETHICS

Clear Channel Outdoor adopted a Code of Business Conduct and Ethics applicable to all of its directors and employees, including its Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer (the “Code of Conduct”), which is a “code of ethics,” as defined by Item 406(b) of Regulation S-K.  The Code of Conduct is publicly available on Clear Channel Outdoor’s website at www.clearchanneloutdoor.com.  We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer or principal accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on our website, www.clearchanneloutdoor.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise stated, the table below sets forth information concerning the beneficial ownership of Clear Channel Outdoor’s common stock as of April 1, 2011 for: (1) each director currently serving on the Board and each of the nominees for director; (2) each of the named executive officers; (3) the directors and executive officers as a group; and (4) each person known to Clear Channel Outdoor to beneficially own more than 5% of Clear Channel Outdoor’s outstanding shares of common stock.  At the close of business on April 1, 2011, there were 40,876,781 shares of Clear Channel Outdoor’s Class A common stock outstanding and 315,000,000 shares of Clear Channel Outdoor’s Class B common stock outstanding.   In addition, information concerning the beneficial ownership of common stock of CC Media, our indirect parent entity, by: (1) each director currently serving on the Board and each of the nominees for director; (2) each of the named executive officers; and (3) the directors and executive officers as a group is set forth in the footnotes to the table below.  At the close of business of April 1, 2011, there were 23,631,231 shares of CC Media’s Class A common stock, 555,556 shares of CC Media’s Class B common stock and 58,967,502 shares of CC Media’s Class C common stock outstanding.  Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Each share of Clear Channel Outdoor Class A common stock is entitled to one vote on matters submitted to a vote of the stockholders and each share of Clear Channel Outdoor Class B common stock is entitled to twenty votes on matters submitted to a vote of the stockholders.  Each share of our Class B common stock is convertible at the option of the holder thereof into one share of Class A common stock.  Each share of our common stock is entitled to share equally on a per share basis in any dividends and distributions by us.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner(a)	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock	Percent of Class A Common Stock(b)	Percent of Class B Common Stock(b)	Percent of Outstanding Common Stock on an As-Converted Basis(b)
Holders of More than 5%:
Clear Channel Holdings, Inc.(c)	—	315,000,000	—	100.0%	88.51%
Mason Capital Management LLC(d)	5,072,946	—	12.41%	—	1.43%
GAMCO Asset Management, Inc. and affiliates(e)	3,559,580	—	8.71%	—	1.00%
Abrams Capital Management, L.P. and affiliates(f)	3,317,090	—	8.11%	—	*
Canyon Capital Advisors LLC(g)	2,282,271	—	5.58%	—	*

Named Executive Officers, Nominees, Executive Officers and Directors:
Jonathan D. Bevan(h)	154,605	—	*	—	*
Thomas W. Casey	—	—	—	—	—
Ronald H. Cooper(i)	100,707	—	*	—	*
Margaret W. Covell(j)	—	—	—	—	—
C. William Eccleshare(k)	27,680	—	*	—	*
Blair E. Hendrix(l)	—	—	—	—	—
Douglas L. Jacobs(m)	1,875	—	*	—	*
Daniel G. Jones(j)	—	—	—	—	—
Mark P. Mays(n)	165,565	—	*	—	*
Randall T. Mays(o)	166,667	—	*	—	*
Thomas R. Shepherd	—	—	—	—	—
Marsha M. Shields(p)	28,749	—	*	—	*
Christopher M. Temple	—	—	—	—	—
Dale W. Tremblay(q)	28,749	—	*	—	*
Scott R. Wells(l)	—	—	—	—	—
All directors and executive officers as a group (17 individuals)(r)	1,069,950	—	2.56%	—	*
_________________
* Means less than 1%.

(a)	Unless otherwise indicated, the address for all beneficial owners is c/o Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

(b)	Percentage of ownership calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act.

(c)	Clear Channel Holdings, Inc. is a wholly-owned indirect subsidiary of CC Media.

(d)
As reported on Schedule 13G/A filed with respect to Clear Channel Outdoor’s Class A common stock on February 14, 2011. The shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13G/A are directly owned by Mason Capital L.P., a Delaware limited partnership (“Mason Capital LP”), Mason Capital Master Fund, L.P., a Cayman Islands exempted limited partnership (“Mason Capital Master Fund”), and certain other funds and accounts (the “Managed Accounts”). Mason Capital Management LLC, a Delaware limited liability company (“Mason Management”), is the investment manager of each of Mason Capital LP, Mason Capital Master Fund and the Managed Accounts, and Mason Management may be deemed to have beneficial ownership over the shares of Class A common stock reported in the Schedule 13G/A by virtue of the authority granted to Mason Management by Mason Capital LP, Mason Capital Master Fund and the Managed Accounts to vote and dispose of such shares. Kenneth M. Garschina and Michael E. Martino are managing principals of Mason Management. The business address of each reporting person is 110 East 59th Street, New York, New York 10022.

(e)
As reported on Schedule 13D/A filed with respect to Clear Channel Outdoor’s Class A common stock on October 27, 2010. The shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13D/A may be deemed to be beneficially owned by one or more of the following persons: GGCP, Inc. (“GGCP”), GAMCO Investors, Inc. (“GBL”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Gabelli Securities, Inc. (“GSI”), MJG-IV Limited Partnership (“MJG”) and Mario Gabelli. Mario Gabelli is deemed to have beneficial ownership of the securities owned beneficially by each of GAMCO, Gabelli Funds, GSI and MJG. GBL and GGCP are deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons other than Mario Gabelli. The business address of GBL, Gabelli Funds, GAMCO, GSI and Mario Gabelli is One Corporate Center, Rye, New York 10580.  The business address of GGCP is 140 Greenwich Avenue, Greenwich, Connecticut 06850.

(f)
As reported on Schedule 13G/A filed with respect to Clear Channel Outdoor’s Class A common stock on February 11, 2011. Shares of Clear Channel Outdoor’s Class A reported in the Schedule 13G/A for Abrams Capital Partners II, L.P. (“ACP II”) represent shares beneficially owned by ACP II.  Shares reported in the Schedule 13G/A for Abrams Capital, LLC (“Abrams Capital”) represent shares beneficially owned by ACP II and other private investment funds for which Abrams Capital serves as general partner.  Shares reported in the Schedule 13G/A for Abrams Capital Management, L.P. (“Abrams CM LP”) and Abrams Capital Management, LLC (“Abrams CM LLC”) represent the above-referenced shares beneficially owned by Abrams Capital and shares beneficially owned by another private investment fund for which Abrams CM LP serves as investment manager.  Abrams CM LLC is the general partner of Abrams CM LP.  Shares reported in the Schedule 13G/A for Mr. Abrams represent the above referenced shares reported for Abrams Capital and Abrams CM LLC.  Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC.  The business address of each reporting person is c/o Abrams Capital Management, L.P., 222 Berkley Street, 22nd Floor, Boston, Massachusetts 02116.

(g)
As reported on Schedule 13G filed with respect to Clear Channel Outdoor’s Class A common stock on February 15, 2011. The shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13G may be deemed to be beneficially owned by one or more of the following persons: Canyon Capital Advisors LLC (“CCA”), Mitchell R. Julis, Joshua S. Friedman and K. Robert Turner.  CCA is an investment advisor to various managed accounts, including Canyon Value Realization Fund, L.P., The Canyon Value Realization Master Fund (Cayman), L.P., Citi Canyon Ltd., Canyon Value Realization Fund MAC 18, Ltd., Canyon-GRF Master Fund, L.P., Canyon Balanced Master Fund, Ltd. and Canyon VRF Trading Limited, with the right to receive, or the power to direct the receipt, of dividends from, or the proceeds from the sale of the securities held by, such managed accounts. Messrs. Julis, Friedman, and Turner control entities which own 100% of CCA.  The business address of each reporting person is 2000 Avenue of the Stars, 11th Floor, Los Angeles, CA 90067.

(h)
Includes vested stock options and stock options that will vest within 60 days after April 1, 2011 collectively representing 140,247 shares of Clear Channel Outdoor’s Class A common stock and 2,209 shares of unvested restricted Class A common stock of Clear Channel Outdoor held by Mr. Jonathan D. Bevan.

(i)	Includes vested stock options representing 75,000 shares of Clear Channel Outdoor’s Class A common stock held by Mr. Ronald H. Cooper.

As of April 1, 2011, Mr. Cooper also held vested stock options representing 41,250 shares of CC Media’s Class A common stock, which represented less than 1% of CC Media’s Class A common stock and less than 1% of CC Media’s Class A common stock assuming all shares of CC Media’s Class B and Class C common stock are converted to shares of CC Media’s Class A common stock.

(j)
Ms. Margaret W. Covell is a managing director of Thomas H. Lee Partners, L.P. and Mr. Daniel G. Jones is a director at Thomas H. Lee Partners, L.P.  Entities controlled by Bain Capital Investors, LLC and Thomas H. Lee Partners, L.P. hold all of the shares of CC Media’s Class B common stock and CC Media’s Class C common stock, and these shares represent a majority (whether measured by voting power or economic interest) of the equity of CC Media.

(k)	Includes vested stock options representing 27,680 shares of Clear Channel Outdoor’s Class A common stock held by Mr. C. William Eccleshare.

(l)
Mr. Blair E. Hendrix is a managing director of Bain Capital Investors, LLC and Mr. Scott R. Wells is an executive vice president of Bain Capital Investors, LLC.  Entities controlled by Bain Capital Investors, LLC and Thomas H. Lee Partners, L.P. hold all of the shares of CC Media’s Class B common stock and CC Media’s Class C common stock, and these shares represent a majority (whether measured by voting power or economic interest) of the equity of CC Media.

(m)	Includes stock options that will vest within 60 days after April 1, 2011 representing 1,875 shares of Clear Channel Outdoor’s Class A common stock held by Mr. Douglas L. Jacobs.

(n)
Includes vested stock options and stock options that will vest within 60 days after April 1, 2011 collectively representing 150,000 shares of Clear Channel Outdoor’s Class A common stock and 4,167 shares of unvested restricted Class A common stock of Clear Channel Outdoor held by Mr. Mark P. Mays.

As of April 1, 2011, Mr. Mark P. Mays also held 107,513 shares of CC Media’s Class A common stock, 359,834 shares of unvested restricted Class A common stock of CC Media and stock options to purchase 196,836 shares of CC Media’s Class A common stock that are vested or that will vest within 60 days after April 1, 2011.  In addition, Mr. Mark P. Mays held indirectly 29,970 shares of CC Media’s Class A common stock through a trust of which Mr. Mark P. Mays is the trustee.  These holdings represented 2.91% CC Media’s Class A common stock and less than 1% of CC Media’s Class A common stock assuming all shares of CC Media’s Class B and Class C common stock are converted to shares of CC Media’s Class A common stock.

(o)	Includes vested stock options representing 150,000 shares of Clear Channel Outdoor’s Class A common stock held by Mr. Randall T. Mays.

As of April 1, 2011, Mr. Randall T. Mays also held 235,579 shares of CC Media’s Class A common stock, 359,834 shares of unvested restricted Class A common stock of CC Media and stock options to purchase 413,850 shares of CC Media’s Class A common stock that are vested.  In addition, Mr. Randall T. Mays held indirectly 102,168 shares of CC Media’s Class A common stock through RTM Partners, Ltd.  Mr. Randall T. Mays controls the sole general partner of RTM Partners, Ltd.  These holdings represented 4.62% of CC Media’s Class A common stock and 1.33% of CC Media’s Class A common stock assuming all shares of CC Media’s Class B and Class C common stock are converted to shares of CC Media’s Class A common stock.

(p)
Includes vested stock options and stock options that will vest within 60 days after April 1, 2011 collectively representing 22,499 shares of Clear Channel Outdoor’s Class A common stock and 313 shares of unvested restricted Class A common stock of Clear Channel Outdoor held by Ms. Marsha M. Shields.

(q)
Includes vested stock options and stock options that will vest within 60 days after April 1, 2011 collectively representing 22,499 shares of Clear Channel Outdoor’s Class A common stock and 313 shares of unvested restricted Class A common stock of Clear Channel Outdoor held by Mr. Dale W. Tremblay.

(r)
Includes vested stock options and stock options that will vest within 60 days after April 1, 2011 collectively representing 971,606 shares of Clear Channel Outdoor’s Class A common stock, 2,455 shares of Clear Channel Outdoor’s Class A common stock held indirectly through the 401(k) plan and 9,919 shares of unvested restricted Class A common stock of Clear Channel Outdoor held by such persons.

All directors and executive officers as a group were the beneficial owners of CC Media’s Class A common stock as follows: (1) 343,092 shares of CC Media’s Class A common stock held by such persons; (2) 719,668 shares of unvested restricted Class A common stock of CC Media held by such persons; (3) stock options to purchase 651,936 shares of CC Media’s Class A common stock that are vested and that will vest within 60 days after April 1, 2011; and (4) 132,138 shares of CC Media’s Class A common stock held indirectly.  These holdings represented 7.61% of CC Media’s Class A common stock and 2.20% of CC Media’s Class A common stock assuming all shares of CC Media’s Class B common stock and CC Media’s Class C common stock are converted to shares of CC Media’s Class A common stock.

PROPOSAL 1: ELECTION OF DIRECTORS

Directors Randall T. Mays’ and Marsha M. Shields’ terms will end at the annual meeting and they are not standing for re-election.  Our Board has nominated Thomas R. Shepherd and Christopher M. Temple for election as directors to replace them.  The Board has nominated the three persons listed as nominees below for election as directors at the annual meeting of stockholders.  Nominee Scott R. Wells currently is a director and is standing for re-election.  Each of the directors elected at the annual meeting will serve a three year term or until his successor shall have been elected and qualified, subject to earlier death, resignation or removal.  The directors are to be elected by a plurality of the votes cast at the annual meeting.  Each nominee has agreed to be named in this proxy statement and to serve as director if elected.  Should any nominee become unavailable for election, discretionary authority is conferred on the proxies to vote for a substitute.  Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

The class of directors whose term would expire in 2011 (Class II) currently has two members, the class of directors whose term expires in 2012 (Class III) currently has three members and the class of directors whose term expires in 2013 (Class I) currently has four members.  Pursuant to the requirement in our Bylaws that the number of directors in the classes be as nearly equal in number as is possible, Mr. Scott R. Wells, who currently is a member of Class I, has volunteered to stand for re-election at the annual meeting in 2011, and the Board has nominated Mr. Wells to serve as one of the Class II directors.  We anticipate that Mr. Wells will tender his resignation as a Class I director if elected as a Class II director.

The following information, which is as of April 1, 2011, is furnished with respect to each of the nominees for election at our annual meeting and each of the other members of our Board:

NOMINEES FOR DIRECTOR FOR TERMS EXPIRING IN 2014 (CLASS II)

Thomas R. Shepherd, age 81, is Chairman of TSG Equity Partners LLC, a Massachusetts venture capital and private equity investment firm that he co-founded in 1998, and also is a director of various privately-held companies.  From 1986 through 1998, Mr. Shepherd served as a managing director of Thomas H. Lee Partners, L.P. (“THL”).  Prior to joining THL, he previously served as President of GTE Lighting Products Group (GTE Sylvania) from 1983 through 1986, and was President of North American Philips Commercial Electronics Corporation from 1981 until 1983.  Mr. Shepherd previously served as a director of General Nutrition Centers, Inc., Spectrum Brands, Inc. and Vermont Teddy Bear Co.  Mr. Shepherd received a Master of Industrial and Labor Relations from Cornell University, a B.A. in Economics from Washington & Lee University and completed the executive program at the Tuck School of Business at Dartmouth University.  Mr. Shepherd was selected to serve as a director because of his corporate and financial experience, including senior leadership roles in operations, management and private equity, as well as his service on multiple boards of directors.

Christopher M. Temple, age 43, is President of DelTex Capital LLC, a financial advisory and consulting firm.  Mr. Temple served as the President of Vulcan Capital, the private investment group of Vulcan Inc. from May 2009 until December 2009, and as Vice President of Vulcan Capital from September 2008 to May 2009.  Prior to joining Vulcan in September 2008, Mr. Temple served as a managing director at Tailwind Capital LLC from May 2008 to August 2008.  Prior to joining Tailwind, Mr. Temple was a managing director at Friend Skoler & Co., Inc. from May 2005 to May 2008.  From April 1996 to December 2004, Mr. Temple was a managing director at Thayer Capital Partners. Mr. Temple also serves as a director Plains All American Pipeline GP, LLC and previously served on the board of directors of Charter Communications, Inc.  Additionally, Mr. Temple holds a B.B.A., magna cum laude, from the University of Texas and an M.B.A. from Harvard University, and previously was a licensed CPA serving clients in the energy sector with KPMG in Houston, Texas.  Mr. Temple was selected to serve as a director because of his of financial and accounting knowledge, as well as his strategic experience gained through his private equity work and service on multiple boards of directors.

Scott R. Wells, age 42, has served as Operating Partner at Bain Capital since January 2011 and previously served as an Executive Vice President at Bain Capital since 2007.  Mr. Wells also is one of the leaders of the firm’s operationally focused Portfolio Group.  Prior to joining Bain Capital, he held several executive roles at Dell, Inc. from 2004 to 2007, most recently as Vice President of Public Marketing and On-line in the Americas.  Prior to joining Dell, Mr. Wells was a Partner at Bain & Company, where he focused primarily on technology and consumer-oriented companies.  Mr. Wells has been a member of our Board since August 2008.  He has an M.B.A., with distinction, from the Wharton School of the University of Pennsylvania and a B.S. from Virginia Tech.  Mr. Wells was selected to serve as a director for his experience in operations gained through his work serving as a senior executive at Dell and through his work as a consultant and for his experience in acquisitions and financings gained through his work in private equity at Bain Capital.

The Board recommends that you vote “For” the director nominees named above.  Properly submitted proxies will be so voted unless stockholders specify otherwise.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2012 (CLASS III)

Margaret W. Covell, age 45, has served as a Managing Director at THL since 2006.  Ms. Covell is a senior leader in THL’s Strategic Resource Group, which works in collaboration with senior management and THL investment professionals to drive value at portfolio companies.  Prior to joining THL, Ms. Covell was a Partner at the Monitor Group, a global strategic advisory firm, where she led the firm’s Operations Strategy business unit.  Ms. Covell has been a member of our Board since August 2008.  Ms. Covell was selected to serve as a director based on her experience in evaluating strategies, operations and risks gained through her work in management consulting.

Mark P. Mays, age 47, served as our Chief Executive Officer since August 2005 and our Chairman since 2009.  He has been a member of our Board since April 1997.  Mr. Mark P. Mays was appointed as Chairman and Chief Executive Officer and a director of our indirect parent entity, CC Media, on July 30, 2008, and as President in January 2010.  He retired as our Chief Executive Officer and as President and Chief Executive Officer of CC Media on March 31, 2011, but continues to serve as our Chairman and a director.  CC Media, as our indirect parent entity, has been actively searching for a replacement but, to date, has not identified a permanent successor.  Mr. Mark P. Mays also previously served as President and Chief Operating Officer of another indirect parent entity, Clear Channel Communications, Inc., from February 1997 until his appointment as its President and Chief Executive Officer in October 2004.  He relinquished his duties as President of Clear Channel Communications, Inc. in February 2006 until he was reappointed as President in January 2010.  Mr. Mark P. Mays retired as President and Chief Executive Officer of Clear Channel Communications, Inc. on March 31, 2011.  He has been one of Clear Channel Communications, Inc.’s directors since May 1998 and its Chairman since July 2008.  Mr. Mark P. Mays is the brother of Randall T. Mays, our former Chief Financial Officer and a current director of ours, and the Vice Chairman and a director of CC Media and a director of Clear Channel Communications, Inc.  Mr. M. Mays was selected to serve as a director because of his service as our Chief Executive Officer as well as his experience in the industry.

Dale W. Tremblay, age 52, has served as President and Chief Executive Officer of C.H. Guenther & Son, Inc., a food marketing and manufacturing company, since July 2001.  Prior to joining C.H. Guenther & Son, Inc., Mr. Tremblay was an officer at the Quaker Oats Company, where he was responsible for all Worldwide Foodservice Businesses.  Mr. Tremblay has been a member of our Board since November 2005. He currently serves on the Advisory Board for the Michigan State University Financial Analysis Lab and on the Advisory Board of the Federal Reserve Bank of Dallas. Mr. Tremblay was selected to serve as a director based on his operational and managerial expertise gained through building and managing a large privately-held company.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2013 (CLASS I)

Blair E. Hendrix, age 46, is a Managing Director of Bain Capital Investors, LLC (“Bain Capital”) and one of the leaders of the firm’s operationally focused Portfolio Group.  Mr. Hendrix joined Bain Capital in 2000.  Prior to joining Bain Capital, Mr. Hendrix was Executive Vice President and Chief Operating Officer of DigiTrace Care Services, Inc. (now SleepMed), a national healthcare services company he co-founded.  Earlier in his career, Mr. Hendrix was employed by Corporate Decisions, Inc. (now Oliver Wyman), a management consulting firm.  Mr. Hendrix also serves as a director of Clear Channel Communications, Inc., CC Media and Keystone Automotive Operations, Inc., and has previously served as a director of Innophos Holdings, Inc. and SMTC Corporation.  Mr. Hendrix received a B.A. from Brown University, awarded with honors.  Mr. Hendrix has been a member of our Board since August 2008.  Mr. Hendrix was selected to serve as a director because of his operational knowledge gained through his experience with Bain Capital and in management consulting.

Douglas L. Jacobs, age 63, has been self-employed since 2003.  He was the Executive Vice President and Treasurer for FleetBoston Financial Group from 1995 to 2003. His career began at Citibank in 1972, where he ultimately assumed the position of Division Executive for the Investment Banking Group’s MBS Group. Mr. Jacobs’ other directorships include American General Finance Inc., Doral Financial Corporation and Fortress Investment Group LLC.  His previous directorships include ACA Capital Holdings, Inc., Global Signal Inc. and Hanover Capital Mortgage Holdings, Inc.  Mr. Jacobs holds a B.A. from Amherst College and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.  Mr. Jacobs has been a member of our Board since May 2010.  Mr. Jacobs was selected to serve as a director for his operational, financial and capital markets experience as well as his experience evaluating risks gained through his service as an executive and as a director of several financial institutions.

Daniel G. Jones, age 36, is a Director at THL and is part of the firm’s Strategic Resource Group, which works in collaboration with senior management and THL investment professionals to drive value at portfolio companies.  Prior to joining THL in 2007, Mr. Jones was a management consultant at the Monitor Group, a global strategic advisory firm, from 2004 to 2008.  He also served as account leader at Monitor Clipper Fund.  Before Monitor, Mr. Jones worked in a variety of corporate finance roles, lastly as Financial Project Manager and Deputy to the Chief Financial Officer at LAN Airlines, the leading Latin American passenger and cargo airline.  Mr. Jones has been a member of our Board since August 2008. He holds a B.A. from Dartmouth College and an M.B.A. from the MIT Sloan School of Management. Mr. Jones was selected to serve as a director for his experience in acquisitions and financings gained through his work in private equity at THL and his experience in evaluating strategies, operations and risks gained through his work as a consultant.

PROPOSAL 2: ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking our stockholders to approve an advisory resolution on our executive compensation as reported in this proxy statement.  As described below in the “Compensation Discussion and Analysis” section of this proxy statement, we believe that compensation of our named executive officers should be directly and materially linked to operating performance.  The fundamental objective of our compensation program is to attract, retain, and motivate top quality executives through compensation and incentives which are competitive with the various labor markets and industries in which we compete for talent and which align the interests of our executives with the interests of our stockholders.

Overall, we have designed our compensation program to:

•	support our business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;
•	recruit, motivate and retain executive talent; and
•	align executive performance with stockholder interests.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 18 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 27 through 47 of this proxy statement, which provide detailed information on the compensation of our named executive officers.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at our annual meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for the Company’s 2011 annual meeting of stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative.

This resolution, commonly referred to as a “say-on-pay” resolution, is advisory, which means that the vote is not binding on Clear Channel Outdoor, our Board or our Compensation Committee.  The vote on this resolution is not intended to address any specific element of compensation, but rather is related to the overall compensation of our named executive officers, as described in this proxy statement pursuant to the rules of the SEC.  Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

The Board recommends that you vote “For” approval of the advisory resolution on executive compensation above.  Properly submitted proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION

Pursuant to recently adopted Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to vote on whether future advisory votes on executive compensation of the nature reflected above in Proposal 2 should occur every year, every two years or every three years.  Stockholders also may abstain from voting.

After careful consideration, the Board recommends that future advisory votes on executive compensation occur every three years (triennially).  We believe that an advisory vote on executive compensation that occurs every three years will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results, while avoiding over-emphasis on short term variations in compensation and business results.  We also believe that an advisory vote once every three years is an appropriate frequency to provide sufficient time for us to thoughtfully consider the views of our stockholders and implement any appropriate changes to our executive compensation program.  An advisory vote once every three years also will permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices that have occurred since the last advisory vote on executive compensation, including any changes made in response to the outcome of the prior advisory vote on executive compensation.

The vote is advisory, which means that the vote is not binding on Clear Channel Outdoor, our Board or our Compensation Committee.  The Board will consider the frequency that receives the highest number of votes to be the frequency selected by our stockholders, regardless of whether that frequency receives a majority of the votes cast.   However, because this vote is advisory and not binding in any way, the Board may decide that it is in the best interest of the stockholders and Clear Channel Outdoor to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.

The proxy card provides stockholders with the opportunity to choose from among four options (holding the vote every one, two or three years, or abstaining from voting) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of our Board.

The Board recommends that you vote “For” the option of once every three years as the preferred frequency for advisory votes on executive compensation.  Properly submitted proxies will be so voted unless stockholders specify otherwise.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

  THE COMPENSATION COMMITTEE
  Dale W. Tremblay, Chairman
Douglas L. Jacobs

COMPENSATION DISCUSSION AND ANALYSIS

           The following compensation discussion and analysis contains statements regarding company and individual performance measures and other goals.  These goals are disclosed in the limited context of Clear Channel Outdoor’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance.  Further, the company performance measures used for purposes of executive compensation, as described more fully below, differ from segment results reported in our financial statements.  Segment results are used to measure the overall financial performance of the Company’s segments, while the performance measures used for compensation purposes are used in connection with assessing the performance of executives.  Clear Channel Outdoor specifically cautions investors not to apply the following discussion to other contexts.

OVERVIEW AND OBJECTIVES OF OUR COMPENSATION PROGRAM

Clear Channel Outdoor believes that compensation of its named executive officers should be directly and materially linked to operating performance.  The fundamental objective of Clear Channel Outdoor’s compensation program is to attract, retain and motivate top quality executives through compensation and incentives which are competitive with the various labor markets and industries in which we compete for talent and which align the interests of Clear Channel Outdoor’s executives with the interests of Clear Channel Outdoor’s stockholders.

Overall, Clear Channel Outdoor has designed its compensation program to:

•	support its business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;
•	recruit, motivate and retain executive talent; and
•	align executive performance with stockholder interests.

Clear Channel Outdoor seeks to achieve these objectives through a variety of compensation elements:

•	annual base salary;
•	an annual incentive bonus, the amount of which is dependent on the performance of Clear Channel Outdoor and, for certain executives, individual performance;
•
long-term incentive compensation, delivered in the form of equity awards that are awarded based on competitive pay practices and other factors described below, and that are designed to align the executives’ interests with those of stockholders by rewarding outstanding performance and providing long-term incentives; and

•	other executive benefits and perquisites.

CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER COMPENSATION

Mr. Mark P. Mays simultaneously served as our Chief Executive Officer and as the President and Chief Executive Officer of our indirect parent, CC Media, until March 31, 2011.  Our former Chief Financial Officer, Mr. Randall T. Mays, simultaneously served as Chief Financial Officer of CC Media until January 4, 2010.   Mr. Thomas W. Casey became our Executive Vice President and Chief Financial Officer and the Executive Vice President and Chief Financial Officer of CC Media effective as of January 4, 2010.

Our Chief Executive Officer and Chief Financial Officer are compensated by CC Media, and a portion of the personnel and personnel-related costs associated with their services are allocated to us pursuant to a Corporate Services Agreement between us and Clear Channel Management Services, L.P. (now known as Clear Channel Management Services, Inc.).  See the “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement” section of this proxy statement.  The compensation for our Chief Executive Officer and Chief Financial Officer is set by the Compensation Committee and Executive Performance Subcommittee (the “Subcommittee”) of the Board of Directors of CC Media.  Clear Channel Outdoor’s Compensation Committee has no involvement in recommending or approving the compensation of our Chief Executive Officer and Chief Financial Officer.

Pursuant to the Corporate Services Agreement referenced above, a portion of Messrs. Mark P. Mays’ and Thomas W. Casey’s base salary, annual bonus and certain elements of the compensation reported for them as “All Other Compensation”  was allocated to us for 2010, as reflected in the Summary Compensation Table set forth below and described in footnote (f) thereto.  A portion of Mr. Casey’s signing bonus that he received in January 2010 also was allocated to us pursuant to the Corporate Services Agreement.  Additionally, upon termination or a change in control, a portion of certain payments that would be due to Messrs. Mark P. Mays and Thomas W. Casey would be allocated to us, as reflected in the Potential Payments upon Termination or Change in Control table set forth below.  These allocations were or would be made, as applicable, based on Clear Channel Outdoor’s OIBDAN (as defined below) as a percentage of Clear Channel Communications Inc.’s OIBDAN.  Accordingly, for 2010, 41% of their base salary, annual bonus, signing bonus and certain elements of the compensation reported for them as “All Other Compensation” were allocated to us.  Clear Channel Outdoor and CC Media considered these allocations to be a reflection of the utilization of the services provided to us.

All references in this Compensation Discussion and Analysis to compensation policies and practices for Clear Channel Outdoor’s executive officers should be read to exclude the compensation policies and practices applicable to our Chief Executive Officer and Chief Financial Officers who served during 2010 and any other executive officer whose compensation was determined by CC Media.  Accordingly, references in this Compensation Discussion and Analysis to our named executive officers are intended to include, collectively, C. William Eccleshare, the Chief Executive Officer of our International division; Ronald H. Cooper, the Chief Executive Officer of our Americas division; and Jonathan D. Bevan, the Chief Operating Officer for our International division.

COMPENSATION PRACTICES

The Compensation Committee typically determines total compensation, as well as the individual components of such compensation, of Clear Channel Outdoor’s named executive officers on an annual basis.  All compensation decisions are made within the scope of any employment agreement.

In making decisions with respect to each element of executive compensation, the Compensation Committee considers total compensation that may be awarded to the executive, including salary, annual incentive bonus, and long-term incentive compensation.  Multiple factors are considered in determining the amount of total compensation (the sum of base salary, annual incentive bonus, and long-term incentive compensation delivered through equity awards) to award the named executive officers.  These factors may include, among others:

•	the terms of any employment agreement;
•	the recommendations of the Chief Executive Officer, the Chief Executive Officer-Americas and Chief Executive Officer - International (other than recommendations for themselves);
•	the value of previous equity awards;
•	internal pay equity considerations; and
•	broad trends in executive compensation generally.

The goal is to award compensation that is reasonable when all elements of potential compensation are considered.

ELEMENTS OF COMPENSATION

The Compensation Committee believes that a combination of various elements of compensation best serves the interests of Clear Channel Outdoor and its stockholders.  Having a variety of compensation elements enables Clear Channel Outdoor to meet the requirements of the highly competitive environment in which Clear Channel Outdoor operates while ensuring that its named executive officers are compensated in a way that advances the interests of all stockholders.  Under this approach, executive compensation generally involves a significant portion of pay that is “at risk,” namely, the annual incentive bonus.  The annual incentive bonus is based entirely on Clear Channel Outdoor’s financial performance, individual performance, or a combination of both.  In conjunction with the annual incentive bonus awards, the Compensation Committee also may provide annual discretionary bonuses to our named executive officers, which also are based on Clear Channel Outdoor’s financial performance, individual performance or a combination of both.  Equity awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation, which benefits all of Clear Channel Outdoor’s stockholders.

Clear Channel Outdoor’s practices with respect to each of the elements of executive compensation are set forth below, followed by a discussion of the specific factors considered in determining the amounts for each of the key elements.

Base Salary

Purpose.  The objective of base salary is to compensate an executive for job responsibilities, value to Clear Channel Outdoor, and individual performance with respect to market competitiveness.  As discussed above, the compensation for the Chief Executive Officer and the Chief Financial Officer is set by CC Media.  As a result, Clear Channel Outdoor did not consider modifications to the base salaries of those named executive officers during 2010.

Administration.  Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other change in responsibilities.  In general, any increases in salary are based on the subjective evaluation of such factors as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives and competitive pay practices.  All decisions regarding increasing or decreasing an executive officer’s base salary will be made within the scope of his respective employment agreement, if any.  In the case of our named executive officers, each of their employment agreements contains a minimum level of base salary, as described below under “Executive Compensation—Employment Agreements with the Named Executive Officers.”

In reviewing base salaries, the Compensation Committee considers the importance of linking a significant proportion of the named executive officer’s compensation to performance in the form of the annual incentive bonus (plus any annual discretionary bonus), which is tied to Clear Channel Outdoor’s financial performance measures, individual performance, or a combination of both, as well as long-term incentive compensation.

Analysis. In setting compensation for 2010, the Compensation Committee was primarily concerned with the continued impact of global economic conditions and their effect on the businesses and markets of Clear Channel Outdoor.  Consequently, the annual base salaries of the named executive officers remained unchanged from their 2009 annual base salaries.  For a more detailed description of the employment agreements of the named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Annual Incentive Bonus

Purpose.  Clear Channel Outdoor’s executive compensation program provides for an annual incentive bonus that is performance-linked.  The objective of the annual incentive bonus compensation element is to compensate an executive based on the achievement of specific goals that are intended to correlate closely with long-term growth of stockholder value.  In conjunction with the annual incentive bonus awards, the Compensation Committee also may provide annual discretionary bonuses to our executive officers, which also are based on Clear Channel Outdoor’s financial performance, individual performance or a combination of both.    As discussed above, the compensation for the Chief Executive Officer and the Chief Financial Officer is set by CC Media.  As a result, Clear Channel Outdoor did not consider providing annual incentive bonus compensation to those named executive officers during 2010.

Administration.  Each of our named executive officers, other than Messrs. Mark P. Mays, Thomas W. Casey and Randall T. Mays, participates in the Clear Channel Outdoor 2006 Annual Incentive Plan (the “Annual Incentive Plan”).  The Annual Incentive Plan is administered by the Compensation Committee and is intended to provide an incentive to the named executive officers and other selected key executives to contribute to the growth, profitability, and value of Clear Channel Outdoor and to retain such executives.  Under the Annual Incentive Plan, participants are eligible for performance-based awards, which represent the conditional right to receive cash or other property based upon the achievement of pre-established performance goals within a specified performance period.  Awards granted under the Annual Incentive Plan are intended to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code.

The performance goals for each named executive officer are set pursuant to an extensive annual operating plan developed by the Chief Executive Officer of Clear Channel Outdoor in consultation with Clear Channel Outdoor’s Board, the Chief Financial Officer of Clear Channel Outdoor and other senior executive officers of Clear Channel Outdoor, within any parameters specified within each executive’s employment agreement.  The Chief Executive Officer of Clear Channel Outdoor makes recommendations as to the compensation levels and performance goals of Clear Channel Outdoor’s named executive officers (other than his own and those of the Chief Financial Officer, as described above) to the Compensation Committee for its review, consideration, and approval.  The Compensation Committee has complete discretion to accept, reject, or modify the recommendations of the Chief Executive Officer.

The 2010 annual incentive bonus was paid in cash in March of 2011, and is reflected in the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table.  The aggregate annual incentive bonus is determined according to the level of achievement of the objective performance goals and any individual performance goals, as applicable.  Below a minimum threshold level of performance, no awards may be granted pursuant to the objective performance goal, and the Compensation Committee may, in its discretion, reduce the awards pursuant to either objective or individual performance goals, as applicable.

The annual incentive bonus process for each of the named executive officers involves four basic steps:

•	at the outset of the fiscal year:

•	set performance goals for the year for Clear Channel Outdoor and the operating divisions;
•	set individual performance goals for each participant; and
•	set a target bonus for each participant; and

•
after the end of the fiscal year, measure actual performance against the predetermined goals of Clear Channel Outdoor and the operating divisions and any individual performance goals to determine the bonus.

In addition, for 2010, the Compensation Committee awarded discretionary bonuses to certain executive officers under the Annual Incentive Plan, using a process similar to the annual incentive bonus award process described above.  At the beginning of the performance period, the Compensation Committee established an incentive pool to be awarded for performance achieved above company-wide and operating division financial targets.  After the end of the fiscal year, the Compensation Committee members determined, in their sole discretion, the amounts of this incentive pool (if any) to award to each executive officer based on their subjective review of each executive officer’s overall performance.  The discretionary bonus awards for 2010 were paid in cash in March of 2011, simultaneously with the annual incentive bonus awards for 2010, and are included in the Bonus column of the Summary Compensation Table.

Analysis.  In determining whether the 2010 financial performance goals were met, the Compensation Committee considered the financial results of Clear Channel Outdoor from January 1, 2010 to December 31, 2010.  For 2010, the performance-based goals applicable to the named executive officers are set forth below:

C. William Eccleshare

Mr. Eccleshare’s target bonus for 2010 was set at $753,100, with 75% attributed to achieving OIBDAN in the International division of $266 million and 25% attributed to achieving the other qualitative performance objectives described below.  His maximum bonus for 2010 was set at $1,506,200.  For purposes of calculating his bonus, OIBDAN is the Company’s OIBDAN before restructuring charges, which is defined as consolidated net income (loss) adjusted to include the results of non-consolidated joint ventures as if they were consolidated, and adjusted to exclude the following items: non-cash compensation expense; income tax benefit (expense); other income (expense)-net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; interest expense; other operating income (expense)-net; depreciation and amortization; impairment charges; restructuring charges, the impact of foreign currency and other items, except only for the International division.  We believe OIBDAN best reflects operating performance.  Mr. Eccleshare’s individual qualitative performance objectives for 2010 consisted of: (1) achieving OIBDAN in the International division of $266 million; (2) successful deployment of a specified project throughout the International division; (3) developing a three-year plan, including digital strategy; (4) growing revenue faster than competitors in Europe and Asia; (5) developing a long term management strategy for China; and (6) identifying opportunities for leveraging cross-divisional synergies.  The 2010 International division OIBDAN was approximately $307 million, which exceeded the OIBDAN target and, in connection with his performance against his qualitative performance objectives described above, resulted in Mr. Eccleshare receiving an annual incentive bonus of $1,296,837.  In addition, based on the subjective review of Mr. Eccleshare’s performance by the Compensation Committee members, Mr. Eccleshare received an additional $199,260 discretionary bonus for 2010 as part of the incentive pool funded based on above-target financial performance as described above, for an aggregate 2010 bonus of $1,496,097.

Ronald H. Cooper

Mr. Cooper’s target bonus for 2010 was set at $1,000,000, with 70% attributed to achieving OIBDAN in the Americas division of $480 million and 30% attributed to achieving the other qualitative performance objectives described below.  His maximum bonus for 2010 was set at $2,000,000.  For purposes of calculating his bonus, OIBDAN is the Company’s reportable OIBDAN before restructuring charges, which is defined as consolidated net income (loss) adjusted to exclude the following items: non-cash compensation expense; income tax benefit (expense); other income (expense)-net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; interest expense; other operating income (expense)-net; depreciation and amortization; impairment charges; restructuring charges and other items, except only for the Americas division.  Mr. Cooper’s individual qualitative performance objectives for 2010 consisted of: (1) achieving OIBDAN in the Americas division of $480 million; (2) increasing revenue faster than others in the industry; (3) developing a three-year strategic plan; (4) increasing digital deployment; and (5) creating an operating partnership with the corporate services group.  The 2010 Americas division OIBDAN was approximately $494 million, which exceeded the OIBDAN target and, in connection with his performance against the qualitative performance objectives described above, resulted in Mr. Cooper receiving an annual incentive bonus of $1,031,500.  In addition, based on the subjective review of Mr. Cooper’s performance by the Compensation Committee members, Mr. Cooper received an additional $150,000 discretionary bonus for 2010 as part of the incentive pool funded based on above-target financial performance as described above, for an aggregate 2010 bonus of $1,181,500.

Jonathan D. Bevan

Mr. Bevan’s target bonus for 2010 was set at $371,460, with (1) 75% attributed to achieving OIBDAN in the International division of $266 million and (2) 25% attributed to achieving certain cost-savings initiatives, overseeing financial reporting and qualitatively evaluated initiatives deemed critical to our short and long-term success.  His maximum bonus for 2010 was set at $631,482.  For purposes of calculating his bonus, OIBDAN was calculated in the manner described above for Mr. Eccleshare.  The 2010 International division OIBDAN was approximately $307 million, which exceeded the OIBDAN target and, in connection with his performance against his qualitative performance objectives described above, resulted in Mr. Bevan receiving an annual incentive bonus of $523,573.  In addition, based on the subjective review of Mr. Bevan’s performance by the Compensation Committee members, Mr. Bevan received an additional $98,623 discretionary bonus for 2010 as part of the incentive pool funded based on above-target financial performance as described above, for an aggregate 2010 bonus of $622,196.

Long-Term Incentive Compensation

Purpose.  The long-term incentive compensation element provides an award that is performance-based.  The objective of the program is to align compensation of the executive officers over a multi-year period directly with the interests of stockholders of Clear Channel Outdoor by motivating and rewarding creation and preservation of long-term stockholder value.  In general, the level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the executive officers and the overall goals of the compensation program described above.  Long-term incentive compensation may be paid in cash, stock options, restricted stock and/or restricted stock units.  As described above, the compensation for the Chief Executive Officer and the Chief Financial Officer is set by CC media.  As a result, Clear Channel Outdoor did not consider providing long-term incentive compensation to those named executive officers during 2010.

Administration.  Clear Channel Outdoor’s 2005 Stock Incentive Plan (the “Stock Incentive Plan”) is moderately broad-based, with 476 employees at all levels holding outstanding stock incentive awards as of April 1, 2011.  See “Executive Compensation—Grants of Plan-Based Awards” for a more detailed description of the Stock Incentive Plan.  Equity ownership for executive officers and employees is important for purposes of incentive, retention and alignment with stockholders.

In 2010, the Compensation Committee granted the named executive officers long-term incentive compensation in the form of stock options and, in the case of Mr. Eccleshare, restricted stock units.  These two vehicles reward stockholder value creation in slightly different ways.  Stock options (which have an exercise price equal to our common stock closing price at the date of grant) reward executives only if such stock price increases over the stock options’ exercise price.  However, with respect to restricted stock units, the named executive officers generally receive compensation immediately upon vesting of such awards whether such common stock price has or has not increased from the grant date of such awards.  To help ensure our named executive officers are focused on creating stockholder value through appreciation of Clear Channel Outdoor’s common stock price, the named executive officers each received long-term incentive compensation in the form of stock options in 2010.  In addition, Mr. Eccleshare received an award of restricted stock units in 2010 to provide additional value to Mr. Eccleshare that the Compensation Committee originally intended to deliver through the terms of his employment agreement.

Stock Options.  The long-term incentive compensation element calls for stock options to be granted with respect to shares of Class A common stock with exercise prices of not less than fair market value of Clear Channel Outdoor’s common stock on the date of grant and with a 10-year term.  Clear Channel Outdoor typically defines fair market value as the closing price on the date of grant.  Vesting schedules are set by the Compensation Committee in their discretion and vary per named executive officer, as further described below.  All vesting is contingent on continued employment, with rare exceptions made by the Compensation Committee.  See “Executive Compensation—Potential Post-Employment Payments” for a description of the treatment of the named executive officers’ stock option awards upon termination or change in control.  All decisions to award the named executive officers stock options are in the sole discretion of the Compensation Committee.

Restricted Stock or Restricted Stock Unit Awards.  Long-term incentive compensation also may be granted to our named executive officers in the form of restricted stock or restricted stock unit awards.  Vesting schedules are set by the Compensation Committee in their discretion and vary per named executive officer, as further described below.  All vesting is contingent on continued employment, with rare exceptions made by the Compensation Committee.  See “Executive Compensation—Potential Post-Employment Payments” for a description of the treatment of the named executive officers’ restricted stock and restricted stock unit awards upon termination or change in control.  All decisions to award the named executive officers restricted stock or restricted stock units are in the sole discretion of the Compensation Committee.

Analysis. Total stock options representing 141,037 shares, 66,667 shares and 63,451shares of Clear Channel Outdoor’s Class A common stock were granted to Messrs. Eccleshare, Cooper and Bevan, respectively, during 2010 under the Stock Incentive Plan.  Messrs. Eccleshare and Cooper received stock option awards in 2010 pursuant to their employment agreements, which were entered into during 2009.  Mr. Bevan received stock options in 2010 in conjunction with the annual equity award provided to certain other employees by Clear Channel Outdoor.  The amount of stock option awards provided to Mr. Bevan in 2010 was based upon: (1) general performance; (2) internal pay equity relative to other key employees of Clear Channel Outdoor; and (3) the value of equity awards granted in prior years.  The amount of stock options awarded to Messrs. Eccleshare and Cooper was based upon the negotiation of their respective employment agreements during 2009.  A portion of the stock options awarded to Mr. Eccleshare in 2010 contain performance-based vesting conditions, as set forth in his employment agreement.  Mr. Eccleshare also received an award of 7,507 restricted stock units, as described above.

As mentioned above, the Compensation Committee typically considers internal pay equity when determining the amount of restricted stock units and stock options to grant to our named executive officers.  However, the Committee does so broadly and does not have a specific policy, or seek to follow established guidelines or formulas, to maintain a particular ratio of long-term incentive compensation among the named executive officers or other executives of Clear Channel Outdoor.  For further information about the stock options and restricted stock units awarded during 2010, please refer to the “Grants of Plan-Based Awards” and the “Employment Agreements with the Named Executive Officers” sections appearing later under the “Executive Compensation” heading in this proxy statement.

Equity Award Grant Timing Practices

Regular Annual Equity Award Grant Dates.  The grant date for regular annual stock options and other equity awards, as applicable, for employees, including the named executive officers and for our independent directors, typically is in February.

Employee New Hires/Promotions Grant Dates.  Grants of stock options and other equity awards, if any, to newly-hired or newly promoted employees generally are made at the regularly scheduled meeting of the Compensation Committee immediately following the hire or promotion.  However, timing may vary as provided in a particular employee’s agreement or to accommodate the Compensation Committee.

Initial Equity Award Grant Dates for Newly-Elected Independent Directors.  Grants of stock options and other equity awards, as applicable, to newly-elected independent directors generally are made at the regularly scheduled meeting of the Board of Directors following their election.  If an independent director is appointed between regularly scheduled Board meetings, then grants of stock options and other equity awards, as applicable, generally are made at the first meeting in attendance after such appointment.

Timing of Equity Awards.  Clear Channel Outdoor does not have a formal policy on timing equity awards in connection with the release of material non-public information to affect the value of compensation.  In the event that material non-public information becomes known to the Compensation Committee prior to granting equity awards, the Compensation Committee will take the existence of such information under advisement and make an assessment in its business judgment whether to delay the grant of the equity award in order to avoid any potential impropriety.

Executive Benefits and Perquisites

Clear Channel Outdoor provides the following personal benefits to one or more of the named executive officers: (1) certain pension benefits in the United Kingdom; (2) personal club dues; (3) company matching 401(k) contributions; (4) relocation expenses and related tax gross-up payments; (5) private medical insurance in the United Kingdom; and (6) transportation and automobile allowances in the United Kingdom.

Clear Channel Outdoor has agreed to reimburse Mr. Cooper for all reasonable expenses and related tax gross-ups in connection with his commute from Denver, Colorado to Phoenix, Arizona and certain housing expenses until no later than August 2012.  In addition, Clear Channel Outdoor reimbursed him for legal fees that he incurred in the negotiation of his employment agreement.

Mr. Eccleshare participates in a private pension scheme (not sponsored by Clear Channel Outdoor) and, pursuant to his employment agreement, is entitled to have the Company contribute a portion of his salary to the private pension scheme.  The pension scheme provides pension income at retirement based upon contributions made during the employee’s years of participation.  Mr. Eccleshare is required to make contributions to this scheme in order for the Company to make contributions.  He also receives a car allowance, private medical insurance and personal club dues.

Mr. Bevan participates in the Clear Channel UK Defined Benefit Pension Scheme, which is a pension plan that we sponsor for certain employees in the United Kingdom.  The pension scheme provides pension income at retirement based on service and salary at retirement.  Participation is elective, and participants are required to contribute to the pension scheme if they participate.  The pension scheme is closed to new entrants, but approximately one-quarter of United Kingdom employees participate in the pension scheme.  See the discussion of the pension scheme with respect to Mr. Bevan under “Executive Compensation—Pension Benefits” set forth below in this proxy statement.  He also is eligible for private medical insurance and a transportation and automobile allowance.

The Compensation Committee believes that the above benefits provide a more tangible incentive than an equivalent amount of cash compensation.  In determining the named executive officers’ total compensation, the Compensation Committee reviews these benefits and perquisites.  However, as these benefits and perquisites represent a relatively insignificant portion of the named executive officers’ total compensation, it is unlikely that they will materially influence the Compensation Committee’s decision in setting such named officers’ total compensation.  For further discussion of these benefits and perquisites, please refer to the Summary Compensation Table included in this proxy statement, as well as the All Other Compensation table included in footnote (d) to the Summary Compensation Table.  For further information about other benefits provided to the named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Severance Arrangements

Pursuant to their respective employment agreements, each of our named officers is entitled to certain payments and benefits in certain termination situations or upon a change in control.  For further discussion of these payments and benefits, see “Executive Compensation—Potential Post-Employment Payments” set forth below in this proxy statement.

Roles and Responsibilities

Role of the Committee.  The Compensation Committee is primarily responsible for conducting reviews of Clear Channel Outdoor’s executive compensation policies and strategies and overseeing and evaluating Clear Channel Outdoor’s overall compensation structure and programs.  As described above under “The Board of Directors—Committees of the Board,” the Compensation Committee’s responsibilities include, but are not limited to:

•	evaluating and approving goals and objectives relevant to the compensation of the named executive officers, and evaluating the performance of the executives in light of those goals and objectives;
•	determining and approving the compensation level of the named executive officers;
•	evaluating and approving all grants of equity-based compensation to the named executive officers;
•	recommending to the Board of Directors compensation policies for independent directors; and
•
reviewing performance-based and equity-based incentive plans for the named executive officers and reviewing other benefit programs presented to the Committee by the Chief Executive Officer, the Chief Executive Officer-Americas and the Chief Executive Officer-International.

Role of Executive Officers.  For 2010, Mr. Mark P. Mays, Mr. Cooper (with respect to the Americas division) and Mr. Eccleshare (with respect to the International division) each were involved in recommending the form and amount of executive compensation (other than for themselves).  They jointly provided reviews and recommendations for the Compensation Committee’s consideration and assisted the Compensation Committee to manage Clear Channel Outdoor’s executive compensation programs, policies, and governance.  Their direct, joint responsibilities include, but are not limited to:

•	providing an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with Clear Channel Outdoor’s objectives;
•	recommending changes and new programs, if necessary, to ensure achievement of all program objectives; and
•	recommending pay levels, payout and awards for executive officers (other than recommendations for themselves).

The Compensation Committee has the responsibility for administrating performance awards under the Annual Incentive Plan in accordance with Section 162(m) of the Internal Revenue Code.  These duties included, among other things, setting the performance period, setting the performance goals, and certifying the achievement of the predetermined performance goals by each named executive officer.

TAX AND ACCOUNTING TREATMENT

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation Clear Channel Outdoor may deduct for federal income tax purposes in any one year with respect to certain senior executives of Clear Channel Outdoor, which we referred to herein as the “Covered Employees.”  However, performance-based compensation that meets certain requirements is excluded from this $1,000,000 limitation.

In reviewing the effectiveness of the executive compensation program, the Compensation Committee considers the anticipated tax treatment to Clear Channel Outdoor and to the Covered Employees of various payments and benefits.  However, the deductibility of certain compensation payments depends upon the timing of a Covered Employee’s vesting or exercise of previously granted equity awards, as well as interpretations and changes in the tax laws and other factors beyond the control of the Compensation Committee.  For these and other reasons, including to maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code and has not adopted a policy requiring all compensation to be deductible.

The Compensation Committee may consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.  To this end, the Compensation Committee annually establishes performance criteria in an effort to ensure deductibility of annual incentive bonuses under the Annual Incentive Plan.  Base salary does not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Accounting for Stock-Based Compensation

Clear Channel Outdoor accounts for stock-based payments, including awards under the 2005 Stock Incentive Plan, in accordance with the requirements of ASC 718 (formerly Statement of Financial Accounting Standards No. 123(R)).

EXECUTIVE COMPENSATION

The Summary Compensation Table below provides compensation information for the years ended December 31, 2010, 2009 and 2008 for the principal executive officer (“PEO”), principal financial officers (“PFO”) serving during 2010 and each of the three next most highly compensated executive officers of Clear Channel Outdoor for services rendered in all capacities (collectively, the “named executive officers”).  As described below under “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement,” a portion of the compensation for 2010, 2009 and 2008  for each of Messrs. Mark P. Mays and Thomas W. Casey and for 2009 and 2008 for Mr.  Randall T. Mays was allocated to us in recognition of their services provided to us.  Those allocated amounts are reflected in the Summary Compensation Table below, along with any compensation that we or our subsidiaries provided to them directly.

SUMMARY COMPENSATION TABLE

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus(a) ($)		Stock Awards(b) ($)	Option Awards(b) ($)		Non-Equity Incentive Plan Compensation(c) ($)		Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)		All Other Compensation(d) ($)		Total ($)
Mark P. Mays – Chairman (PEO)(e)	2010	416,907	(f) (g)	—		—	—		1,088,051	(f)	—		11,322	(f)	1,516,280
	2009	234,750	(f) (g)	—		—	—		97,035	(f)	—		10,176	(f)	341,961
	2008	384,926	(f) (g)	—		—	—		1,845,000	(f)	—		18,330	(f)	2,248,256

Thomas W. Casey – Executive Vice President and Chief Financial Officer (PFO)(h)	2010	307,500	(f)	266,500	(f)	—	—		539,007	(f)	—		471,660	(f)	1,584,667

Randall T. Mays – Former Chief Financial Officer (PFO)(i)	2010	—		—		—	—		—		—		—		—
	2009	217,813	(f)	—		—	—		97,035	(f)	—		8,062	(f)	322,910
	2008	358,750	(f)	—		—	—		1,845,000	(f)	—		15,768	(f)	2,219,518

C. William Eccleshare – Chief Executive Officer – International(j)	2010	771,118	(g)	199,260		104,648	582,557	(k)	1,296,837		—		178,041		3,132,461

Ronald H. Cooper –Chief Executive Officer — Americas(l)	2010	775,000		150,000		—	528,891		1,031,500		—		88,866		2,574,257
	2009	20,865		—		1,354,500	1,551,000		—		—		—		2,926,365

Jonathan D. Bevan – Chief Operating Officer —International(m)	2010	389,478	(g)	98,623		—	348,961		523,573		234,124	(n)	109,236		1,703,995
	2009	353,347	(g)	—		—	186,952		38,587		220,551	(n)	94,645		894,082
	2008	395,193	(g)	—		—	390,731		—		—		111,028		896,952

__________________
(a)
For Mr. Casey for 2010, the amount reflects a discretionary bonus award under CC Media’s 2008 Incentive Plan and a $500,000 signing bonus that he received upon joining CC Media.  In the case of Messrs. Eccleshare, Cooper and Bevan, the amounts reflect cash payments by Clear Channel Outdoor for 2010 as discretionary bonus awards under Clear Channel Outdoor’s 2006 Annual Incentive Plan.  See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(b)
The amounts shown in the Stock Awards column for 2010 and 2009 reflect the full grant date fair value of time-vesting restricted stock or restricted stock units awarded to the named executive officers in 2010 and 2009, respectively, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.  Restricted stock and restricted stock units were not awarded to the named executive officers in 2008.  For time-vesting restricted stock and restricted stock unit awards, the grant date fair value is based on the closing price of our Class A common stock on the date of grant.

The amounts shown in the Option Awards column for 2010, 2009 and 2008 reflect the full grant date fair value of time-vesting stock options awarded to the named executive officers in 2010, 2009 and 2008, respectively, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.

The fair value of each time-vesting stock option awarded to the named executive officers in 2010 was estimated, based on several assumptions, on the date of grant using a Black-Scholes option valuation model.  The fair value and assumptions used for the stock option awards to Messrs. Eccleshare, Cooper and Bevan in 2010 are shown below:

	Bevan and Eccleshare 2/24/10 Grants	Eccleshare 9/10/10 Grant	Cooper 12/10/10 Grant	Eccleshare 12/13/10 Grant
Fair value per share of options granted	$5.4997	$5.8400	$7.8865	$7.6358
Fair value assumptions:
Expected volatility	0.58	0.58	0.58	0.58
Expected life, in years	6.25	6.26	6.26	6.01
Risk-free interest rate	2.98%	2.03%	2.50%	2.28%
Dividend yield	0.00%	0.00%	0.00%	0.00%

For further discussion of the assumptions made in valuation, see also Note 10-Shareholders’ Equity beginning on page A-62 of Appendix A.

(c)
In the case of Messrs. Mark P. Mays, Thomas W. Casey and Randall T. Mays, the amounts reflect cash payments by CC Media for the respective fiscal year as annual incentive bonus awards under CC Media’s 2008 Incentive Plan pursuant to pre-established performance goals.  In the case of Messrs. Eccleshare, Cooper and Bevan, the amounts reflect cash payments for the respective fiscal year as annual incentive bonus awards under Clear Channel Outdoor’s 2006 Annual Incentive Plan pursuant to pre-established performance goals.  For discussion of the 2010 pre-established performance goals and payments, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(d)	As described below, for 2010 the All Other Compensation column reflects:

•	amounts we contributed under company-sponsored or private retirement programs for the benefit of Messrs. Eccleshare and Bevan in the United Kingdom;
•	club membership dues for Mr. Eccleshare paid by us;
•	automobile allowances for the benefit of Messrs. Eccleshare and Bevan in the United Kingdom;
•	a transportation allowance for the benefit of Mr. Bevan in the United Kingdom;
•	relocation expenses for Mr. Cooper, who joined Clear Channel Outdoor in December 2009;
•	tax gross-ups on relocation expenses for Mr. Cooper, who joined Clear Channel Outdoor in December 2009;
•	fees for legal review in connection with Mr. Cooper’s entry into an employment agreement with us; and
•	private medical insurance for the benefit of Messrs. Eccleshare and Bevan in the United Kingdom.

For 2010, the All Other Compensation column also reflects the 41% allocation to us pursuant to the Corporate Services Agreement of the following items paid by CC Media:

•	amounts CC Media contributed under the 401(k) plan as a matching contribution for the benefit of Mr. Mark P. Mays;
•	club membership dues for Mr. Mark P. Mays paid by CC Media;
•	personal accounting and tax services for Mr. Mark P. Mays;
•	relocation expenses for Mr. Casey, who joined Clear Channel Communications, Inc. in January 2010; and
•	tax gross-ups on relocation expenses for Mr. Casey, who joined Clear Channel Communications, Inc. in January 2010.

Messrs. Eccleshare and Bevan are citizens of the United Kingdom.  The amounts reported for Messrs. Eccleshare and Bevan have been converted from British pounds to U.S. dollars using the average exchange rate of ₤1=$1.54775 for the year ended December 31, 2010.

	M. Mays	Casey	R. Mays	Eccleshare	Cooper	Bevan
Plan contributions	$2,511	—	$2,511	$144,493	—	$76,501
Club dues	2,340	—	—	2,863	—	—
Automobile allowance	—	—	—	27,860	—	30,955
Transportation allowance	—	—	—	—	—	1,251
Accounting/tax services	6,471	—	6,210	—	—	—
Relocation expenses	—	$404,497	—	—	$45,866	—
Relocation tax gross-up	—	67,163	—	—	28,391	—
Legal review fees	—	—	—	—	14,609	—
Private medical insurance	—	—	—	2,825	—	529
Total	$11,322	$471,660	$8,721	$178,041	$88,866	$109,236

For a description of the relocation expenses and related tax gross-ups, see “—Employment Agreements with the Named Executive Officers” below.

(e)
The summary compensation information presented above for Mr. Mark P. Mays reflects his service as our Chairman and Chief Executive Officer during 2010 and 2009 and as our Chief Executive Officer for 2008, as well as his service as a director of Clear Media Limited, as described in footnote (g) below.  Mr. Mark P. Mays retired as our Chief Executive Officer on March 31, 2011 but continues to serve as our Chairman.

(f)
As described below under “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement,” Clear Channel Management Services, Inc. provides, among other things, executive officer services to us.  The Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns presented above reflect the portion of the Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation amounts of Messrs. Mark P. Mays, Thomas W. Casey and Randall T. Mays allocated to us pursuant to the Corporate Services Agreement, as well as, in the case of the Salary column for Mr. Mark P. Mays, 100% of the amounts described below in footnote (g) with respect to his service as a director of Clear Media Limited.  Amounts were only allocated to us with respect to Mr. Randall T. Mays for 2009 and 2008 because he ceased serving as our Chief Financial Officer on January 4, 2010.  The tables below reflect 100% of their Salary (other than, in the case of Mr. Mark P. Mays, the amounts described in the footnote (g) below), Bonus and Non-Equity Incentive Plan Compensation amounts and 100% of those allocated elements of their All Other Compensation amounts, the allocated 41% of which is included in the Summary Compensation Table above.  These 100% amounts are disclosed by CC Media in the Summary Compensation Table in CC Media’s proxy statement.

	100% of Allocated Salary Amounts
	2010	2009	2008
Mark P. Mays	$1,000,000	$532,917	$895,000
Thomas W. Casey	750,000	—	—
Randall T. Mays	—	531,250	875,000

	100% of Bonus and Non-Equity Incentive Plan Compensation
	2010	2009	2008
Mark P. Mays	$2,653,784	$236,670	$4,500,000
Thomas W. Casey	1,964,650	—	—
Randall T. Mays	—	236,670	4,500,000

	100% of Allocated All Other Compensation Amounts
	2010	2009	2008
Mark P. Mays	$27,615	$24,820	$44,705
Thomas W. Casey	1,150,391	—	—
Randall T. Mays	—	19,664	38,457

(g)
The amounts in the Salary column for Messrs. Mark P. Mays, C. William Eccleshare and Jonathan D. Bevan include their base salary for their service as an officer of ours, as well as amounts paid for their service as a director or an alternate director of our majority-owned subsidiary, Clear Media Limited.  The amounts paid for the periods during which they each served as a director of Clear Media Limited are set forth in the table below.  Clear Media Limited is listed on the Hong Kong Stock Exchange.  The amounts reflected in the table have been converted from Hong Kong dollars to U.S. dollars using the average exchange rate of HK$1=$0.1287, HK$1=$0.1290 and HK$1=$0.1284 for the years ended December 31, 2010, 2009 and 2008, respectively.  Amounts previously reported in the Salary column for Messrs. Mark P. Mays and Jonathan D. Bevan for 2009 and 2008 have been revised to include these amounts for service as directors of Clear Media Limited.

	2010	2009	2008
Mark P. Mays	$6,907	$16,254	$17,976
C. William Eccleshare	18,018	—	—
Jonathan D. Bevan	18,018	16,254	17,976

(h)
Thomas W. Casey became our Executive Vice President and Chief Financial Officer on January 4, 2010.  The summary compensation information presented above for Mr. Casey reflects his service in that capacity since January 4, 2010.

(i)
Randall T. Mays served as our Chief Financial Officer until January 4, 2010.  The summary compensation information presented above for Mr. Randall T. Mays reflects compensation paid to him in that capacity until January 4, 2010 and in all other capacities for the remainder of 2010.

(j)
C. William Eccleshare became our Chief Executive Officer—International on September 1, 2009 but was not a named executive officer in 2009.  The summary compensation information presented above for Mr. Eccleshare reflects his service in that capacity during 2010, as well as his service as a director of Clear Media Limited, as described in footnote (g) above.  Mr. Eccleshare is a citizen of the United Kingdom, and the compensation amounts reported for him in the Summary Compensation Table have been converted from British pounds to U.S. dollars using the average exchange rate of ₤1=$1.54775 for the year ended December 31, 2010.

(k)
The amount in the table reflects the full grant date fair market value of time-vesting stock options awarded by Clear Channel Outdoor, as described in footnote (b) above.  In addition, during 2010 Mr. Eccleshare received stock options to purchase 42,389 shares of Clear Channel Outdoor’s Class A common stock that contain performance-based vesting conditions.  Assuming that all of the performance-based vesting conditions will be achieved, the grant date fair value of the performance-based stock options would have been $246,916.  However, on the grant date, the actual fair value of these options was $0 based on the probable outcome of the performance-based vesting conditions and, accordingly, no amount is reflected for these performance-based options in the Option Awards column.

(l)
Ronald H. Cooper became our Chief Executive Officer—Americas on December 10, 2009 and was a named executive officer in 2009.  The summary compensation information presented above for Mr. Cooper reflects his service in that capacity since December 10, 2009.

(m)
Jonathan D. Bevan has served as our Chief Operating Officer—International since October 2009.  He served as our Chief Financial Officer—International and Director of Corporate Development for the remainder of 2009 and during 2008.  The summary compensation information presented above for Mr. Bevan reflects his service in those capacities for those periods, as well as his service as a director or alternate director of Clear Media Limited, as described in footnote (g) above.  Mr. Bevan is a citizen of the United Kingdom, and the compensation amounts reported for him in the Summary Compensation Table have been converted from British pounds to U.S. dollars using the average exchange rate of ₤1=$1.54775, ₤1=$1.5648 and ₤1=$1.8525 for the years ended December 31, 2010, 2009 and 2008, respectively.

(n)
Amounts reflect the increase in Mr. Bevan’s actuarial present value of accumulated pension benefits during 2010 and 2009 under the Clear Channel Retirement Benefit Scheme in the United Kingdom.  Mr. Bevan’s actuarial present value of accumulated pension benefit decreased $81,392 under the Clear Channel Retirement Benefit Scheme during 2008.

EMPLOYMENT AGREEMENTS WITH THE NAMED EXECUTIVE OFFICERS

    The descriptions of the employment agreements set forth herein do not purport to be complete and are qualified in their entirety by the employment agreements.  Each of the employment agreements discussed below provides for severance and change in control payments as more fully described under the heading “—Potential Post-Employment Payments” in this proxy statement, which descriptions are incorporated herein by reference.  For further discussion of the amounts of salary and bonus and other forms of compensation, see “Compensation Discussion and Analysis” above.

    As described below under “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement,” Clear Channel Communications, Inc., our indirect parent entity, makes available to us, and we are obligated to use, the services of certain executive officers of Clear Channel Communications, Inc., including the chief executive officer and chief financial officer, and a portion of their salary and other personnel costs are allocated to us in recognition of their services provided to us.  Accordingly, 41% of the base salary, bonus and certain other personnel costs for 2010, 2009 and 2008 for each of Messrs. Mark P. Mays and Thomas W. Casey and  for 2009 and 2008 for Mr. Randall T. Mays have been allocated to us under the Corporate Services Agreement.  Each of Messrs. Mark P. Mays, Thomas W. Casey and Randall T. Mays has employment agreements with CC Media and/or Clear Channel Communications.  The provisions of those agreements are described below to the extent that amounts payable thereunder would be or have been allocated to us under the Corporate Services Agreement.

Mays Employment Agreements

    In connection with the Merger and effective as of the consummation of the Merger, CC Media and Merger Sub entered into employment agreements with each of Messrs. Mark P. Mays and Randall T. Mays (collectively, the “Mays executives”), each such employment agreement amending and restating in its entirety each of the Mays executives’ respective existing employment agreement with Clear Channel Communications, Inc.  Messrs. Mark P. Mays and Randall T. Mays entered into amendments to their respective employment agreements on January 20, 2009, and entered into further amended and restated employment agreements and amendments to their respective option agreements on June 23, 2010 and December 22, 2009, respectively.  These agreements collectively are referred to as the “Mays employment agreements.”

    Under the Mays employment agreements, each of the Mays executives receives compensation consisting of a base salary, incentive awards and other benefits and perquisites.  Each of the Mays executives is required to: (1) assign certain intellectual property rights to Clear Channel Communications, Inc.; (2) refrain from competing against Clear Channel Communications, Inc. for a period of six months following termination of employment; and (3) refrain from soliciting its customers, employees and independent contractors during employment and for a period of two years following termination of employment.  Each of the Mays executives is further required to protect the secrecy of Clear Channel Communications Inc.’s confidential information for the duration of his employment and after his employment terminates, regardless of the reason for such termination.

    Clear Channel Communications, Inc. will indemnify each of the Mays executives from any losses incurred by them because they were made a party to a proceeding as a result of their being an officer.  Furthermore, any expenses incurred by them in connection with any such action shall be paid by Clear Channel Communications, Inc. in advance upon request, but only in the event that they have delivered in writing to Clear Channel Communications, Inc. (1) an undertaking to reimburse Clear Channel Communications, Inc. for such expenses with respect to which they are not entitled to indemnification and (2) an affirmation of their good faith belief that the standard of conduct necessary for indemnification by Clear Channel Communications, Inc. has been met.

Mark P. Mays

    Upon the consummation of the Merger, Mr. Mark P. Mays was employed by CC Media and Clear Channel Communications, Inc. as the Chief Executive Officer of each entity, and entered into an employment agreement with a term ending on July 31, 2013.  In June 2010, Mr. Mark P. Mays announced his intention to retire as their President and Chief Executive Officer and, in connection with that announcement, entered into an amended and restated employment agreement on June 23, 2010.  The new agreement provides for a term through July 31, 2013, which will be extended thereafter only by written agreement of the parties.  Upon the consummation of the Merger, the parties agreed that Mr. Mark P. Mays would receive an annual base salary of not less than $895,000.  Pursuant to the January 2009 amendment to his employment agreement, Mr. Mark P. Mays voluntarily reduced his base salary to $500,000 for 2009, which increased to not less than $1,000,000 per year thereafter.  Pursuant to his June 2010 amended and restated employment agreement, Mr. Mark P. Mays also will receive benefits and perquisites consistent with his previous arrangement with Clear Channel (including “gross-up” payments for excise taxes that may be payable by Mr. Mark P. Mays in connection with any payments made in connection with the Merger and for additional taxes that may be payable by Mr. Mark P. Mays under Section 409A of the Internal Revenue Code).

    Pursuant to his amended and restated employment agreement, for 2010, Mr. Mark P. Mays is entitled to receive an annual bonus of between $0 and $4,000,000 based on the percentage of target OIBDAN that is achieved, as set forth in the table below.

Achieved OIBDAN/Target OIBDAN (expressed as a percentage)	Performance Bonus
90% or less	$0
100%	$2,000,000
120% or more	$4,000,000

For purposes of calculating Mr. Mark P. Mays’ 2010 bonus under his amended and restated employment agreement, OIBDAN is Clear Channel Communications Inc.’s reportable OIBDAN before restructuring charges, which is defined as consolidated net income (loss) adjusted to exclude the following items: non-cash compensation expense; income tax benefit (expense); other income (expense)-net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; interest expense; other operating income (expense)-net; depreciation and amortization; impairment charges; restructuring charges and other items.  For purposes of this calculation only, Target OIBDAN to achieve 100% bonus for 2010 was $1.57 billion and Target OIBDAN to achieve a greater than 100% bonus for 2010 was $1.62 billion, with Mr. Mark P. Mays receiving a bonus of $2 million for Achieved OIBDAN between $1.57 and $1.62 billion.  For 2010, Clear Channel Communications, Inc. achieved OIBDAN of approximately $1.7 billion and, as a result, Mr. Mark P. Mays received an annual incentive bonus of $2,653,784.  For any year after 2010, Mr. Mark P. Mays’ performance bonus will be determined solely at the discretion of the Board, but shall not be less than $500,000 for any year (prorated if employment is terminated for any reason).

Thomas W. Casey

On December 15, 2009, Mr. Thomas W. Casey entered into an employment agreement with Clear Channel Communications, Inc. Pursuant to his agreement, Mr. Casey will serve as Chief Financial Officer until his agreement is terminated by either party as permitted in the agreement.

Under his agreement, Mr. Casey will receive compensation consisting of a base salary, incentive awards and other benefits and perquisites.  Mr. Casey’s current annual base salary is $750,000 and he will be eligible for additional annual raises commensurate with company policy.  No later than March 15 of each calendar year, Mr. Casey is eligible to receive a performance bonus.  For 2010 and each year thereafter (subject to annual increases as may be approved by Clear Channel Communications, Inc.), Mr. Casey’s target bonus will be $1,000,000, with bonus criteria being 70% company financial performance-based and 30% MBO-based.  For 2010, Mr. Casey received a bonus of $1,464,650 (including a discretionary bonus of $150,000).  Mr. Casey also received a $500,000 signing bonus, half of which he would have been required to reimburse if he terminated his employment with the company within the first twelve months or the company terminated his employment for cause during that period.  He is entitled to participate in all employee welfare benefit plans in which other similarly situated employees may participate.

Mr. Casey also received certain relocation benefits from Clear Channel Communications, Inc. in connection with his relocation to San Antonio, Texas, including a $15,000 relocation allowance, $21,678 to reimburse him for duplicate housing expenses, $82,901 for travel, temporary living and miscellaneous relocation expenses and $19,372 for closing costs related to the purchase of his new home.  Clear Channel Communications, Inc. also engaged a third party relocation company, which purchased Mr. Casey’s home in Washington, with the purchase price based on appraisals obtained by the relocation company.  In addition, Clear Channel Communications, Inc. paid Mr. Casey $270,000 to compensate him for losses to him on the sale of his Washington home (after the first 10% of any such losses) and $163,812 to compensate him for taxes resulting from these relocation benefits.  Clear Channel Communications, Inc. bore the costs associated with the relocation company’s purchase and subsequent resale of Mr. Casey’s Washington home, as well as the costs of maintaining the home during the resale process and the loss to the relocation company on the resale of Mr. Casey’s Washington home, paying the relocation company an aggregate amount of $577,628 for these items.

Under the employment agreement, Mr. Casey is required to protect the secrecy of Clear Channel Communications, Inc.’s confidential information and to assign certain intellectual property rights.  He also is prohibited by the agreement from engaging in certain activities that compete with Clear Channel Communications, Inc. for 18 months after his employment terminates, and he is prohibited from soliciting employees for employment or clients for advertising sales which compete with Clear Channel Communications, Inc. for 18 months after termination of employment.  Clear Channel Communications, Inc. agreed to defend and indemnify Mr. Casey for acts committed in the course and scope of his employment.

Randall T. Mays

Upon the consummation of the Merger, Mr. Randall T. Mays was employed by CC Media and Clear Channel Communications, Inc. as the President and Chief Financial Officer of each entity.  He also served as our Chief Financial Officer until January 4, 2010.  Upon ceasing to serve as President and Chief Financial Officer of Clear Channel Communications, Inc. and CC Media on January 4, 2010, Mr. Randall T. Mays became Vice Chairman of CC Media.  Mr. Randall T. Mays’ employment agreement provides for a term through July 31, 2013 and will be automatically extended for consecutive one-year periods unless 12 months prior notice of non-renewal is provided by the terminating party.

Upon the consummation of the Merger, the parties agreed that Mr. Randall T. Mays would receive an annual base salary of not less than $875,000.  Pursuant to the January 2009 amendment to his employment agreement, Mr. Randall T. Mays voluntarily reduced his base salary to $500,000 for 2009.  Pursuant to his December 2009 amended and restated employment agreement, he received an annual base salary of $1,000,000 while he served as Chief Financial Officer (until January 4, 2010) and receives an annual base salary of $500,000 thereafter.  Mr. Randall T. Mays also will receive benefits and perquisites consistent with his previous arrangement with Clear Channel Communications, Inc. (including “gross-up” payments for excise taxes that may be payable by Mr. Randall T. Mays in connection with any payments made in connection with the Merger and for additional taxes that may be payable by Mr. Randall T. Mays under Section 409A of the Internal Revenue Code).  Pursuant to the December 2009 amended and restated employment agreement, Mr. Randall T. Mays is entitled to receive an annual bonus, to be determined at the discretion of the Board of CC Media.  For 2010, Mr. Randall T. Mays did not receive a bonus.  Pursuant to the December 2009 amendments made to Mr. Randall T. Mays’ employment and option agreements, all of his outstanding Clear Channel Outdoor stock options and restricted stock vested on December 22, 2009.

C. William Eccleshare

On August 31, 2009, Clear Channel Outdoor Ltd., a subsidiary of Clear Channel Outdoor, entered into an employment agreement with C. William Eccleshare, pursuant to which he serves as Chief Executive Officer of our International division.  The agreement has no specified term, but generally can be terminated by Clear Channel Outdoor Ltd. without cause upon 12 months prior written notice or by Mr. Eccleshare without cause upon six months prior written notice.

The agreement sets Mr. Eccleshare’s initial base salary at £402,685, subject to additional annual raises at the sole discretion of Clear Channel Outdoor Ltd.  Mr. Eccleshare also receives a car allowance, is eligible to receive a performance bonus as decided at the sole discretion of the Chief Executive Officer of Clear Channel Outdoor, and is entitled to certain other employee benefits.  In addition, pursuant to his employment agreement, Mr. Eccleshare is entitled to have Clear Channel Outdoor Ltd. contribute to a personal pension plan (not sponsored by Clear Channel Outdoor Ltd.) a portion of his annual base salary from time to time.  Mr. Eccleshare’s employment agreement also contains a non-compete provision and non-solicitation provision, each with a nine-month term, and a confidentiality provision with a perpetual term.

Ronald H. Cooper

Effective as of December 10, 2009, Clear Channel Outdoor entered into an employment agreement with Ronald H. Cooper pursuant to which Mr. Cooper serves as Chief Executive Officer of our Americas division until his agreement is terminated by either party as permitted in the agreement.

Under his agreement, Mr. Cooper will receive compensation consisting of a base salary, incentive awards and other benefits and perquisites.  The agreement sets Mr. Cooper’s initial base salary at $775,000, subject to annual raises in accordance with company policy.  Mr. Cooper also is eligible to receive a performance bonus based on a target bonus of no less than $1,000,000, with the bonus criteria being 70% company financial performance-based and 30% MBO-based and which is no less favorable versus the bonus plan of any similarly situated executive domestic employee of Clear Channel Outdoor and its domestic affiliates.  For 2010, Mr. Cooper received a bonus of $1,181,500 (including a discretionary bonus of $150,000).

Mr. Cooper also is entitled to certain relocation benefits in connection with his relocation to Phoenix, Arizona.  Clear Channel Outdoor agreed to reimburse all reasonable expenses associated with his commute from the Denver area to Phoenix and housing expenses in Phoenix until no later than August 2012.  Failure of Mr. Cooper to relocate to Phoenix no later than August 2012 would constitute voluntary termination by him without good reason.  Upon his relocation, Clear Channel Outdoor also agreed to pay relocation costs associated with the move in accordance with applicable company policies.

Pursuant to the employment agreement: (1) on December 10, 2009, Mr. Cooper was granted 150,000 restricted shares of Clear Channel Outdoor’s Class A common stock and stock options to purchase 300,000 shares of Clear Channel Outdoor’s Class A common stock; (2) on December 10, 2010, he received stock options to purchase 66,667 shares of the Class A common stock; and (3) he will receive stock options to purchase an additional 66,667 shares of Class A common stock on each of December 10, 2011 and 2012.  Mr. Cooper was also granted options to purchase 165,000 shares of CC Media’s Class A common stock.

Mr. Cooper’s employment agreement also contains a non-compete provision and non-solicitation provision, each with an eighteen-month term, and a confidentiality provision with a perpetual term.  Mr. Cooper is entitled to defense and indemnification for acts committed during his employment.

Jonathan D. Bevan

On October 30, 2009, Clear Channel Outdoor Ltd. entered into a new employment agreement with Jonathan D. Bevan, pursuant to which he serves as Chief Operating Officer of our International division.  The agreement has no specified term, but generally can be terminated by Clear Channel Outdoor Ltd. without cause upon 12 months prior written notice or by Mr. Bevan without cause upon six months prior written notice.

The agreement sets Mr. Bevan’s initial base salary at £240,000, subject to additional annual raises at the sole discretion of Clear Channel Outdoor Ltd.  Mr. Bevan also receives a car allowance, is eligible to receive a performance bonus as decided at the sole discretion of the Chief Executive Officer of Clear Channel Outdoor Ltd., and is entitled to certain other employee benefits.  Mr. Bevan’s employment agreement also contains a non-compete provision and non-solicitation provision, each with a nine-month term, and a confidentiality provision with a perpetual term.

GRANTS OF PLAN-BASED AWARDS

2005 Stock Incentive Plan

Clear Channel Outdoor grants equity incentive awards to named executive officers and other eligible participants under the 2005 Stock Incentive Plan.  The 2005 Stock Incentive Plan is intended to facilitate the ability of Clear Channel Outdoor to attract, motivate and retain employees, directors and other personnel through the use of equity-based and other incentive compensation opportunities.

The 2005 Stock Incentive Plan allows for the issuance of restricted stock, incentive and non-statutory stock options, stock appreciation rights, director shares, deferred stock rights and other types of stock-based and/or performance-based awards to any present or future director, officer, employee, consultant or advisor of or to Clear Channel Outdoor or its subsidiaries.

The 2005 Stock Incentive Plan is administered by the Compensation Committee, except that the entire Board has sole authority for granting and administering awards to non-employee directors.  The Compensation Committee determines which eligible persons receive an award and the types of awards to be granted as well as the amounts, terms and conditions of each award, including, if relevant, the exercise price, the form of payment of the exercise price, the number of shares, cash or other consideration subject to the award and the vesting schedule.  These terms and conditions will be set forth in the award agreement furnished to each participant at the time an award is granted to him or her under the 2005 Stock Incentive Plan.  The Compensation Committee also will make all other determinations and interpretations necessary to carry out the purposes of the 2005 Stock Incentive Plan.  For a description of the treatment of awards upon a participant’s termination of employment or change in control, see “—Potential Post-Employment Payments.”

2006 Annual Incentive Plan

As discussed above, the named executive officers also are eligible to receive awards under the 2006 Annual Incentive Plan.  See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” for a more detailed description of the 2006 Annual Incentive Plan and the grant of awards to the named executive officers thereunder.

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended December 31, 2010.  As described below under “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement,” our parent entities provide us with, among other things, executive officer services.  A portion (41%) of the annual incentive awards provided by our parent entities to Messrs. Mark P. Mays and Thomas W. Casey with respect to 2010 was allocated to us in recognition of their services provided to us.  Those allocated amounts are reflected in the Grants of Plan-Based Awards During 2010 table below and 100% of those amounts are reflected by CC Media in the comparable table in CC Media’s proxy statement.

Grants of Plan-Based Awards During 2010

		Estimated Possible Payouts Under Non-Equity Incentive Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(a) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Mark P. Mays	N/A	—	820,000	1,640,000	—	—	—	—

Thomas W. Casey	N/A	—	410,000	820,000	—	—	—	—

Randall T. Mays	—	—	—	—	—	—	—	—

C. William Eccleshare(b)
Stock Option Award	02/24/10	—	—	—	—	62,094	9.57	341,498
Stock Option Award	09/10/10	—	—	—	—	63,583	10.40	123,773
Stock Option Award	12/13/10	—	—	—	—	15,360	13.75	117,286
Restricted Stock Unit Award	12/20/10	—	—	—	7,507	—	—	104,648
Annual Incentive Bonus	N/A	—	753,100	1,506,200	—	—	—	—

Ronald H. Cooper(c)
Stock Option Award	12/10/10	—	—	—	—	66,667	13.88	528,891
Annual Incentive Bonus	N/A	—	1,000,000	2,000,000	—	—	—	—

Jonathan D. Bevan(d)
Stock Option Award	02/24/10	—	—	—	—	63,451	9.57	348,961
Annual Incentive Bonus	N/A	—	371,460	631,482	—	—	—	—
________________
(a)
Reflects the full grant date fair value of time-vesting stock options and restricted stock units awarded to the named executive officers in 2010, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.  For assumptions made in the valuation, see footnote (b) to the Summary Compensation Table above and Note 10-Shareholders’ Equity beginning on page A-62 of Appendix A.

(b)
On February 24, 2010, Mr. Eccleshare was granted stock options to purchase 62,094 shares of Clear Channel Outdoor’s Class A common stock under the Clear Channel Outdoor 2005 Stock Incentive Plan.  The options vest in 25% increments annually, beginning on the first anniversary of the grant date.

On September 10, 2010, pursuant to the terms of his stock option agreement dated September 10, 2009, Mr. Eccleshare was granted stock options to purchase 63,583 shares of Clear Channel Outdoor’s Class A common stock under the Clear Channel Outdoor 2005 Stock Incentive Plan.  One-third of these options (representing 21,194 shares) vest in 25% increments annually, beginning on the first anniversary of the grant date.  The remaining two-thirds of these options (representing 42,389 shares) are eligible to vest in 25% increments annually, beginning on the first anniversary of the grant date, dependent upon achieving certain performance measures.   At the time of measurement, if LTM EBITDA (as defined in the award agreement) is less than $250 million, the relevant portion of stock options will be cancelled.  If LTM EBITDA is between $250 million and $350 million, a pro rata portion of the relevant options will vest and the pro rata portion that does not vest will be cancelled.  At $350 million and above, 100% of the relevant options will vest.  Assuming that all of the performance-based vesting conditions will be achieved on the performance-based stock options described above, the grant date fair value of those options would have been $246,916.  However, on the grant date, the actual fair value of those options was $0 based on the probable outcome of the performance-based vesting conditions and, accordingly, no grant date fair value is reflected in the table above for these performance-based options.

On December 13, 2010, Mr. Eccleshare was granted stock options to purchase 15,360 shares of Clear Channel Outdoor’s Class A common stock under the Clear Channel Outdoor 2005 Stock Incentive Plan.  The options vest in three equal annual increments, beginning September 10, 2011.

On December 20, 2010, Mr. Eccleshare was granted 7,507 restricted stock units under the Clear Channel Outdoor 2005 Stock Incentive Plan, which vest in three equal annual increments, beginning on September 10, 2011.

For 2010, Mr. Eccleshare also was granted a cash incentive award under the 2006 Annual Incentive Plan based on the achievement of pre-established performance goals.  For discussion of his 2010 cash incentive award, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(c)
On December 10, 2010, pursuant to the terms of his employment agreement, Mr. Cooper was granted incentive stock options to purchase 66,667 shares of Clear Channel Outdoor’s Class A common stock under the Clear Channel Outdoor 2005 Stock Incentive Plan.  The options vest in 25% increments annually, beginning on the first anniversary of the grant date.

Mr. Cooper also was granted a cash incentive award under the 2006 Annual Incentive Plan based on the achievement of pre-established performance goals.  For discussion of his 2010 cash incentive award, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(d)
On February 24, 2010, Mr. Bevan was granted stock options to purchase 63,451 shares of Clear Channel Outdoor’s Class A common stock under the Clear Channel Outdoor 2005 Stock Incentive Plan.  The options vest in 25% increments annually, beginning on the first anniversary of the grant date.

Mr. Bevan also was granted a cash incentive award under the 2006 Annual Incentive Plan based on the achievement of pre-established performance goals.  For discussion of his 2010 cash incentive award, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information concerning outstanding equity awards of the named executive officers at December 31, 2010.

Outstanding Equity Awards at December 31, 2010

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(a) ($)
	(#) Exercisable		(#) Unexercisable
Mark P. Mays	100,000	(b)	—		—		18.00	11/11/15	—		—
	37,500	(c)	12,500	(c)	—		29.03	05/23/17	—		—
	—		—		—		—	—	4,167	(d)	58,505

Thomas W. Casey	—		—		—		—	—	—		—

Randall T. Mays	100,000	(e)	—		—		18.00	11/11/15	—		—
	50,000	(e)	—		—		29.03	05/23/17	—		—

C. William Eccleshare	27,680	(f)	43,041	(f)	46,082	(g)	7.02	09/10/19	—		—
	—		62,094	(h)	—		9.57	02/24/20	—		—
	—		21,194	(i)	42,389	(j)	10.40	09/10/20	—		—
	—		15,360	(k)	—		13.75	12/13/20	—		—
	—		—		—		—	—	7,507	(l)	105,398

Ronald H. Cooper	75,000	(m)	225,000	(m)	—		9.03	12/10/19	—		—
	—		66,667	(n)	—		13.88	12/10/20	—		—
	—		—		—		—	—	112,500	(o)	1,579,500

Jonathan D. Bevan	13,175	(p)	—		—		17.89	01/12/12	—		—
	6,250	(q)	6,250	(q)	—		19.85	02/13/13	—		—
	19,875	(r)	6,625	(r)	—		29.03	05/23/17	—		—
	27,500	(s)	27,500	(s)	—		20.64	05/16/18	—		—
	15,480	(t)	46,441	(t)	—		5.28	02/06/19	—		—
	—		63,451	(u)	—		9.57	02/24/20	—		—
	—		—		—		—	—	1,563	(v)	21,945
	—		—		—		—	—	2,209	(w)	31,014
_______________________
(a)	This value is based upon the closing sale price of Clear Channel Outdoor’s Class A common stock on December 31, 2010 of $14.04.

(b)	Options became exercisable on November 11, 2010.

(c)	Options vest in four equal annual installments, beginning May 23, 2008.

(d)	The restricted stock award will vest on May 23, 2011.

(e)	Options vested and became exercisable on December 22, 2009, in connection with the amendments made to Mr. Randall T. Mays’ employment agreement.

(f)
Options vested on September 10, 2010 and the remaining time-vesting options will vest as follows:  options representing 20,000 shares will vest on September 10, 2011; and options representing 23,041 shares will vest in three equal annual installments, beginning on September 10, 2011.

(g)
Options representing 46,082 shares will vest in three equal installments, beginning on September 10, 2011, pending achievement of certain performance measures.  The performance measures are the same as those described in footnote (b) to the Grants of Plan-Based Awards During 2010 table above with respect to Mr. Eccleshare’s September 10, 2010 stock option award.

(h)	Options vest in four equal annual installments, beginning on February 24, 2011.

(i)	Options vest in four equal annual installments, beginning on September 10, 2011.

(j)
Options vest in four equal annual installments, beginning on September 10, 2011, pending achievement of certain performance measures.  See footnote (b) to the Grants of Plan-Based Awards During 2010 table above for a description of the performance measures.

(k)	Options vest in three equal annual installments, beginning on September 10, 2011.

(l)	The restricted stock unit award will vest in three equal annual installments, beginning on September 10, 2011.

(m)	The options vest in four equal annual installments, beginning on December 10, 2010.

(n)	The options vest in four equal annual installments, beginning on December 10, 2011.

(o)	The restricted stock unit award will vest in three equal annual installments, beginning on December 10, 2011.

(p)	Options became exercisable on January 12, 2010.

(q)	Options vested in equal installments on each of February 13, 2009 and 2010 and the remainder will vest on February 13, 2011.

(r)	Options vest in four equal annual installments, beginning on May 23, 2008.

(s)	Options vest in four equal annual installments, beginning on May 16, 2009.

(t)	Options vest in four equal annual installments, beginning on February 6, 2010.

(u)	Options vest in four equal annual installments, beginning on February 24, 2011.

(v)	The restricted stock award will vest on February 13, 2011.

(w)	The restricted stock award will vest on May 23, 2011.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by and stock vesting for the named executive officers during the year ended December 31, 2010.

Option Exercises and Stock Vested During 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(a) (#)	Value Realized on Vesting(b) ($)
Mark P. Mays	—	—	4,167	37,586
Thomas W. Casey	—	—	—	—
Randall T. Mays	—	—	—	—
C. William Eccleshare	—	—	—	—
Ronald H. Cooper	—	—	37,500	520,500
Jonathan D. Bevan	—	—	6,739	78,300
_____________________
(a)	Represents the gross number of shares acquired upon vesting of restricted stock or restricted stock units, without taking into account any shares withheld to satisfy applicable tax obligations.

(b)
Represents the value of the vested restricted stock or restricted stock units, calculated by multiplying (1) the number of vested shares of restricted stock or the number of vested restricted stock units by (2) the closing price on the vesting date or, if the vesting date is not a trading day, the previous trading day.

PENSION BENEFITS

The following table sets forth certain information concerning pension benefits for the named executive officers at December 31, 2010.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(a) ($)	Payments During Last Fiscal Year ($)
Mark P. Mays	—	—	—	—
Thomas W. Casey	—	—	—	—
Randall T. Mays	—	—	—	—
C. William Eccleshare	—	—	—	—
Ronald H. Cooper	—	—	—	—
Jonathan D. Bevan(b)	Clear Channel Retirement Benefit Scheme	7	738,928	—
_________________
(a)
Amount reflects the actuarial present value of the accumulated benefit at December 31, 2010 based upon the following material assumptions: discount rate of 5.40% per annum; expected return on invested assets of 6.9% per annum; salary increases of 2.8% per annum; inflation of 3.3% per annum; post retirement pension increases of 3.3% per annum and post retirement mortality PA00 (Year of Birth) with medium cohort projections and a 1% minimum rate of improvement.

(b)
Mr. Bevan is a citizen and resident of the United Kingdom.  The present value of the accumulated benefit reported in this table for Mr. Bevan has been converted from British pounds to U.S. dollars using the exchange rate in effect at December 31, 2010 of £1 = $1.55237.

Clear Channel Outdoor operates a pension plan (with defined benefit and defined contribution sections) for eligible employees based in the United Kingdom called the Clear Channel Retirement Benefit Scheme (the “Scheme”).  As of December 31, 2010, there were approximately 150 current employees paying into the defined benefit section.  In order to be eligible to participate in the defined benefit section, an employee must have joined Clear Channel Outdoor prior to March 1, 2002 and elected to participate prior to turning age 35.  Mr. Bevan is the only named executive officer that is a participant of the Scheme and the Scheme is the only material defined benefit pension plan operated by Clear Channel Outdoor.

Mr. Bevan, age 39, joined the Scheme on December 1, 2003 and has accrued a total of 7 years and 1 month of pensionable service.  As a member of the Scheme, Mr. Bevan currently contributes 12.8% of his “Pensionable Salary” per month.  This changed from 8% of his “Pensionable Salary” per month, effective September 1, 2010.  “Pensionable Salary” is defined as base salary as of January 1 of each year, and does not include any bonuses, commissions or car allowance.  Pensionable salary also is subject to restrictions related to the earnings cap described below.  Clear Channel Outdoor contributes 21.1% of Mr. Bevan’s Pensionable Salary to the Scheme.  As reported in footnote (d) to the Summary Compensation Table, this amount equaled $76,501 in 2010.

Under the Scheme, Mr. Bevan’s normal retirement age is 60 and provides a pension on retirement of 1/45 of “Final Pensionable Salary” for each year and complete month of pensionable service to Clear Channel Outdoor.  “Final Pensionable Salary” is defined as the Pensionable Salary on January 1, 2011 indexed by the UK Consumer Price Index to the date of retirement.  However, as Mr. Bevan’s Pensionable Salary exceeds the current notional earnings cap of £123,600 per annum, his benefits under the Scheme would be restricted.  Assuming he remained in service until age 60, the maximum pension would be based on two-thirds of his Final Pensionable Salary subject to restrictions related to the earnings cap.

Under the Scheme, Mr. Bevan could elect early retirement at any age after 55 (or earlier if in ill health), subject to Clear Channel Outdoor’s consent.  In this case, Mr. Bevan would receive a pension on retirement of 1/45th of his “Final Pensionable Salary,” less an early retirement reduction factor of 3% per annum simple for each year (and pro-rata for each month) for each of the first 5 years that his retirement date precedes his normal retirement date, and by 6% per annum simple (and pro-rata for each month) thereafter.  The actual level of pension would then be subject to a maximum of the amount calculated as actual service divided by potential service multiplied by two-thirds of the notional earnings cap.

If Mr. Bevan’s pensionable service is terminated prior to being eligible for early retirement, then the following options would be available:

•
To leave his accrued benefits within the Scheme until normal retirement date.  His pension would increase broadly in line with increases in the UK Consumer Prices Index (to a maximum of 5% per annum) during the period of deferment.

•
To leave his accrued benefits within the Scheme, and then to apply for early retirement once he has reached age 55, or earlier if in ill-health.  The Scheme trustees’ consent would be required, and his pension would be subject to an actuarial reduction for early payment.  The reduction factor would be calculated by the actuary at the time of request and may be subject to further restriction by the Scheme’s rules.

•	To transfer the value of his accrued benefits to an alternative pension arrangement.

Where any pension is put into payment (from normal or early retirement) then the following would generally apply:

•	Mr. Bevan would be given the option of exchanging part of his annual pension for a one-off tax free cash sum. The amount available will depend on the circumstances at the time.
•	If Mr. Bevan predeceased any spouse, then a spouse’s pension of two-thirds his own pension (ignoring any amount exchanged for a lump sum) would continue for the remainder of her lifetime.
•	Any pension in payment would normally attract increases broadly in line with increases in the UK Retail Prices Index subject to a minimum of 3% and a maximum of 5% per annum.

NONQUALIFIED DEFERRED COMPENSATION PLANS

The named executive officers were eligible to participate in the Clear Channel Communications, Inc. Nonqualified Deferred Compensation Plan in 2010.  Under this plan, the named executive officers were able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes.  Matching credits on amounts deferred could have been made in Clear Channel Communications, Inc.’s sole discretion.  Participants in the plan would allocate their deferrals and any matching credits among different investment options, the performance of which would be used to determine the amounts to be paid to participants under the plan.  None of the named executive officers currently participates in the plan.

POTENTIAL POST-EMPLOYMENT PAYMENTS

The following narrative and table describe the potential payments or benefits upon termination, change in control or other post-employment scenarios for each of our named executive officers, using an assumed December 31, 2010 trigger event for each scenario.

As described below under “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement,” Clear Channel Communications, Inc., our indirect parent entity, makes available to us, and we are obligated to use, the services of certain executive officers of Clear Channel Communications, Inc., including the chief executive officer and chief financial officer, and a portion of their salary and other personnel costs are allocated to us in recognition of their services provided to us.  Each of Messrs. Mark P. Mays and Thomas W. Casey has employment agreements with CC Media and/or Clear Channel Communications, Inc.  The provisions of those agreements are described below to the extent that amounts payable thereunder would be allocated to us under the Corporate Services Agreement upon termination, change in control or other post-employment scenario.

Mark P. Mays

Termination by CC Media for Cause, by Mr. Mays without Good Reason or Upon Expiration of Term.  Mr. Mark P. Mays’ amended and restated employment agreement provides for the following payments and benefits upon termination by CC Media for “Cause,” by Mr. Mark P. Mays without “Good Reason” or due to the expiration of the term of his agreement.

Under the agreement, “Cause” is defined as Mr. Mark P. Mays’: (1) willful or intentional material misconduct that causes material and demonstrable injury, monetarily or otherwise, to CC Media, the Sponsors or any of their respective affiliates; (2) conviction of, or plea of nolo contendere to, a felony or any misdemeanor involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to CC Media; (3) committing any act of fraud, embezzlement, or theft against CC Media or its affiliates, that causes material and demonstrable injury, monetarily or otherwise, to CC Media; or (4) breach of any of the restrictive covenants in the employment agreement that causes material and demonstrable injury, monetarily or otherwise, to CC Media.

The term “Good Reason” includes, subject to certain exceptions: (1) a reduction in Mr. Mark P. Mays’ base pay or a breach of the section of the agreement providing for reimbursement of expenses; (2) a substantial diminution of his title, duties and responsibilities; (3) a failure to provide him with the use of a company-provided aircraft for personal travel; or (4) a transfer of his primary workplace outside the city limits of San Antonio, Texas.  An isolated, insubstantial and inadvertent action that is not taken in bad faith and which is remedied by CC Media within 10 business days after receipt of notice thereof from Mr. Mark P. Mays will not constitute “Good Reason.”

If Mr. Mark P. Mays is terminated by CC Media for Cause, he resigns without Good Reason or the term of his agreement expires, he will receive a lump-sum cash payment equal to his base salary, bonus and unused vacation accrued but unpaid through the date of termination.

In addition, if Mr. Mark P. Mays is terminated by for Cause, he resigns without Good Reason or the term of his agreement expires, his Clear Channel Outdoor stock options would be cancelled and any remaining unvested restricted stock would be forfeited.

Termination by CC Media without Cause, by Mr. Mays for Good Reason or Upon Change in Control.  If Mr. Mark P. Mays is terminated by CC Media without Cause or if Mr. Mark P. Mays resigns for Good Reason: (1) he will receive a lump-sum cash payment equal to his base salary, bonus and unused vacation accrued but unpaid through the date of termination; (2) if termination is before he receives his bonus for 2010, he will be eligible to receive his 2010 bonus as if he was employed through December 31, 2010; (3) provided he signs and returns a release of claims in the time period required, (a) he will receive a lump sum cash payment equal to $4,500,000 and (b) CC Media will maintain in full force and effect, for the continued benefit of him and his eligible dependents for a period of three years following the date of termination, the medical and hospitalization insurance programs in which he and his dependents were participating immediately prior to the date of termination, at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by him for such benefits) as existed immediately prior to the date of termination.  However, if he or his dependents cannot continue to participate in CC Media’s programs providing such benefits, CC Media will arrange to provide him and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs.  The aggregate value of these continued benefits is capped at $50,000, even if the cap is reached before the end of the three-year period.

Furthermore, in the event that Mr. Mark P. Mays’ employment is terminated by CC Media without Cause or by him for Good Reason, his unvested Clear Channel Outdoor stock options would be cancelled and any vested stock options would remain exercisable for 90 days after termination.  Any unvested Clear Channel Outdoor restricted stock would be forfeited.

Mr. Mark P. Mays’ employment agreement does not provide for payments or benefits upon a change in control.  Accordingly, if he were terminated without Cause after a change in control, Mr. Mark P. Mays would be entitled to the benefits described for a termination without Cause.  In addition, Mr Mark P. Mays’ Clear Channel Outdoor stock options would vest upon a change in control, with or without a termination, and any unvested Clear Channel Outdoor restricted stock would either be converted into shares of the surviving company or he would be paid the fair market value of the shares.

Termination due to Disability.  During any period in which he fails to perform his duties under his employment agreement as a result of incapacity due to physical or mental illness, Mr. Mark P. Mays will continue to receive his full base salary until his employment is terminated.  If, as a result of his incapacity due to physical or mental illness, he has been substantially unable to perform his duties under his employment agreement for an entire period of six consecutive months, and within 30 days after written notice of termination is given after such six-month period, he has not returned to the substantial performance of his duties on a full-time basis, CC Media will have the right to terminate his employment for disability.  In the event his employment is terminated for disability, CC Media will pay to him his base salary, bonus and unused vacation accrued but unpaid through the date of termination.

Furthermore, any Clear Channel Outdoor stock options would continue to vest and remain exercisable for the shorter of five years or the remainder of the original 10-year term.  Any remaining unvested Clear Channel Outdoor restricted stock would continue to vest as if he remained employed.

Termination due to Death.  If Mr. Mark P. Mays’ employment is terminated by his death, CC Media will pay in a lump sum to his beneficiary, legal representatives, or estate, as the case may be, his base salary, bonus and unused vacation accrued but unpaid through the date of his death. Furthermore, any unvested Clear Channel Outdoor stock options would vest and be exercisable for the shorter of one year or the remainder of the original 10-year term, and any remaining unvested Clear Channel Outdoor restricted stock would vest.

Gross-Up.  If it is determined that any payment, award, benefit or distribution pursuant to the employment agreement or otherwise would be subject to (1) an additional tax under Section 409A of the Code or (2) an excise tax under Section 4999 of the Code as a result of the Merger, CC Media also is obligated to pay to Mr. Mark P. Mays a tax gross-up payment to cover any taxes, interest or penalties imposed by those sections of the Code.

Thomas W. Casey

Termination by Clear Channel Communications, Inc. for Cause or by Mr. Casey without Good Reason.  Mr. Casey’s employment agreement provides for the following payments and benefits upon termination by Clear Channel Communications, Inc. for “Cause” or by Mr. Casey without “Good Reason.”

Under the agreement, “Cause” is defined as Mr. Casey’s: (1) willful and continued failure to perform substantially his duties (other than due to disability or following his notice of termination for Good Reason), after a demand for substantial performance is delivered by the Board or the Compensation Committee specifically identifying the manner in which he has not performed; (2) willful material misconduct that causes material and demonstrable injury, monetarily or otherwise, to Clear Channel Communications, Inc.; (3) willful disregard or violation of published company policies and procedures or codes of ethics; (4) fraud, dishonesty, breach of fiduciary duty, misappropriations, embezzlement or gross misfeasance of duty; or (5) conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude. In the case of (1), (2) or (3), unless the action by its nature is not curable or is a recurrence of a previously cured act with respect to which Mr. Casey has previously been provided notice, those acts will not constitute Cause unless the Board provides Mr. Casey with notice specifying (a) the conduct qualifying for Cause, (b) reasonable action that would remedy it and (c) a reasonable time (not less than 30 days) within which Mr. Casey can take the remedial action, and Mr. Casey fails to take the remedial action within the specified time.

The term “Good Reason” includes, subject to certain exceptions: (1) Clear Channel Communications, Inc.’s repeated failure to comply with a material term of the agreement after written notice from Mr. Casey specifying the failure; (2) a substantial and unusual increase in responsibilities and authority without an offer of additional reasonable compensation; or (3) a substantial and unusual reduction in responsibilities or authority.  To terminate for Good Reason, Mr. Casey must provide Clear Channel Communications, Inc. with 30 days notice, after which Clear Channel Communications, Inc. has 30 days to cure.

If Mr. Casey is terminated for Cause, he will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination.  If Mr. Casey resigns without Good Reason, he would receive his base salary for the 90-day notice period and any accrued but unpaid base salary and prior year bonus.

Termination by Clear Channel Communications, Inc. without Cause, by Mr. Casey for Good Reason or Upon Change in Control.  If Mr. Casey is terminated by Clear Channel Communications, Inc. without Cause or if Mr. Casey resigns for Good Reason: (1) he will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination; (2) provided he signs and returns a release of claims in the time period required, (a) he will receive a lump sum cash payment equal to any earned but unpaid bonus with respect to the year prior to his termination, (b) a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date, had 100% of his bonus opportunity been based on Clear Channel Communications, Inc.’s financial performance criteria and based on its actual performance against those criteria as of the end of the performance period, (c) an “equity value preservation payment” equal to $1,250,000 for a termination that occurs in 2010 (with amounts varying for terminations occurring in other years), and (d) a severance payment paid over 18 months in an amount equal to 1.5 times the sum of (i) his annual base salary at the termination date and (ii) his target bonus for the year that includes the termination.  However, if Mr. Casey violates the non-compete provisions of his agreement during the 18-month period above, Clear Channel Communications, Inc. may cease the severance payment referred to in (d) above.

Mr. Casey’s employment agreement does not provide for payments or benefits upon a change in control.  Accordingly, if he were terminated without Cause after a change in control, Mr. Casey would be entitled to the benefits described for a termination without Cause.

Termination due to Disability.  If Mr. Casey is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, Clear Channel Communications, Inc. may terminate his employment.  If Mr. Casey’s employment is terminated: (1) he will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination; (2) provided he signs and returns a release of claims in the time period required, (a) he will receive a lump sum cash payment equal to any earned but unpaid bonus with respect to the year prior to his termination and (b) a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date, had 100% of his bonus opportunity been based on Clear Channel Communications, Inc.’s financial performance criteria and based on its actual performance against those criteria as of the end of the performance period.

Termination due to Death.  If Mr. Casey’s employment is terminated by his death, Clear Channel Communications, Inc. will pay in a lump sum to his designee or, if no designee, to his estate, his accrued but unpaid base salary and any earned but unpaid bonus with respect to the year prior to the termination.

Randall T. Mays

        Mr. Randall T. Mays ceased serving as our Chief Financial Officer on January 4, 2010.  Accordingly, amounts payable under his employment agreement with CC Media would not be allocated to us under the Corporate Services Agreement upon termination, change in control or other post-employment scenario.  Clear Channel Outdoor does not have any separate compensation arrangements with Mr. Randall T. Mays, other than the award agreements with respect to his outstanding Clear Channel Outdoor equity awards, all of which vested prior to 2010.  Accordingly, Mr. Randall T. Mays would not receive any additional payments or benefits from Clear Channel Outdoor upon termination, change in control or other post-employment scenario.

C. William Eccleshare

Under Mr. Eccleshare’s employment agreement, Clear Channel Outdoor Ltd. (“CCI”) may terminate employment by providing not less than 12 months written notice and Mr. Eccleshare may resign by proving not less than 6 months written notice.  CCI will continue to pay Mr. Eccleshare’s normal compensation during the notice period and a prorata bonus for the portion of the year through the date of termination.  The bonus will be calculated at year-end based on actual audited results.  If CCI terminates Mr. Eccleshare’s employment for a serious breach of any material and fundamental terms of his employment agreement or for any gross misconduct by him, CCI would not be obligated to make any further payments to Mr. Eccleshare other than his accrued but unpaid compensation and untaken holiday entitlement through the date of termination.

If Mr. Eccleshare is terminated due to his death, all of his issued stock options would vest and continue to be exercisable for the shorter of one-year or the remainder of the original 10-year term and his unvested restricted stock units would vest.  If he is terminated due to his disability, 40,000 of his stock options granted on September 17, 2009 would vest and all other issued options would continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested restricted stock units would continue to vest as if he were employed.  If Mr. Eccleshare is terminated for Cause, all of his stock options would be cancelled and his unvested restricted stock units would be forfeited.  Upon a change in control, all issued stock options and any unvested restricted stock units would vest.  If CCI is divested before August 31, 2012, Mr. Eccleshare would have the option to instead receive a value of $1,200,000 for his stock option subject to his September 17, 2009 award agreement. In all other termination situations, 40,000 of his stock options granted on September 17, 2009 would vest, any other vested options would remain exercisable for three months and any unvested restricted stock units would be forfeited.

Ronald H. Cooper

Termination by Clear Channel Outdoor for Cause or by Mr. Cooper without Good Cause.  Mr. Cooper’s employment agreement provides for the following payments and benefits upon termination by Clear Channel Outdoor for “Cause” or by Mr. Cooper without “Good Cause.”

Under the agreement, “Cause” is defined, subject to certain exceptions, as Mr. Cooper’s: (1) willful misappropriation of or material misrepresentation regarding property of Clear Channel Outdoor that causes material and demonstrable injury to Clear Channel Outdoor, whether monetary or otherwise; (2) willful and unreasonable refusal to follow lawful directives of the CEO; (3) felony conviction, plea of nolo contendere for a felony, or other criminal conduct that has or would result in material and demonstrable injury, whether monetary or otherwise, to Clear Channel Outdoor’s reputation, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (4) material breach of the employment agreement; or (5) significant violation of Clear Channel Outdoor’s written employment and management policies that causes material and demonstrable injury, whether monetary or otherwise, to Clear Channel Outdoor, including without limitation, violation of sexual or other harassment policies. In the case of (1), (2), (4) or (5), unless the action by its nature is not curable or is a recurrence of a previously cured act, those acts will not constitute Cause unless Mr. Cooper has 30 days to cure after written notice.

The term “Good Cause” includes, subject to certain exceptions: (1) Clear Channel Outdoor’s failure to comply with a material term of the employment agreement after written notice by Mr. Cooper specifying the alleged failure; and Clear Channel Outdoor’s failure to cure within thirty (30) days after such notice; (2) a substantial and unusual increase in responsibilities and authority without an offer of additional reasonable compensation; or (3) a substantial and unusual reduction in responsibilities or authority. To terminate for Good Reason, Mr. Cooper must provide the Company with 30 days notice, after which the Company has 30 days to cure.

If Mr. Cooper is terminated for Cause, he will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination.  In addition, if Mr. Cooper resigns without Good Cause, provided he signs and returns a release of claims in the time period required, he would receive his base salary for the 90-day notice period and any accrued but unpaid base salary and prior year bonus.

Furthermore, if Mr. Cooper is terminated for Cause, his stock options would be cancelled and he would forfeit any unvested restricted stock units.  If Mr. Cooper resigns without Good Cause, his unvested stock options would terminate and his vested stock options would remain exercisable for the shorter of 90 days or the remainder of the original 10-year term.  Any unvested restricted stock units would be forfeited.

Termination by Clear Channel Outdoor without Cause, by Mr. Cooper for Good Cause or Upon Change in Control.  If Mr. Cooper is terminated by Clear Channel Outdoor without Cause or if Mr. Cooper resigns for Good Cause: (1) he will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination; (2) provided he signs and returns a release of claims in the time period required, he will receive a lump sum cash payment equal to (a) 1.5 times the sum of his annual rate of base salary on the date of termination plus his target bonus with respect to the year of termination, (b) any earned but unpaid bonus with respect to the year prior to his termination and (c) a prorated annual bonus with respect to the days he was employed in the year that includes the termination, if terminated between September 1 and December 31, calculated based upon performance as of the termination date as related to overall performance as of the end of the year.  However, if Mr. Cooper violates the non-compete provisions of his agreement during the period of those non-compete obligations, Mr. Cooper will forfeit a prorata portion of the severance payment referred to in (a) above for the amount of time remaining under the non-compete provisions.

Furthermore, if Mr. Cooper is terminated by Clear Channel Outdoor without Cause or by Mr. Cooper with Good Cause after August 31 of a year, a prorata portion of his stock options that would have vested in the year of termination will vest.  In addition, his unvested restricted stock units would vest on termination without Cause or Mr. Cooper’s resignation for Good Cause.  Mr. Cooper’s employment agreement does not provide for payments or benefits upon a change in control.  Accordingly, if he were terminated without Cause after a change in control, Mr. Cooper would be entitled to the benefits described for a termination without Cause.  In addition, his unvested stock options and any unvested restricted stock units would vest upon a change in control, with or without termination.

Termination due to Disability.  If Mr. Cooper is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, the Company may terminate his employment.  If Mr. Cooper’s employment is terminated, he will receive: (1) a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination; (2) provided he signs and returns a release of claims in the time period required, (a) a lump sum cash payment equal to any earned but unpaid bonus with respect to the year prior to his termination and (b) a prorated annual bonus with respect to the year that includes the termination.  Furthermore, any stock options would continue to vest and remain exercisable for the shorter of five years or the remainder of the original 10-year term, and he would forfeit any remaining unvested restricted stock units.

Termination due to Death.  If Mr. Cooper’s employment is terminated by his death, Clear Channel Outdoor will pay in a lump sum to his designee or, if no designee, to his estate, his accrued but unpaid base salary, any earned but unpaid bonus with respect to the year prior to the termination and a prorated bonus with respect to the year that includes the termination.  Furthermore, any stock options would vest and remain exercisable for the shorter of one year or the remainder of the original 10-year term, and any remaining unvested restricted stock units would be forfeited.

Limitation on Benefits.  To the extent that any of the payments and benefits under the agreement or otherwise would be subject to an excise tax under Section 4999 of the Code, then the payments will be payable either in full or as to such lesser amounts as would result in no portion of the payments being subject to an excise tax, whichever amount results in Mr. Cooper’s receiving the greatest after-tax amount.

Jonathan D. Bevan

Under Mr. Bevan’s employment agreement, CCI may terminate employment by providing not less than 12 months written notice and Mr. Bevan may resign by proving not less than 6 months written notice.  CCI will continue to pay Mr. Bevan’s normal compensation during the notice period and a prorata bonus for the portion of the year through the date of termination.  The bonus will be calculated at year-end based on actual audited results.  In addition, if Mr. Bevan’s employment is terminated due to disability, Mr. Bevan would be entitled to payments from an insurer under the Prolonged Disability Scheme applicable to eligible U.K. employees who participate in the Clear Channel Retirement Benefit Scheme.  The amount of the payments would be determined after medical assessment by the insurer, and would be subject to continued regular assessments by the insurer.  If Mr. Bevan’s employment is terminated due to his death, his beneficiaries or estate would receive four times Mr. Bevan’s base salary under the death-in-service insurance applicable to eligible U.K. employees who participate in the Clear Channel Retirement Benefit Scheme.

If Mr. Bevan is terminated due to his death, all of his stock options would vest and continue to be exercisable for the shorter of one-year or the remainder of the original 10-year term and his unvested restricted stock would vest.  If he is terminated due to his disability, his stock options would continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested restricted stock would continue to vest as if he were employed.  If Mr. Bevan is terminated for Cause, all of his stock options would be cancelled and his unvested restricted stock would be forfeited.  Upon a change in control, all stock options and any unvested restricted stock would vest.  In all other termination situations, his vested options would remain exercisable for three months and any unvested restricted stock would be forfeited.

Post-Employment Table

The following table describes the potential payments or benefits upon termination, other post-employment scenarios or change in control for each of the named executive officers.  The amounts in the table below show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment.  In addition, the table does not include amounts payable pursuant to plans that are available generally to all salaried employees. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from Clear Channel Outdoor.

Potential Payments Upon Termination or Change in Control(a)
Name	Benefit	Termination with “Cause”		Termination without “Cause”		Termination due to “Disability”		Termination due to Death		Retirement or Resignation		“Change in Control”
Mark P. Mays(b)	Cash payment	$1,088,051	(c)	$2,933,051	(d)	$1,088,051	(c)	$1,088,051	(c)	$1,088,051	(c)	—
	Value of Benefits(e)	—		13,790		—		—		—		—
	Vesting of equity awards(f)	—		—		—		58,505		—		$58,505
	Other(g)	—		1,319,695		—		—		—		—
	TOTAL	$1,088,051		$4,266,536		$1,088,051		$1,146,556		$1,088,051		$58,505

Thomas W. Casey(b)	Cash payment	—		$2,183,045	(h)	$594,295	(i)	—		$75,822	(j)	—
	TOTAL	—		$2,183,045		$594,295		—		$75,822		—

Randall T. Mays	TOTAL	—		—		—		—		—		—

C. William Eccleshare(k)	Cash payment	$1,496,097	(l)	$2,249,197	(l)	—		—		$1,872,647	(l)	—
	Value of Benefits(e)	—		175,178		—		—		87,589		—
	Vesting of equity awards(f)	—		280,800		$280,800		$1,244,497		280,800		$1,244,497
	TOTAL	$1,496,097		$2,705,175		$280,800		$1,244,497		$2,241,036		$1,244,497

Ronald H. Cooper	Cash payment	—		$3,844,000	(m)	$1,181,500	(n)	$1,181,500	(n)	$191,096	(o)	—
	Vesting of equity awards(f)	—		1,579,500		—		1,137,917		—		$2,717,417
	TOTAL	—		$5,423,500		$1,181,500		$2,319,417		$191,096		$2,717,417

Jonathan D. Bevan(k)	Cash payment	$993,656	(l)	$993,656	(l)	—	(p)	$1,485,840	(q)	$807,926	(l)	—
	Value of Benefits(e)	107,985		107,985		—		—		53,993		—
	Vesting of equity awards(f)	—		—		—		743,408		—		$743,408
	TOTAL	$1,101,641		$1,101,641		—		$2,229,248		$861,919		$743,408
_________________
(a)	Amounts reflected in the table were calculated assuming a December 31, 2010 termination date.

(b)
Amounts reflected in the table represent Clear Channel Outdoor’s portion of post-employment payments.  Pursuant to the Corporate Services Agreement, a percentage of payments made to Messrs. Mark P. Mays and Thomas W. Casey upon termination or a change in control, other than “Vesting of Equity Awards” payments, would be allocated to Clear Channel Outdoor.  For 2010, this allocation is based on Clear Channel Outdoor’s 2009 OIBDAN as a percentage of Clear Channel Communication, Inc.’s 2009 OIBDAN.  Accordingly, 41% of any payments to Messrs. Mark P. Mays or Thomas W. Casey upon termination or change in control in 2010, other than “Vesting of Equity Awards” payments, would have been allocated to Clear Channel Outdoor.  For a further discussion of the Corporate Services Agreement, please refer to “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement.”

(c)	Represents the allocated 41% of Mark P. Mays’ prorated annual bonus for the year ended December 31, 2010, as provided in his amended and restated employment agreement.

(d)
Represents the allocated 41% of (1) a lump sum payment of $4,500,000 plus (2) the prorated annual bonus for Mark P. Mays for the year ended December 31, 2010, as provided in his amended and restated employment agreement.

(e)
The values associated with the continued provision of health benefits are based on the 2011 premiums for medical insurance multiplied by the amount of time the executive is entitled to those benefits pursuant to his employment agreement.  For Messrs. Eccleshare and Bevan, the amounts also include pension contributions and car allowances for the amount of time they are entitled to those benefits pursuant to their respective employment agreements.

(f)
Amounts reflect the value of unvested Clear Channel Outdoor equity awards held by the respective named executive officers on December 31, 2010 that would be subject to accelerated vesting.  This value is based upon the closing sale price of Clear Channel’s Outdoor’s Class A common stock on December 31, 2010 of $14.04, but it excludes stock options where the exercise price exceeds the closing sale price of Clear Channel Outdoor’s Class A common stock on December 31, 2010.  The value of vested equity awards is not included in this table.

(g)
Represents the allocated 41% of the excise tax gross up payment due to Mr. Mark P. Mays under the terms of his amended and restated employment agreement.  If Mr. Mark P. Mays were terminated without Cause on December 31, 2010, portions of the benefits he would receive in connection with the termination, along with benefits he received at the time of the Merger, may constitute excess parachute payments under Section 280G of the Code, entitling Mr. Mark P. Mays to a gross-up under the terms of his amended and restated employment agreement.

(h)
Represents the allocated 41% of (1) 1.5 times the sum of Mr. Casey’s base salary and annual bonus target, (2) $1,250,000 payable for equity value preservation and (3) a prorated annual bonus for the year ended December 31, 2010 based on company performance pursuant to Mr. Casey’s employment agreement.

(i)	Represents the allocated 41% of the prorated annual bonus for the year ended December 31, 2010 for Mr. Casey based on company performance pursuant to his employment agreement.

(j)	Represents the allocated 41% of base salary during the required 90 day notice period under Mr. Casey’s employment agreement.

(k)
Messrs. Eccleshare and Bevan are citizens and residents of the United Kingdom.  The amounts presented in this table for Messrs. Eccleshare and Bevan have been converted from British pounds to U.S. dollars using the exchange rate in effect at December 31, 2010 of £1 = $1.55237.  The amounts reflected for Mr. Bevan do not include amounts payable to him under the Clear Channel Retirement Benefit Scheme because those are disclosed in the Pension Benefits table above.

(l)
Represents the continuation of salary during the notice period required in each termination scenario (12 months in the case of termination of Mr. Bevan by the Company with cause, 12 months in the case of termination of Messrs. Eccleshare or Bevan without cause and 6 months in the case of retirement or resignation by Messrs. Eccleshare or Bevan) and a prorated annual bonus in each case, pursuant to the respective employment agreements for Messrs. Eccleshare and Bevan.

(m)	Represents (1) 1.5 times the sum of Mr. Cooper’s base salary and annual bonus target and (2) a prorated annual bonus for the year ended December 31, 2010 pursuant to Mr. Cooper’s employment agreement.

(n)	Represents the prorated annual bonus for the year ended December 31, 2010 for Mr. Cooper pursuant to his employment agreement.

(o)	Represents base salary during the required 90 day notice period under Mr. Cooper’s employment agreement.

(p)
If Mr. Bevan’s employment is terminated due to disability, Mr. Bevan would be entitled to payments from an insurer under the Prolonged Disability Scheme applicable to eligible U.K. employees who participate in the Clear Channel Retirement Benefit Scheme.  The amount of the payments would be determined after medical assessment by the insurer, and would be subject to continued regular assessments by the insurer.

(q)
Represents 4 times Mr. Bevan’s base salary, which he is entitled to receive under the death-in-service insurance applicable to eligible U.K. employees who participate in the Clear Channel Retirement Benefit Scheme.

RELATIONSHIP OF COMPENSATION POLICIES AND PROGRAMS TO RISK MANAGEMENT

In consultation with the Compensation Committee, management conducted an assessment of whether Clear Channel Outdoor’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers.  This assessment included discussions with members of the corporate Human Resources, Legal, Finance, Internal Audit departments, as well as personnel in the business units, and a review of corporate and operational compensation arrangements.  The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies.  Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning Clear Channel Outdoor’s compensation policies with the long-term interests of Clear Channel Outdoor and avoiding rewards or incentive structures that could create unnecessary risks to Clear Channel Outdoor.

Management reported its findings to the Compensation Committee, which agreed with management's assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on Clear Channel Outdoor.

DIRECTOR COMPENSATION

Only our independent directors are compensated for serving as directors of Clear Channel Outdoor.  As a result, only Messrs. Jacobs, Raines and Tremblay and Ms. Shields were compensated for their service as directors of Clear Channel Outdoor during 2010.  The following table contains information about our independent directors’ 2010 compensation.  For information regarding service as directors of our majority-owned subsidiary, Clear Media Limited, see footnote (g) to the Summary Compensation Table.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(a) ($)	Option Awards(a) ($)	Total ($)
Margaret W. Covell	—	—	—	—
Blair E. Hendrix	—	—	—	—
Douglas L. Jacobs	46,500	—	50,475	96,975
Daniel G. Jones	—	—	—	—
Mark P. Mays(b)	—	—	—	—
Randall T. Mays(b)	—	—	—	—
James M. Raines	45,500	11,279	111,805	168,584
Marsha M. Shields	69,000	—	55,048	124,048
Dale W. Tremblay	83,000	—	55,048	138,048
Scott R. Wells	—	—	—	—
______________
(a)
Amounts in the Option Awards column reflect full grant date fair value of stock options awarded under our 2005 Stock Incentive Plan during 2010, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.  Messrs. Raines and Tremblay and Ms. Shields received an annual stock option award on February 24, 2010.  Mr. Jacobs received a stock option award on May 25, 2010, upon his appointment to the Board.  Messrs. Jacobs and Tremblay and Ms. Shields also received a stock option award on July 19, 2010 in connection with modifications to the compensation program for Clear Channel Outdoor’s independent directors, as described below.

The fair value of each stock option awarded in 2010 was estimated, based on several assumptions, on the date of grant using a Black Scholes option valuation model.  The fair value and assumptions used for the stock option awards are shown below:

	February 24, 2010	May 25, 2010	July 19, 2010
Fair value per share of options granted	$5.4997	$4.8900	$5.5200
Fair value assumptions:
Expected volatility	0.58	0.58	0.58
Expected life, in years	6.25	6.26	6.26
Risk-free interest rate	2.98%	2.44%	2.18%
Dividend yield	0.00%	0.00%	0.00%

Upon his cessation as a director on May 25, 2010, the vesting of Mr. Raines’ outstanding stock option and restricted stock awards was accelerated.  The amount shown for Mr. Raines in the Stock Awards column reflects the incremental fair value of his outstanding restricted stock awards, the vesting of which was accelerated upon his cessation as a director on May 25, 2010, based on the closing price of our Class A common stock on that date.  The amount shown in the Option Awards column for Mr. Raines reflects the grant date fair value of his February 24, 2010 stock option award, as described above, as well as the incremental fair value of all of his outstanding stock option awards, the vesting of which was accelerated on May 25, 2010 when he ceased serving as a director.  The incremental fair value and the assumptions used for Mr. Raines’ modified stock option awards are shown below:

	November 11, 2005	May 23, 2007	May 16, 2008	February 6, 2009	February 24, 2010
Fair value per share of options granted	$1.45	$1.10	$1.95	$5.22	$4.09
Fair value assumptions:
Expected volatility	0.58	0.58	0.58	0.58	0.58
Expected life, in years	2.7	3.5	4.0	4.4	4.9
Risk-free interest rate	1.16%	1.50%	1.73%	1.89%	2.04%
Dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%

For further discussion of the assumptions made in valuation, see also Note 10-Shareholders’ Equity beginning on page A-62 of Appendix A.

As of December 31, 2010, there were 626 shares of restricted stock (awarded to our independent directors prior to 2010) and stock options (awarded to our independent directors in 2010 and prior thereto) with respect to 108,750 shares of our Class A common stock outstanding under our 2005 Stock Incentive Plan.

(b)
Messrs. Mark P. Mays and Randall T. Mays served as officers during 2010 and do not receive any additional compensation for their service on the Board. Messrs. Mark P. Mays and Randall T. Mays served as our Chief Executive Officer and our Chief Financial Officer, respectively, during 2010 and their compensation for their service to Clear Channel Outdoor is included in the Summary Compensation Table above.

During 2010, Messrs. Jacobs, Raines and Tremblay and Ms. Shields all served as our independent directors during 2010.  Mr. Jacobs joined our Board on May 25, 2010, replacing Mr. Raines.  The Board’s compensation structure for our independent directors consists of the following components: (1) an annual cash retainer; (2) an additional cash payment for each Board meeting attended; (3) an additional cash payment for each committee meeting attended; and (4) an additional annual cash retainer for the chairpersons of the Audit Committee and the Compensation Committee.  We also may grant stock options or other stock-based awards to the independent directors, and they may elect to receive their fees in the form of shares of our common stock.  None of the independent directors made this election during 2010.

In addition, the independent directors who served on the Board’s Special Committee formed in April 2009 to review and approve, as appropriate, certain proposed transactions between Clear Channel Outdoor and Clear Channel Communications, Inc. received additional compensation.  The Special Committee was comprised of James M. Raines, Marsha M. Shields and Dale W. Tremblay.  The Special Committee did not meet during 2010; however, a monthly retainer of $10,000 was paid in January 2010 to each of Ms. Shields and Mr. Tremblay and a monthly retainer of $12,500 was paid in January 2010 to Mr. Raines, as Chairman of the Special Committee.

On July 19, 2010, the Board modified the annual compensation amounts for our independent directors as follows:

	Before July 19, 2010	Beginning July 19, 2010
Annual cash retainer	$25,000	$45,000
Additional cash payment per Board meeting attended	$1,500	$1,500
Additional cash payment per committee meeting attended	$1,000	$1,500
Additional annual cash retainer for Audit Committee chairperson	$10,000	$15,000
Additional annual cash retainer for Compensation Committee chairperson	$5,000	$10,000
Annual stock option award	Up to 7,500 shares	Up to 10,000 shares

Directors also are reimbursed for their expenses associated with their service as directors of Clear Channel Outdoor.

In 2010, Mr. Raines, Ms. Shields and Mr. Tremblay were each granted 7,500 stock options on February 24, 2010.  Mr. Jacobs was granted 7,500 stock options on May 25, 2010, upon joining the Board.  Mr. Jacobs, Ms. Shields and Mr. Tremblay each received an additional grant of 2,500 stock options on July 19, 2010 to reflect the compensation modifications described above.  All of the stock option awards vest in four equal annual installments, beginning on the first anniversary of the date of grant.  Upon his cessation as a director in May 2010, the vesting of Mr. Raines’ outstanding stock option and restricted stock awards was accelerated.

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Clear Channel Outdoor’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of Clear Channel Outdoor to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required to furnish Clear Channel Outdoor with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during, and Forms 5 and amendments thereto furnished to us with respect to, the fiscal year ended December 31, 2010 and prior years, and any written representations from reporting persons that no Form 5 is required, we have determined that all such Section 16(a) filing requirements were satisfied, except for: one late Form 4 with respect to one transaction for Mr. David M. Clark (a former executive officer); one late Form 3 and one late Form 4 with respect to a total of four transactions for Mr. Ronald H. Cooper; two late Form 4s with respect to a total of two transactions for Mr. C. William Eccleshare; one late Form 4 for each of Messrs. Douglas L. Jacobs, Mark P. Mays and Dale W. Tremblay and Ms. Marsha M. Shields, with respect to one transaction on each such Form 4; and three late Form 4s with respect to a total of three transactions for Mr. Franklin G. Sisson, Jr.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

There were no “interlocks” among any of the directors who served as members of our Compensation Committee and any of our executive officers during 2010 and as of the date of this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CC MEDIA HOLDINGS, INC.

       We are an indirect subsidiary of CC Media.  CC Media, through its wholly owned subsidiary, Clear Channel Holdings, Inc., owns all of our outstanding shares of Class B common stock, representing approximately 89% of the outstanding shares of our common stock and approximately 99% of the total voting power of our common stock.  Each share of our Class B common stock is convertible while owned by Clear Channel Holdings, Inc. or any of its affiliates (excluding us and our subsidiaries) at the option of the holder thereof into one share of Class A common stock.  The agreements between us and CC Media do not prohibit it from selling, spinning off, splitting off or otherwise disposing of any shares of our common stock.

Each of Mark P. Mays, Randall T. Mays and Blair Hendrix, three of our current directors, is a director of CC Media.  Mark P. Mays also served as our Chief Executive Officer and CC Media’s President and Chief Executive Officer until March 31, 2011 and remains Chairman of each and an employee.  In addition, Messrs. Ronald H. Cooper, C. William Eccleshare, Scott D. Hamilton and Robert H. Walls, Jr. serve as executive officers of Clear Channel Outdoor and CC Media.  Blair E. Hendrix and Scott R. Wells, two of our current directors, are employed as a managing director and executive vice president, respectively, of Bain Capital.  Margaret W. Covell and Daniel G. Jones, two of our current directors, are employed as a managing director and director, respectively, of THL.  Entities controlled by Bain Capital and THL hold all of the shares of CC Media’s Class B common stock and CC Media’s Class C common stock, and these shares represent a majority (whether measured by voting power or economic interest) of the equity of CC Media.

We have entered into a number of agreements with certain subsidiaries of CC Media setting forth various matters governing our relationship with CC Media and Clear Channel Communications, Inc., referred to in this section as “Clear Channel Communications.”  These agreements provide for, among other things, the allocation of employee benefit, tax and other liabilities and obligations attributable to our operations.

Set forth below are descriptions of certain agreements, relationships and transactions we have with Clear Channel Communications.

Master Agreement

We have entered into a master agreement (the “Master Agreement”) with Clear Channel Communications.  Among other things, the Master Agreement sets forth agreements governing our relationship with Clear Channel Communications.

Auditors and Audits; Annual Financial Statements and Accounting.  We have agreed that, for so long as Clear Channel Communications is required to consolidate our results of operations and financial position or account for its investment in our company under the equity method of accounting, we will maintain a fiscal year end and accounting periods the same as Clear Channel Communications, conform our financial presentation with that of Clear Channel Communications and we will not change our independent auditors without Clear Channel Communications’ prior written consent (which will not be unreasonably withheld), and we will use commercially reasonable efforts to enable our independent auditors to complete their audit of our financial statements in a timely manner so as to permit timely filing of Clear Channel Communications’ financial statements. We have also agreed to provide to Clear Channel Communications all information required for Clear Channel Communications to meet its schedule for the filing and distribution of its financial statements and to make available to Clear Channel Communications and its independent auditors all documents necessary for the annual audit of our company as well as access to the responsible personnel so that Clear Channel Communications and its independent auditors may conduct their audits relating to our financial statements. We provide Clear Channel Communications with financial reports, financial statements, budgets, projections, press releases and other financial data and information with respect to our business, properties and financial positions. We have also agreed to adhere to certain specified disclosure controls and procedures and Clear Channel Communications accounting policies and to notify and consult with Clear Channel Communications regarding any changes to our accounting principles and estimates used in the preparation of our financial statements, and any deficiencies in, or violations of law in connection with, our internal control over financial reporting and certain fraudulent conduct and other violations of law.

Exchange of Other Information.  The Master Agreement also provides for other arrangements with respect to the mutual sharing of information between Clear Channel Communications and us in order to comply with reporting, filing, audit or tax requirements, for use in judicial proceedings, and in order to comply with our respective obligations after the separation. We have also agreed to provide mutual access to historical records relating to the other’s businesses that may be in our possession.

Indemnification.  We have agreed to indemnify, hold harmless and defend Clear Channel Communications, each of its affiliates (excluding us and our subsidiaries) and each of their respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•
the failure by us or any of our affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities or contractual obligations associated with our businesses, whether arising before or after the separation;

•	the operations, liabilities and contractual obligations of our business;
•	any guarantee, indemnification obligation, surety bond or other credit support arrangement by Clear Channel Communications or any of its affiliates for our benefit;
•	any breach by us or any of our affiliates of the Master Agreement or our other agreements with Clear Channel Communications or our amended and restated certificate of incorporation or bylaws; and
•
any untrue statement of, or omission to state, a material fact in Clear Channel Communications’ public filings to the extent the statement or omission was as a result of information that we furnished to Clear Channel Communications or that Clear Channel Communications incorporated by reference from our public filings, if the statement or omission was made or occurred after November 10, 2005.

Clear Channel Communications has agreed to indemnify, hold harmless and defend us, each of our subsidiaries and each of our and our subsidiaries’ respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•
the failure of Clear Channel Communications or any of its affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities of Clear Channel Communications or its affiliates, other than liabilities associated with our businesses;

•	the liabilities of Clear Channel Communications and its affiliates’ businesses, other than liabilities associated with our businesses;
•	any breach by Clear Channel Communications or any of its affiliates of the Master Agreement or its other agreements with us; and
•
any untrue statement of, or omission to state, a material fact in our public filings to the extent the statement or omission was as a result of information that Clear Channel Communications furnished to us or that we incorporated by reference from Clear Channel Communications’ public filings, if the statement or omission was made or occurred after November 10, 2005.

The Master Agreement also specifies procedures with respect to claims subject to indemnification and related matters and provides for contribution in the event that indemnification is not available to an indemnified party.

Dispute Resolution Procedures.  We have agreed with Clear Channel Communications that neither party will commence any court action to resolve any dispute or claim arising out of or relating to the Master Agreement, subject to certain exceptions. Instead, any dispute that is not resolved in the normal course of business will be submitted to senior executives of each business entity involved in the dispute for resolution. If the dispute is not resolved by negotiation within 45 days after submission to the executives, either party may submit the dispute to mediation. If the dispute is not resolved by mediation within 30 days after the selection of a mediator, either party may submit the dispute to binding arbitration before a panel of three arbitrators. The arbitrators will determine the dispute in accordance with Texas law. Most of the other agreements between Clear Channel Communications and us have similar dispute resolution provisions.

Other Provisions.  The Master Agreement also contains covenants between Clear Channel Communications and us with respect to other matters, including the following:

•
our agreement (subject to certain limited exceptions) not to repurchase shares of our outstanding Class A common stock or any other securities convertible into or exercisable for our Class A common stock, without first obtaining the prior written consent or affirmative vote of Clear Channel Communications, for so long as Clear Channel Communications owns more than 50% of the total voting power of our common stock;

•	confidentiality of our and Clear Channel Communications’ information;
•	our right to continue coverage under Clear Channel Communications’ insurance policies for so long as Clear Channel Communications owns more than 50% of our outstanding common stock;
•	restrictions on our ability to take any action or enter into any agreement that would cause Clear Channel Communications to violate any law, organizational document, agreement or judgment;
•	restrictions on our ability to take any action that limits Clear Channel Communications’ ability to freely sell, transfer, pledge or otherwise dispose of our stock;
•
our obligation to comply with Clear Channel Communications’ policies applicable to its subsidiaries for so long as Clear Channel Communications owns more than 50% of the total voting power of our outstanding common stock, except (i) to the extent such policies conflict with our amended and restated certificate of incorporation or bylaws or any of the agreements between Clear Channel Communications and us, or (ii) as otherwise agreed with Clear Channel Communications or superseded by any policies adopted by our Board; and

•	restrictions on our ability to enter into any agreement that binds or purports to bind Clear Channel Communications.

Approval Rights of Clear Channel Communications on Certain of our Activities.  Until the first date on which Clear Channel Communications owns less than 50% of the total voting power of our common stock, the prior affirmative vote or written consent of Clear Channel Communications is required for the following actions (subject in each case to certain agreed exceptions):

•	a merger involving us or any of our subsidiaries (other than mergers involving our subsidiaries or to effect acquisitions permitted under our amended and restated certificate of incorporation);
•	acquisitions by us or our subsidiaries of the stock or assets of another business for a price (including assumed debt) in excess of $5 million;
•	dispositions by us or our subsidiaries of assets in a single transaction or a series of related transactions for a price (including assumed debt) in excess of $5 million;
•
incurrence or guarantee of debt by us or our subsidiaries in excess of $400 million outstanding at any one time or that could reasonably be expected to result in a negative change in any of our credit ratings, excluding our debt with Clear Channel Communications, intercompany debt (within our company and its subsidiaries), and debt determined to constitute operating leverage by a nationally recognized statistical rating organization;

•	issuance by us or our subsidiaries of capital stock or other securities convertible into capital stock;
•
entry into any agreement restricting our ability or the ability of any of our subsidiaries to pay dividends, borrow money, repay indebtedness, make loans or transfer assets, in any such case to our company or Clear Channel Communications;

•	dissolution, liquidation or winding up of our company or any of our subsidiaries;
•	adoption of a rights agreement; and
•
alteration, amendment, termination or repeal of, or adoption of any provision inconsistent with, the provisions of our amended and restated certificate of incorporation or our bylaws relating to our authorized capital stock, the rights granted to the holders of the Class B common stock, amendments to our bylaws, stockholder action by written consent, stockholder proposals and meetings, limitation of liability of and indemnification of our officers and directors, the size or classes of our Board, corporate opportunities and conflicts of interest between our company and Clear Channel Communications, and Section 203 of the Delaware General Corporation Law.

Corporate Services Agreement

We have entered into a corporate services agreement (the “Corporate Services Agreement”) with an affiliate of Clear Channel Communications (referred to as Clear Channel Communications for purposes of this description) to provide us certain administrative and support services and other assistance. Pursuant to the Corporate Services Agreement, so long as Clear Channel Communications continues to own greater than 50% of the total voting power of our common stock then Clear Channel Communications will provide us with such services and other assistance which we must accept.  These include, among other things, the following:

•	treasury, payroll and other financial related services;
•	executive officer services;
•	human resources and employee benefits;
•	legal and related services;
•	information systems, network and related services;
•	investment services;
•	corporate services; and
•	procurement and sourcing support.

The charges for the corporate services generally are intended to allow Clear Channel Communications to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit. The allocation of cost is based on various measures depending on the service provided, which measures include relative revenue, employee headcount or number of users of a service.

Under the Corporate Services Agreement, we and Clear Channel Communications each have the right to purchase goods or services, use intellectual property licensed from third parties and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by such vendor agreements. The agreement also provides for the lease or sublease of certain facilities used in the operation of our respective businesses and for access to each other’s computing and telecommunications systems to the extent necessary to perform or receive the corporate services.

The Corporate Services Agreement provides that Clear Channel Communications will make available to us, and we will be obligated to utilize, certain executive officers of Clear Channel Communications to serve as our executive officers, including the chief executive officer, the chief financial officer and the chief accounting officer. The Corporate Services Agreement may be terminated by mutual agreement or, after the date Clear Channel Communications owns shares of our common stock representing less than 50% of the total voting power of our common stock, upon six months written notice by us to Clear Channel Communications. Clear Channel Communications charges an allocable portion of the compensation and benefits costs of such persons based on a ratio of our financial performance to the financial performance of Clear Channel Communications. The compensation and benefits costs allocated to us include such executives’ base salary, bonus and other standard employee benefits, but exclude equity based compensation.  See footnote (f) to the Summary Compensation Table for additional information regarding the allocations.  For the year ended December 31, 2010, charges for the corporate and executive services provided to us by Clear Channel Communications under the Corporate Services Agreement totaled $38.1 million.

Tax Matters Agreement

We and certain of our corporate subsidiaries continue to be included in the affiliated group of corporations that files a consolidated return for U.S. federal income tax purposes of which Clear Channel Communications is the common parent corporation, and in certain cases, we or one or more of our subsidiaries may be included in a combined, consolidated or unitary group with Clear Channel Communications or one or more of its subsidiaries for certain state and local income tax purposes. We and Clear Channel Communications have entered into a tax matters agreement (the “Tax Matters Agreement”) to allocate the responsibility of Clear Channel Communications and its subsidiaries, on the one hand, and we and our subsidiaries, on the other, for the payment of taxes resulting from filing tax returns on a combined, consolidated or unitary basis.

With respect to tax returns in which we or any of our subsidiaries are included in a combined, consolidated or unitary group with Clear Channel Communications or any of its subsidiaries for Federal, state or local tax purposes, we make payments to Clear Channel Communications pursuant to the Tax Matters Agreement equal to the amount of taxes that would be paid if we and each of our subsidiaries included in such group filed a separate tax return. We also reimburse Clear Channel Communications for the amount of any taxes paid by it on our behalf with respect to tax returns that include only us or any of our subsidiaries for Federal, state or local tax purposes, which tax returns are prepared and filed by Clear Channel Communications. With respect to certain tax items, such as foreign tax credits, alternative minimum tax credits, net operating losses and net capital losses, that are generated by us or our subsidiaries, but are used by Clear Channel Communications or its subsidiaries when a tax return is filed on a combined, consolidated or unitary basis for Federal, state or local tax purposes, we are reimbursed by Clear Channel Communications as such tax items are used.

Under the Tax Matters Agreement, Clear Channel Communications is appointed the sole and exclusive agent for us and our subsidiaries in any and all matters relating to Federal, state and local income taxes, and has sole and exclusive responsibility for the preparation and filing of all tax returns (or amended returns) related to such taxes and has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of us or any of our subsidiaries with respect to such taxes. Additionally, Clear Channel Communications determines the amount of our liability to (or entitlement to payment from) Clear Channel Communications under the Tax Matters Agreement. This arrangement may result in conflicts of interest between Clear Channel Communications and us. For example, under the Tax Matters Agreement, Clear Channel Communications will be able to choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to Clear Channel Communications and detrimental to us.

For U.S. Federal income tax purposes, each member of an affiliated group of corporations that files a consolidated return is jointly and severally liable for the U.S. Federal income tax liability of the entire group. Similar principles may apply with respect to members of a group that file a tax return on a combined, consolidated or unitary group basis for state and local tax purposes. Accordingly, although the Tax Matters Agreement will allocate tax liabilities between Clear Channel Communications and us during the period in which we or any of our subsidiaries are included in the consolidated group of Clear Channel Communications or any of its subsidiaries, we and our subsidiaries included in such consolidated group could be liable for the tax liability of the entire consolidated group in the event any such tax liability is incurred and not discharged by Clear Channel Communications. The Tax Matters Agreement provides, however, that Clear Channel Communications will indemnify us and our subsidiaries to the extent that, as a result of us or any of our subsidiaries being a member of a consolidated group, we or our subsidiaries becomes liable for the tax liability of the entire consolidated group (other than the portion of such liability for which we and our subsidiaries are liable under the Tax Matters Agreement).

Under Section 482 of the Internal Revenue Code, the Internal Revenue Service has the authority in certain instances to redistribute, reapportion or reallocate gross income, deductions, credits or allowances between Clear Channel Communications and us. Other taxing authorities may have similar authority under comparable provisions of foreign, state and local law. The Tax Matters Agreement provides that we or Clear Channel Communications will indemnify the other to the extent that, as a result of the Internal Revenue Service exercising its authority (or any other taxing authority exercising a similar authority), the tax liability of one group is reduced while the tax liability of the other group is increased.

If Clear Channel Communications spins off our Class B common stock to its stockholders in a distribution that is intended to be tax-free under Section 355 of the Code, we have agreed in the Tax Matters Agreement to indemnify Clear Channel Communications and its affiliates against any and all tax-related liabilities if such a spin-off fails to qualify as a tax-free distribution (including as a result of Section 355(e) of the Code) due to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the Tax Matters Agreement. If neither we nor Clear Channel Communications is responsible under the Tax Matters Agreement for any such spin-off not being tax-free under Section 355 of the Code, we and Clear Channel Communications have agreed that we will each be responsible for 50% of the tax related liabilities arising from the failure of such a spin-off to so qualify.

At December 31, 2010, the amount payable to Clear Channel Communications under the Tax Matters Agreement was $1.1 million.

Employee Matters Agreement

We have entered into an employee matters agreement (the “Employee Matters Agreement”) with Clear Channel Communications covering certain compensation and employee benefit issues. In general, with certain exceptions, our employees participate in the Clear Channel Communications employee plans and arrangements along with the employees of other Clear Channel Communications subsidiaries. Our payroll is also administered by Clear Channel Communications.

We and Clear Channel Communications reserve the right to withdraw from or terminate our participation, as the case may be, in any of the Clear Channel Communications employee plans and arrangements at any time and for any reason, subject to at least 90 days’ notice. Unless sooner terminated, it is likely that our participation in Clear Channel Communications employee plans and arrangements will end if and at such time as we are no longer a subsidiary of Clear Channel Communications, which, for this purpose, means Clear Channel Communications owns less than 80% of the total combined voting power of all classes of our capital stock entitled to vote. We will, however, continue to bear the cost of and retain responsibility for all employment-related liabilities and obligations associated with our employees (and their covered dependents and beneficiaries), regardless of when incurred.

Trademarks

We have entered into a trademark license agreement (the “Trademark License Agreement”) with a subsidiary of Clear Channel Communications that entitles us to use (1) on a nonexclusive basis, the “Clear Channel” trademark and the Clear Channel Communications “outdoor” trademark logo with respect to day-to-day operations of our business, and (2) certain other Clear Channel Communications marks in connection with our business. Our use of the marks is subject to Clear Channel Communications’ approval. Clear Channel Communications may terminate our use of the marks in certain circumstances, including (1) a breach by us of a term or condition of our various agreements with Clear Channel Communications and (2) at any time after Clear Channel Communications ceases to own at least 50% of the total voting power of our common stock.  In 2010, Clear Channel Communications did not charge us a royalty fee for our use of the trademarks and other marks.  We also do not currently anticipate that we will be charged a royalty fee under the Trademark License Agreement in 2011.

Products and Services Provided between Clear Channel Communications and Us

We and Clear Channel Communications engage in transactions in the ordinary course of our respective businesses. These transactions include our providing billboard and other advertising space to Clear Channel Communications at rates we believe would be charged to a third party in an arm’s length transaction.

Our branch managers have historically followed a corporate policy allowing Clear Channel Communications to use, without charge, domestic displays that they or their staff believe would otherwise be unsold.  Our sales personnel receive partial revenue credit for that usage for compensation purposes.  This partial revenue credit is not included in our reported revenues. Clear Channel Communications bears the cost of producing the advertising and we bear the costs of installing and removing this advertising.  In 2010, we estimated that these discounted revenues would have been less than 1% of our domestic revenues.

Intercompany Note and Other Indebtedness

On August 2, 2005, we distributed a note (the “CCU Intercompany Note”) in the original principal amount of $2.5 billion to Clear Channel Communications as a dividend. The CCU Intercompany Note was scheduled to mature on August 2, 2010, could be prepaid in whole at any time, or in part from time to time. The CCU Intercompany Note accrued interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. The CCU Intercompany Note was mandatorily payable upon a change of control and, subject to certain exceptions, all proceeds from debt or equity raised by us was required to be used to prepay such note.  In December 2009, we made voluntary payments on the CCU Intercompany Note in the amount of the total outstanding balance and subsequently retired the debt with Clear Channel Communications as of December 31, 2009.

As part of the day-to-day cash management services provided by Clear Channel Communications, we maintain accounts that represent net amounts due to or from Clear Channel Communications, which are recorded as “Due from/to Clear Channel Communications” on the consolidated balance sheet.  The amounts in such accounts are evidenced by the CCU Cash Management Note and the CCOH Cash Management Note.  In connection with the issuance of the Series A Notes and Series B Notes, we and Clear Channel Communications modified the terms of the CCU and CCOH Cash Management Notes (recorded as Due from/to Clear Channel Communications account) to extend the maturity of each note to coincide with the maturity date of the Series A Notes and Series B Notes.  In addition, the terms were modified to change the interest rate on each note to equal the interest rate on the Series A Notes and Series B Notes.  While the face amount of each Cash Management Note is $1.0 billion, the accounts represent the aggregate unpaid principal amount of all advances under the promissory note, which may from time to time exceed $1.0 billion pursuant to the terms of the promissory note.  The Cash Management Notes accrue interest and are generally payable on demand.  Interest on the CCOH Cash Management Note accrues on the daily net negative cash position and interest on the CCU Cash Management Note accrues on the daily net positive cash position.  The Cash Management Notes mature on December 15, 2017 and the interest rate on the Cash Management Notes is a fixed rate of interest equal to 9.25%.  Included in the accounts are the net activities resulting from day-to-day cash management services provided by Clear Channel Communications.  As a part of these services, we maintain collection bank accounts swept daily via our master account into accounts of Clear Channel Communications.  In return, Clear Channel Communications funds our master account on days where disbursements exceed our collections.  Our claim in relation to cash transferred from our master account is on an unsecured basis and is limited to the balance of the “Due from Clear Channel Communications” account.  If Clear Channel Communications were to become insolvent, the Series A Notes and Series B Notes would not be accelerated, and we would be an unsecured creditor of Clear Channel Communications with respect to any amounts owed to us under the CCU Cash Management Note.  At December 31, 2010, the asset recorded in “Due from Clear Channel Communications” on the consolidated balance sheet was $383.8 million.  At December 31, 2010, we had no borrowings under the CCOH Cash Management Note.

POLICY ON REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

We have adopted formal written policies and procedures for the review, approval, or ratification of certain related party transactions involving us and one of our executive officers, directors or nominees for director, or owner of more than 5% of any class of Clear Channel Outdoor’s voting securities, and which may be required to be reported under the SEC disclosure rules.  Such transactions must be pre-approved by the Audit Committee of our board of directors (other than the directors involved, if any) or by a majority of disinterested directors, except that no such pre-approval shall be required for an agreement, or series of related agreements, providing solely for advertising or associated promotional events that is made on our standard terms and conditions (as reflected in our standard form of advertising agreement and standard rate sheet) where the aggregate amount to be paid to us is less than $10 million.  In addition, if our management, in consultation with our Chief Executive Officer or Chief Financial Officer determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee reports to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting.  The primary consideration with respect to the approval of related party transactions is the overall fairness of the terms of the transaction to us.  The related person transactions described above in this proxy statement with respect to Clear Channel Communications were not approved under these policies because they occurred prior to the time the policies were adopted.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee concerns the Audit Committee’s activities regarding oversight of Clear Channel Outdoor’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Clear Channel Outdoor specifically incorporates this Report by reference therein.

The Audit Committee is comprised solely of independent directors and it operates under a written charter adopted by the Board. The charter reflects standards set forth in SEC regulations and NYSE rules.  In addition, the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.  The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.  The full text of the Audit Committee’s charter can be found on Clear Channel Outdoor’s Internet website at www.clearchanneloutdoor.com.

As set forth in more detail in the charter, the Audit Committee assists the Board in its general oversight of Clear Channel Outdoor’s financial reporting, internal control and audit functions.  Management is responsible for the preparation, presentation and integrity of Clear Channel Outdoor’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.  Ernst & Young LLP, the independent registered public accounting firm that serves as Clear Channel Outdoor’s independent auditor, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with United States generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules.  The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of Clear Channel Outdoor’s internal and external auditors, including the audit scope and staffing, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services.  Subject to the consent of our corporate parent, the Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace Clear Channel Outdoor’s independent auditor.  The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of Clear Channel Outdoor’s financial, accounting and internal controls.  Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor.  In addition, the Audit Committee generally oversees Clear Channel Outdoor’s internal compliance programs.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

In overseeing the preparation of Clear Channel Outdoor’s financial statements, the Audit Committee met with both management and Clear Channel Outdoor’s independent auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues.  Management advised the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

With respect to Clear Channel Outdoor’s independent auditors, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, and received from the independent auditors their letter and the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that Clear Channel Outdoor’s audited financial statements be included in Clear Channel Outdoor’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Respectfully submitted,

  THE AUDIT COMMITTEE
  Douglas L. Jacobs, Chairman
  Marsha M. Shields
  Dale W. Tremblay

AUDITOR FEES

The following fees for services provided by Ernst & Young LLP were incurred by Clear Channel Outdoor with respect to the years ended December 31, 2010 and 2009:

	Years Ended December 31,
(In thousands)	2010	2009
Audit fees (a)	$3,650	$4,353
Audit-related fees (b)	16	—
Tax fees (c)	418	521
All other fees (d)	589	75
Total fees for services	$4,673	$4,949
_______________

(a)
Audit fees are for professional services rendered for the audit of our annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required domestically and internationally, comfort letters, consents, assistance with and review of documents filed with the SEC, attest services, work done by tax professionals in connection with the audit or quarterly reviews, and accounting consultations and research work necessary to comply with generally accepted auditing standards.

(b)
Audit-related fees are for assurance and related services not reported under annual audit fees that reasonably relate to the performance of the audit or review of our financial statements, including due diligence related to mergers and acquisitions, internal control reviews and attest services not required by statute or regulations.

(c)
Tax fees are for professional services rendered for tax compliance, tax advice and tax planning, except those provided in connection with the audit or quarterly reviews.  Of the $417,709 tax fees for 2010, $202,415 was related to tax compliance services. Of the $521,000 tax fees for 2009, $135,000 was related to tax compliance services.

(d)	All other fees are the fees for products and services other than those in the above three categories. This category includes permitted corporate finance services and certain advisory services.

Clear Channel Outdoor’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to Clear Channel Outdoor is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for Clear Channel Outdoor by its independent auditor.  The chairperson of the Audit Committee may represent the entire committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.

PROPOSAL 4: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of CC Media for the year ending December 31, 2011.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or any other applicable legal requirement.  However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice.  If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but ultimately may determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders.  Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may terminate the appointment of Ernst & Young LLP as the independent registered public accounting firm without stockholder approval whenever the Audit Committee deems termination necessary or appropriate.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends that you vote “For” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2011.  Properly submitted proxies will be so voted unless stockholders specify otherwise.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING
AND ADVANCE NOTICE PROCEDURES

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the annual meeting of stockholders in 2012 may do so by following the procedures prescribed in SEC Rule 14a-8.  To be eligible for inclusion, stockholder proposals must be received by the Secretary of Clear Channel Outdoor no later than December 10, 2011, and must otherwise comply with the SEC’s rules.  Proposals should be sent to: Secretary, Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

If you intend to present a proposal at the annual meeting of stockholders in 2012, or if you want to nominate one or more directors at the annual meeting of stockholders in 2012, you must comply with the advance notice provisions of Clear Channel Outdoor’s Bylaws.  If you intend to present a proposal at the annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address set forth above.  Our Secretary must receive the notice not less than 90 days and not more than 120 days before the anniversary date of the immediately preceding annual meeting of stockholders.  This means that, for our 2012 annual meeting, our Secretary must receive the notice no earlier than January 17, 2012 and no later than February 16, 2012.  You may contact our Secretary at the address set forth above for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

OTHER MATTERS

Neither Clear Channel Outdoor’s management nor the Board knows of any other business to be brought before the annual meeting other than the matters described above.  If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

GENERAL

The cost of soliciting proxies will be borne by Clear Channel Outdoor. Following the original mailing of the proxy soliciting material, regular employees of Clear Channel Outdoor may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties.  Clear Channel Outdoor expects to reimburse such parties for their charges and expenses connected therewith.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Clear Channel Outdoor and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if your shares are registered in your name. You can notify us by sending a written request to Clear Channel Outdoor Holdings, Inc., Stockholder Relations, 200 East Basse Road, San Antonio, Texas 78209 or by calling (210) 832-3700.  Upon written or oral request, we will promptly deliver a separate copy of this proxy statement to a beneficial shareholder at a shared address to which a single copy of the proxy statement was delivered.

An electronic copy of Clear Channel Outdoor’s Annual Report on Form 10-K filed with the SEC on February 14, 2011 is available free of charge at Clear Channel Outdoor’s Internet website at www.clearchanneloutdoor.com.  A paper copy of the Form 10-K also is available without charge to stockholders upon written request to: Investor Relations, Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

APPENDIX A
FINANCIAL STATEMENTS, FOOTNOTES AND OTHER DATA

STOCK PERFORMANCE GRAPH

The following chart provides a comparison of the cumulative total returns, adjusted for any stock splits and dividends, for Clear Channel Outdoor Holdings, Inc., Lamar Advertising Company, an outdoor advertising company, and the S&P 500 Composite Index from December 31, 2005 through December 31, 2010.

Indexed Yearly Stock Price Close
(Price Adjusted for Stock Splits and Dividends)

	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10
Clear Channel Outdoor Holdings, Inc.	$1,000	$1,392	$1,379	$307	$518	$700
Lamar Advertising Company	$1,000	$1,418	$1,097	$287	$709	$909
S&P 500 Composite Index	$1,000	$1,158	$1,221	$770	$973	$1,120

EXCERPTS FROM THE ANNUAL REPORT ON FORM 10-K

Our Business Segments

We have two reportable business segments, Americas Outdoor Advertising (“Americas” or “Americas outdoor advertising”) and International Outdoor Advertising (“International” or “International outdoor advertising”), which represented 46% and 54% of our 2010 revenue, respectively.

We believe we offer advertisers a diverse platform of media assets across geographies and outdoor products.  We intend to continue to execute upon our long-standing outdoor advertising strategies, while closely managing expenses and focusing on achieving operating efficiencies throughout our businesses.  Within each of our operating segments, we share best practices across our markets in an attempt to replicate our successes throughout the markets in which we operate.

Americas Sources of Revenue

Americas generated 46%, 46% and 43% of our revenue in 2010, 2009 and 2008, respectively.  Americas’ revenue is derived from the sale of advertising copy placed on our display inventory.  Our display inventory consists primarily of billboards, street furniture displays and transit displays.  The margins on our billboard contracts tend to be higher than those on contracts for other displays, due to their greater size, impact and location along major roadways that are highly trafficked.  Billboards comprise approximately two-thirds of our display revenues.  The following table shows the approximate percentage of revenue derived from each category for our Americas advertising inventory:

	Year Ended December 31,
	2010	2009	2008
Billboards
Bulletins (1)	54%	52%	51%
Posters	13%	14%	15%
Street furniture displays	6%	5%	5%
Transit displays	15%	17%	17%
Other displays (2)	12%	12%	12%
Total	100%	100%	100%
____________
(1)	Includes digital displays.
(2)	Includes spectaculars, mall displays and wallscapes.

Our Americas segment generates revenues from local, regional and national sales.  Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points.  Gross ratings points are the total number of impressions delivered, expressed as a percentage of a market population, of a display or group of displays.  The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time.  For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display.  “Reach” is the percent of a target audience exposed to an advertising message at least once during a specified period of time, typically during a period of four weeks.  “Frequency” is the average number of exposures an individual has to an advertising message during a specified period of time.  Out-of-home frequency is typically measured over a four-week period.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales.  In addition, we have long-standing relationships with a diversified group of advertising brands and agencies that allow us to diversify client accounts and establish continuing revenue streams.

International Sources of Revenue

Our International segment generated 54%, 54% and 57% of our revenue in 2010, 2009 and 2008, respectively.  International revenue is derived from the sale of advertising copy placed on our display inventory.  Our International display inventory consists primarily of billboards, street furniture displays, transit displays and other out-of-home advertising displays, such as neon displays.

The following table shows the approximate percentage of revenue derived from each inventory category of our International segment:

	Year Ended December 31,
	2010	2009	2008
Billboards (1)	30%	32%	35%
Street furniture displays	42%	40%	38%
Transit displays	8%	8%	9%
Other (2)	20%	20%	18%
Total	100%	100%	100%
____________
(1)	Includes revenue from spectaculars and neon displays.
(2)
Includes advertising revenue from mall displays, other small displays, and non-advertising revenue from sales of street furniture equipment, cleaning and maintenance services, operation of Smartbike schemes and production revenue.

Our International segment generates revenues worldwide from local, regional and national sales. Similar to the Americas, advertising rates generally are based on the gross ratings points of a display or group of displays. The number of impressions delivered by a display, in some countries, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales.  Our entrepreneurial culture allows local management to operate their markets as separate profit centers, encouraging customer cultivation and service.

ITEM 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Our Class A common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “CCO.”  There were 83 shareholders of record as of February 8, 2011.  This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies.  The following table sets forth, for the calendar quarters indicated, the reported high and low sales prices of our Class A common stock as reported on the NYSE:

	Class A Common Stock Market Price			Class A Common Stock Market Price
	High	Low		High	Low
2010			2009
First Quarter	$12.10	$9.00	First Quarter	$7.74	$2.14
Second Quarter	13.25	8.43	Second Quarter	7.04	3.29
Third Quarter	11.99	8.08	Third Quarter	7.68	3.84
Fourth Quarter	14.46	10.97	Fourth Quarter	11.29	6.51

    There is no established public trading market for our Class B common Stock.  There were 315,000,000 Class B common shares outstanding on February 9, 2011.  Clear Channel Communications indirectly holds all of the shares of Class B common stock outstanding, representing approximately 89% of the shares outstanding and approximately 99% of the voting power.  The holders of Class A common stock and Class B common stock have identical rights, except holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 20 votes per share.  The Class B shares of common stock are convertible, at the option of the holder at any time or upon any transfer, into shares of Class A common stock on a one-for-one basis, subject to certain limited exceptions.

Dividend Policy

To date, we have never paid dividends on our Class A common stock and our ability to pay dividends on our common stock is subject to restrictions should we seek to do so in the future.  We are a holding company with no independent operations and no significant assets other than the stock of our subsidiaries.  We, therefore, are dependent on the receipt of dividends or other distributions from our subsidiaries to pay dividends.  In addition, the indenture governing our Class B senior notes contains restrictions on our ability to pay dividends.  If we were to declare and pay cash dividends in the future, holders of Class A common stock and Series B common stock would share equally, on a per share basis, in any such cash dividend.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Sources of Capital — Clear Channel Worldwide Holdings Senior Notes.”

Sales of Unregistered Securities

We did not sell any equity securities during 2010 that were not registered under the Securities Act of 1933.

Purchases of Equity Securities

The following table sets forth the purchases made during the quarter ended December 31, 2010 by or on behalf of the Company or an affiliated purchaser of shares of our Class A common stock registered pursuant to Section 12 of the Exchange Act:

Period	Total Number of Shares Purchased (1)	Average Price Paid per Share (2)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number (or Approximate Dollar Value) of Shares that May Yet Be Purchased Under the Plans or Programs
October 1 through October 31	196	$11.65	—	(3)
November 1 through November 30	14,883	$13.58	—	(3)
December 1 through December 31	11,777	$13.87	—	(3)
Total	26,856	$13.70	—	$100,000,000 (3)

(1)
The shares indicated consist of shares tendered by employees to the Company during the three months ended December 31, 2010 to satisfy the employees’ tax withholding obligations in connection with the vesting and release of restricted shares, which are repurchased by the Company based on their fair market value on the date the relevant transaction occurs.

(2)	The calculation of the average price paid per share does not give effect to any fees, commissions or other costs associated with the repurchase of such shares.
(3)
On August 9, 2010, Clear Channel Communications announced that its board of directors approved a stock purchase program under which Clear Channel Communications or its subsidiaries may purchase up to an aggregate of $100 million of the Class A common stock of the Company and/or the Class A common stock of CC Media Holdings. The stock purchase program does not have a fixed expiration date and may be modified, suspended or terminated at any time at Clear Channel Communications’ discretion. No shares were purchased under the stock purchase program during the three months ended December 31, 2010.

ITEM 6. Selected Financial Data

The following tables set forth our summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data are derived from our audited consolidated financial statements. Historical results are not necessarily indicative of the results to be expected for future periods.   Acquisitions and dispositions impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.

The summary historical consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto located within Item 8 of Part II of this Annual Report on Form 10-K.  The statement of operations for the year ended December 31, 2008 is comprised of two periods: post-merger and pre-merger.  We applied purchase accounting adjustments to the opening balance sheet on July 31, 2008 as the merger occurred at the close of business on July 30, 2008. The merger resulted in a new basis of accounting beginning on July 31, 2008.  For additional discussion regarding the pre-merger and post-merger periods, please refer to the consolidated financial statements located within Item 8 of Part II of this Annual Report on Form 10-K.

(In thousands, except per share data)	For the Years Ended December 31,
	2010	2009	2008	2007 (1)	2006
	Post-Merger	Post-Merger	Combined	Pre-Merger	Pre-Merger
Results of Operations Data:
Revenue	$2,797,994	$2,698,024	$3,289,287	$3,281,836	$2,897,721
Operating expenses:
Direct operating expenses	1,559,972	1,625,083	1,882,136	1,734,845	1,514,842
Selling, general and administrative expenses	494,656	484,404	606,370	537,994	486,994
Corporate expenses	107,596	65,247	71,045	66,080	65,542
Depreciation and amortization	413,588	439,647	472,350	399,483	407,730
Impairment charges (2)	11,493	890,737	3,217,649	—	—
Other operating income (expense) — net	(23,753)	(8,231)	15,848	11,824	22,846
Operating income (loss)	186,936	(815,325)	(2,944,415)	555,258	445,459
Interest expense — net (including interest on debt with Clear Channel Communications)	219,993	154,195	161,650	157,881	162,583
Loss on marketable securities	6,490	11,315	59,842	—	—
Equity in earnings (loss) of nonconsolidated affiliates	(9,936)	(31,442)	68,733	4,402	7,460
Other income (expense)— net	(5,335)	(9,368)	25,479	10,113	331
Income (loss) before income taxes	(54,818)	(1,021,645)	(3,071,695)	411,892	290,667
Income tax benefit (expense)	(21,599)	149,110	220,319	(146,641)	(122,080)
Consolidated net income (loss)	(76,417)	(872,535)	(2,851,376)	265,251	168,587
Less amount attributable to noncontrolling interest	11,106	(4,346)	(293)	19,261	15,515
Net income (loss) attributable to the Company	$(87,523)	$(868,189)	$(2,851,083)	$245,990	$153,072

	For the Years Ended December 31,
	2010	2009	2008	2007 (1)	2006
	Post-Merger	Post-Merger	Combined	Pre-Merger	Pre-Merger

Net income (loss) per common share:
Basic:
Net income (loss) attributable to the Company	$(0.26)	$(2.46)	$(8.03)	$0.69	$0.43

Weighted average common shares	355,568	355,377	355,233	354,838	352,155

Diluted:
Net income (loss) attributable to the Company	$(0.26)	$(2.46)	$(8.03)	$0.69	$0.43

Weighted average common shares	355,568	355,377	355,233	355,806	352,262

(In thousands)	As of December 31,
	2010	2009	2008	2007 (1)	2006
	Post-Merger	Post-Merger	Post-Merger	Pre-Merger	Pre-Merger
Balance Sheet Data:
Current assets	$1,569,978	$1,640,545	$1,554,652	$1,607,107	$1,189,915
Property, plant and equipment – net	2,297,724	2,440,638	2,586,720	2,244,108	2,191,839
Total assets	7,096,050	7,192,422	8,050,761	5,935,604	5,421,891
Current liabilities	785,421	771,093	791,865	921,292	841,509
Long-term debt, including current maturities	2,563,809	2,608,878	2,601,854	2,682,021	2,684,176
Shareholders’ equity	2,708,055	2,761,377	3,543,823	2,198,594	1,768,279
____________
(1)
Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, codified in ASC 740-10.  In accordance with the provisions of ASC 740-10, the effects of adoption were accounted for as a cumulative-effect adjustment recorded to the balance of retained earnings on the date of adoption.

(2)
 We recorded non-cash impairment charges of $11.5 million during 2010.  We also recorded non-cash impairment charges of $890.7 million in 2009 and $3.2 billion in 2008 as a result of the global economic downturn which adversely affected advertising revenues across our businesses.  Our impairment charges are discussed more fully in Item 8 of Part II of this Annual Report on Form 10-K.

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW

Clear Channel Communications’ Merger

On July 30, 2008, Clear Channel Communications, Inc. (“Clear Channel Communications”), our parent company, completed its merger with a subsidiary of CC Media Holdings, Inc. (“CC Media Holdings”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”).  Clear Channel Communications is now owned indirectly by CC Media Holdings.  The merger was accounted for as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions.  ASC 805-50-S99-1 requires the application of push down accounting in situations where the ownership of an entity has changed.  As a result, the post-merger financial statements reflect a new basis of accounting.  A portion of the consideration paid has been allocated to the assets and liabilities acquired at their respective fair values at July 30, 2008.  The remaining portion was recorded at the continuing shareholders basis, due to the fact that certain shares of Clear Channel Communications were exchanged for shares of CC Media Holdings’ Class A common stock.  Excess consideration after this allocation was recorded as goodwill.

The purchase price allocation was complete as of July 30, 2009 in accordance with ASC 805-10-25, which requires that the allocation period not exceed one year from the date of acquisition.

Executive Summary

The key highlights of our business for the year ended December 31, 2010 are summarized below:

•	Consolidated revenue increased $100.0 million for the year ended December 31, 2010 compared to 2009, primarily as a result of improved economic conditions.
•	Americas revenue increased $51.9 million for the year ended December 31, 2010 compared to 2009, driven by revenue growth across our advertising inventory, particularly digital.
•
International revenue increased $48.1 million for the year ended December 31, 2010 compared to 2009, primarily as a result of increased revenue from street furniture across most countries, partially offset by a decrease from movements in foreign exchange of $10.3 million.

•	During 2010, we received $51.0 million in Federal income tax refunds.
•
On October 15, 2010, we transferred our interest in our Branded Cities operations to our joint venture partner, The Ellman Companies.  We recorded a loss of $25.3 million in “Other operating income (expense) – net” related to the transfer.

•
We performed impairment tests on our goodwill, billboard permits, and other intangible assets and recorded impairment charges of $11.5 million. Please see the notes to the consolidated financial statements included in Item 8 of Part II of this Annual Report on Form 10-K for a more complete description of the impairment charges.

The key highlights of our business for the year ended December 31, 2009 are summarized below:

•	Consolidated revenue decreased $591.3 million for the year ended December 31, 2009 compared to 2008, primarily as a result of weakness in advertising and the global economy.
•
Americas revenue decreased $192.1 million for the year ended December 31, 2009 compared to 2008, driven by declines in bulletin, poster and transit revenues due to cancellations and non-renewals from larger national advertisers.

•
International revenue decreased $399.2 million for the year ended December 31, 2009 compared to 2008, primarily as a result of weak advertising demand across most countries.  Also contributing to the decline was $118.5 million from movements in foreign exchange.

•
We recorded a $21.3 million impairment to taxi contract intangible assets in our Americas segment and a $55.0 million impairment primarily related to street furniture tangible assets and contract intangible assets in our International segment under ASC 360-10.

•
We performed impairment tests on our goodwill, billboard permits, and other intangible assets and recorded impairment charges of $890.7 million. We had previously recorded impairment charges of $3.2 billion as of December 31, 2008. Please see the notes to the consolidated financial statements included in Item 8 of Part II of this Annual Report on Form 10-K for a more complete description of the impairment charges.

•
Our subsidiary, Clear Channel Worldwide Holdings, Inc. (“CCWH”), issued $500.0 million aggregate principal amount of Series A Senior Notes due 2017 and $2.0 billion aggregate principal amount of Series B Senior Notes due 2017.

•	On December 31, 2009, our subsidiary Clear Channel Outdoor, Inc. (“CCOI”) disposed of Clear Channel Taxi Media, LLC, our taxi advertising business and recorded a loss of $20.9 million.

Format of Presentation

Management’s discussion and analysis of our results of operations and financial condition should be read in conjunction with the consolidated financial statements and related footnotes.  Our discussion is presented on both a consolidated and segment basis.  Our reportable operating segments are Americas Outdoor Advertising (“Americas” or “Americas outdoor advertising”) and International Outdoor Advertising (“International” or “International outdoor advertising”).

We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Impairment charges, Other operating income (expense) - net, Interest expense, Gain (loss) on marketable securities, Equity in earnings (loss) of nonconsolidated affiliates, Other income (expense) – net and Income tax benefit (expense) are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.

In conjunction with the merger, Clear Channel Communications’ $1.75 billion revolving credit facility, including the $150.0 million sub-limit, was terminated.  The facility was replaced with a $2.0 billion revolving credit facility with a maturity in July 2014, which includes a $150.0 million sub-limit that certain of our International subsidiaries may borrow against to the extent Clear Channel Communications has not already borrowed against this capacity and is in compliance with its covenants under the credit facility.  The obligations of these International subsidiaries that are borrowers under the revolving credit facility are guaranteed by certain of our material wholly-owned subsidiaries, and secured by substantially all of the assets of such borrowers and guarantors, subject to permitted liens and other exceptions.  As of December 31, 2010, we had no outstanding borrowings under the $150.0 million sub-limit facility as Clear Channel Communications had already borrowed against the entire capacity.

Certain Indenture EBITDA Adjustments

In the fourth quarter of 2008, CC Media Holdings initiated a restructuring program targeting a reduction in fixed costs through renegotiations of lease agreements, workforce reductions, the elimination of overlapping functions and other cost savings initiatives (the “restructuring program”).  This restructuring program was substantially complete as of December 31, 2010.

The indenture governing the Series B Senior Notes issued by our subsidiary, CCWH, allows us to adjust the calculation of our adjusted EBITDA (as calculated in accordance with the indenture) for certain charges.  These charges include restructuring costs of $19.2 million, $53.2 million and $35.5 million for the years ended December 31, 2010, 2009 and 2008, respectively.  In addition, certain other charges, including costs related to the closure and/or consolidation of facilities, retention charges, systems establishment costs and acquisition and consulting fees incurred in connection with any of the foregoing, among other items, are also adjustments to the calculation of adjusted EBITDA.  For the year ended December 31, 2010, we adjusted our adjusted EBITDA calculation for an additional $5.7 million.  See “Sources of Capital” below for a description of calculation of our adjusted EBITDA pursuant to the indenture.

Description of Our Business

Our revenue is derived from selling advertising space on the displays we own or operate in key markets worldwide, consisting primarily of billboards, street furniture and transit displays.

We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements.  Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points.  Gross ratings points are the total number of impressions delivered by a display or group of displays, expressed as a percentage of a market population.  The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time and, in some international markets, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic.  Management typically monitors our business by reviewing the average rates, average revenue per display, or yield, occupancy, and inventory levels of each of our display types by market.  In addition, because a significant portion of our advertising operations are conducted in foreign markets, primarily Europe and China, management reviews the operating results from our foreign operations on a constant dollar basis.  A constant dollar basis allows for comparison of operations independent of foreign exchange movements.

The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts.  Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs and the costs for cleaning and maintaining our displays.  Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays.  Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords.  The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one to 20 years.

In our International business, normal market practice is to sell space on billboards and street furniture as network packages with contract terms typically ranging from one to two weeks, compared to contract terms typically ranging from four weeks to one year in the U.S.  In addition, competitive bidding for street furniture and transit display contracts, which constitute a larger portion of our International business, and a different regulatory environment for billboards, result in higher site lease cost in our International business compared to our Americas business.  As a result, our margins are typically lower in our International business than in the Americas.

Our street furniture and transit display contracts with municipal agencies, the terms of which range from three to 20 years, generally require us to make upfront investments in property, plant and equipment.  These contracts may also include upfront lease payments and/or minimum annual guaranteed lease payments.  We can give no assurance that our cash flows from operations over the terms of these contracts will exceed the upfront and minimum required payments.

Relationship with Clear Channel Communications

There are several agreements which govern our relationship with Clear Channel Communications including the Master Agreement, Corporate Services Agreement, Employee Matters Agreement and Tax Matters Agreement.  Clear Channel Communications has the right to terminate these agreements in various circumstances.  As of the date of the filing of this Annual Report, no notice of termination of any of these agreements has been received from Clear Channel Communications.  Our agreements with Clear Channel Communications continue under the same terms and conditions subsequent to Clear Channel Communications’ merger.

In accordance with the Master Agreement, our branch managers follow a corporate policy allowing Clear Channel Communications to use, without charge, Americas’ displays they believe would otherwise be unsold.  Our sales personnel receive partial revenue credit for that usage for compensation purposes.  This partial revenue credit is not included in our reported revenue.  Clear Channel Communications bears the cost of producing the advertising and we bear the costs of installing and removing this advertising.  In 2010, we estimated this discounted revenue would have been less than 1% of our Americas revenue.

Under the Corporate Services Agreement, Clear Channel Communications provides management services to us.  These services are charged to us based on actual direct costs incurred or allocated by Clear Channel Communications based on headcount, revenue or other factors on a pro rata basis.  For the years ended December 31, 2010, 2009 and 2008, we recorded approximately $38.1 million, $28.5 million and $28.1 million, respectively, as a component of corporate expenses for these services.

RESULTS OF OPERATIONS

Consolidated Results of Operations

The following tables summarize our historical results of operations:

(In thousands)	Post-Merger	Post-Merger	Combined (1)
	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2010	2009	2008
Revenue	$2,797,994	$2,698,024	$3,289,287
Operating expenses:
Direct operating expenses	1,559,972	1,625,083	1,882,136
Selling, general and administrative expenses	494,656	484,404	606,370
Corporate expenses	107,596	65,247	71,045
Depreciation and amortization	413,588	439,647	472,350
Impairment charges	11,493	890,737	3,217,649
Other operating income (expense) – net	(23,753)	(8,231)	15,848
Operating income (loss)	186,936	(815,325)	(2,944,415)
Interest expense (including interest on debt with Clear Channel Communications)	219,993	154,195	161,650
Loss on marketable securities	6,490	11,315	59,842
Equity in earnings (loss) of nonconsolidated affiliates	(9,936)	(31,442)	68,733
Other income (expense) – net	(5,335)	(9,368)	25,479
Loss before income taxes	(54,818)	(1,021,645)	(3,071,695)
Income tax benefit (expense)	(21,599)	149,110	220,319
Consolidated net loss	(76,417)	(872,535)	(2,851,376)
Less amount attributable to noncontrolling interest	11,106	(4,346)	(293)
Net loss attributable to the Company	$(87,523)	$(868,189)	$(2,851,083)

____________
(1)
The results of operations for the year ended December 31, 2008 are presented on a combined basis and are comprised of two periods:  post-merger and pre-merger, which relate to the period succeeding Clear Channel Communications’ merger and the period preceding the merger, respectively.  The post-merger and pre-merger results of operations are presented as follows:

(In thousands)	Post-Merger	Pre-Merger	Combined
	Period from July 31 through December 31,	Period from January 1 through July 30,	Year Ended December 31,
	2008	2008	2008
Revenue	$1,327,224	$1,962,063	$3,289,287
Operating expenses:
Direct operating expenses	762,704	1,119,432	1,882,136
Selling, general and administrative expenses	261,524	344,846	606,370
Corporate expenses	31,681	39,364	71,045
Depreciation and amortization	224,713	247,637	472,350
Impairment charges	3,217,649	—	3,217,649
Other operating income — net	4,870	10,978	15,848
Operating income (loss)	(3,166,177)	221,762	(2,944,415)
Interest expense (including interest on debt with Clear Channel Communications)	72,863	88,787	161,650
Loss on marketable securities	59,842	—	59,842
Equity in earnings (loss) of nonconsolidated affiliates	(2,109)	70,842	68,733
Other income — net	12,114	13,365	25,479
Income (loss) before income taxes	(3,288,877)	217,182	(3,071,695)
Income tax benefit (expense)	271,895	(51,576)	220,319
Consolidated net income (loss)	(3,016,982)	165,606	(2,851,376)
Less amount attributable to noncontrolling interest	1,655	(1,948)	(293)
Net income (loss) attributable to the Company	$(3,018,637)	$167,554	$(2,851,083)

Revenue

2010 v. 2009

Our consolidated revenue increased $100.0 million during 2010 compared to 2009.  Americas revenue increased $51.9 million, driven by revenue increases across most of our advertising inventory, particularly digital.  Our International revenue increased $48.1 million, primarily due to revenue growth from street furniture across most countries, partially offset by a $10.3 million decrease from movements in foreign exchange.

2009 v. 2008

Our revenue for 2009 decreased $591.3 million compared to 2008.  Our Americas revenue declined $192.1 million, attributable to decreases in bulletin, poster and airport revenues associated with cancellations and non-renewals from larger national advertisers.  Our International revenue declined $399.2 million primarily as a result of challenging advertising climates in our markets and approximately $118.5 million from movements in foreign exchange.

Direct Operating Expenses

2010 v. 2009

Our direct operating expenses decreased $65.1 million during 2010 compared to 2009.  Americas direct operating expenses decreased $19.5 million, primarily as a result of the disposition of our taxi advertising business, partially offset by an increase in site lease expenses associated with the increase in revenue.  Direct operating expenses in our International segment decreased $45.6 million, primarily as a result of a $20.4 million decline in expenses incurred in connection with our restructuring program in addition to decreased site lease expenses associated with cost savings from our restructuring program, and included an $8.2 million decrease from movements in foreign exchange.

2009 v. 2008

Direct operating expenses for 2009 decreased $257.0 million compared to 2008.  Our Americas operating expenses decreased $39.4 million driven by decreased site-lease expenses from lower revenue and cost savings from the restructuring program.  Our International business contributed $217.6 million of the overall decrease primarily from a decrease in site-lease expenses from lower revenue and cost savings from the restructuring program and $85.6 million related to movements in foreign exchange.

Selling, General & Administrative (“SG&A”) Expenses

2010 v. 2009

Our SG&A expenses increased $10.3 million during 2010 compared to 2009. SG&A expenses increased $16.6 million in our Americas segment, primarily as a result of increased selling and marketing costs associated with the increase in revenue in addition to the unfavorable impact of litigation.  Our International SG&A expenses decreased $6.3 million, primarily as a result of a decrease in business tax related to a change in French tax law, and included a $2.3 million decrease from movements in foreign exchange.

2009 v. 2008

SG&A expenses decreased $122.0 million during 2009 compared to 2008.  Our Americas SG&A expenses decreased $50.7 million primarily related to a decline in commission expense.  Our International SG&A expenses decreased $71.3 million primarily attributable to an overall decline in compensation and administrative expenses and $23.7 million from movements in foreign exchange.

Corporate Expenses

2010 v. 2009

Corporate expenses increased $42.3 million during 2010 compared to 2009, primarily due to increases in bonus expense from improved operating performance and increases related to headcount from centralization efforts and the expansion of corporate capabilities.

2009 v. 2008

Corporate expenses decreased $5.8 million in 2009 compared to 2008.  The decrease was attributable to a decrease in expenses in our International segment of approximately $7.9 million due primarily to our cost savings initiatives and reduced legal fees compared to 2008. This decrease was partially offset by an increase in restructuring costs of $3.3 million.

Under the Corporate Services agreement between us and Clear Channel Communications, Clear Channel Communications provides management services to us, which include, among other things, (i) treasury, payroll and other financial related services, (ii) executive officer services, (iii) human resources and employee benefits services, (iv) legal and related services, (v) information systems, network and related services, (vi) investment services, (vii) procurement and sourcing support services, and (viii) other general corporate services.  These services are charged to us based on actual direct costs incurred or allocated by Clear Channel Communications based on  headcount, revenue or other factors on a pro rata basis.  For the years ended December 31, 2010, 2009 and 2008, we recorded approximately $38.1 million, $28.5 million and $28.1 million, respectively, as a component of corporate expenses for these services.

Depreciation and Amortization

2010 v. 2009

Depreciation and amortization decreased $26.1 million during 2010 compared to 2009, primarily as a result of assets in our International segment that became fully amortized during 2009.

2009 v. 2008

Depreciation and amortization for 2009 decreased $32.7 million compared to 2008.  The decrease was primarily due to a $43.2 million decrease in depreciation expense associated with the impairment of assets in our International segment during the fourth quarter of 2008 and a $20.6 million decrease from movements in foreign exchange. The decrease was partially offset by $34.3 million related to additional amortization associated with the purchase accounting adjustments to the acquired intangible assets.

Impairment Charges

We performed our annual impairment test on October 1, 2010 on our goodwill, billboard permits and other intangible assets and recorded impairment charges of $11.5 million.  We also performed impairment tests in 2009 and 2008 on our goodwill, billboard permits and other intangible assets and recorded impairment charges of $890.7 million and $3.2 billion, respectively.  Please see the notes to the consolidated financial statements included in Item 8 of Part II of this Annual Report on Form 10-K for a further description of the impairment charges.

A rollforward of our goodwill balance from July 30, 2008 through December 31, 2009 by reporting unit is as follows:

(In thousands)	Balances as of July 30, 2008	Acquisitions		Dispositions		Foreign Currency		Impairment	Adjustments	Balances as of December 31, 2008

United States Outdoor Markets	$3,083,660	$	―	$	―	$	―	$(2,296,915)	$37,985	$824,730
Switzerland	57,664		―		―		(977)	―	198	56,885
Ireland	16,224		―		―		(1,939)	—	―	14,285
Baltics	14,336		―		―		—	(3,707)	―	10,629
Americas – Mexico	20,501		―		―		(11,772)	—	—	8,729
Americas – Chile	9,311		―		―		(5,347)	—	―	3,964
Americas – Peru	45,284		―		―		―	—	―	45,284
Americas – Brazil	11,674		―		―		(6,703)	—	―	4,971
All Others - International	426,546		—		(542)		(60,603)	(169,728)	10,071	205,744
Americas – Canada	35,390		―		―		(5,783)	(24,687)	—	4,920
	$3,720,590		$—		$(542)		$(93,124)	$(2,495,037)	$48,254	$1,180,141

(In thousands)	Balances as of December 31, 2008	Acquisitions	Dispositions		Foreign Currency		Impairment	Adjustments	Balances as of December 31, 2009

United States Outdoor Markets	$824,730	$2,250	$	―	$	―	$(324,892)	$69,844	$571,932
Switzerland	56,885	―		―		1,276	(7,827)	―	50,334
Ireland	14,285	―		―		223	(12,591)	―	1,917
Baltics	10,629	―		―		―	(10,629)	―	—
Americas – Mexico	8,729	―		―		7,440	(10,085)	(442)	5,642
Americas – Chile	3,964	―		―		4,417	(8,381)	―	—
Americas – Peru	45,284	―		―		―	(37,609)	―	7,675
Americas – Brazil	4,971	―		―		4,436	(9,407)	―	―
All Others - International	205,744	110		―		15,913	(42,717)	45,042	224,092
Americas – Canada	4,920	―		―		―	―	(4,920)	―
	$1,180,141	$2,360		$—		$33,705	$(464,138)	$109,524	$861,592

Other Operating Income (Expense) – Net

Other operating expense of $23.8 million for 2010 primarily related to a $25.3 million loss recorded as a result of the transfer of our interest in our Branded Cities business.

Other operating expense for 2009 was $8.2 million and primarily related to a loss of $20.9 million on the sale of our taxi advertising business.  The loss was partially offset by a $10.1 million gain on the sale of Americas and International assets.

Other operating income for 2008 was $15.8 million and was primarily due to a $2.6 million gain related to an asset exchange, a $4.0 million gain on the sale of property, and a $1.7 million gain on the sale of International street furniture.

Interest Expense – Net (Including Interest on Debt with Clear Channel Communications)

Interest expense increased $65.8 million during 2010 compared to 2009.  The increase was primarily attributable to the issuance by our subsidiary, CCWH, of $2.5 billion aggregate principal amount of senior notes in December 2009, which bear interest at a fixed rate of 9.25% per annum.  The senior notes were issued at a higher interest rate than the $2.5 billion note to Clear Channel Communications, which was prepaid and retired in December 2009.

Interest expense for 2009 decreased $7.5 million compared to 2008.  The decrease was primarily due to a lower weighted average cost of debt of Clear Channel Communications during 2009.

Loss on Marketable Securities

The loss on marketable securities of $6.5 million, $11.3 million, and $59.8 million for 2010, 2009 and 2008, respectively, primarily related to the impairment of Independent News & Media PLC (“INM”).  The fair value of INM was below cost for an extended period of time.  As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market was less than cost and the financial condition and near-term prospects of the issuer.  After this assessment, we concluded that the impairment at each date was other than temporary and recorded non-cash impairment charges to our investment in INM, as noted above.

Equity in Earnings (Loss) of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $9.9 million for 2010 includes an $8.3 million impairment related to an equity investment in our International segment.  Equity in loss of nonconsolidated affiliates of $31.4 million for 2009 primarily related to a $22.9 million impairment of equity investments in our International segment.

Equity in earnings of nonconsolidated affiliates for 2008 increased $64.3 million compared to 2007.  In the first quarter of 2008, we sold our 50% interest in Clear Channel Independent, a South African outdoor advertising company, and recognized a gain of $75.6 million.  This gain was partially offset by a $9.0 million impairment charge to one of our International equity investments recorded during the third quarter of 2008.

Other Income (Expense) — Net

Other expense recorded for the years ended December 31, 2010 and 2009 primarily related to foreign exchange transaction gains/losses on short-term intercompany accounts.

Other income of $25.5 million for 2008 primarily related to net foreign exchange transaction gains on short-term intercompany accounts of $19.8 million.  In addition, we recorded income of $8.0 million related to dividends received from an International investment.

Income Taxes

Our operations are included in a consolidated income tax return filed by Clear Channel Communications for pre-merger periods and CC Media Holdings for post-merger periods.  However, for our financial statements, our provision for income taxes was computed as if we file separate consolidated Federal income tax returns with our subsidiaries.

Our effective tax rate for 2010 was (39.4%), primarily due to the fact that we were unable to benefit from tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years.  In addition, we recorded a valuation allowance of $13.6 million in 2010 against deferred tax assets related to capital allowances in foreign jurisdictions due to the uncertainty of the ability to realize those assets in future periods.

Our effective tax rate for 2009 was 14.6% primarily due to the goodwill impairment charge, which is not deductible for tax purposes, along with our inability to benefit from tax losses in certain foreign jurisdictions as discussed above.

Our effective tax rate for 2008 was 7.2%.  The primary reason for the reduction in the effective tax rate from 2007 was the result of the impairment charge recorded in 2008 discussed in more detail above.  In addition, we did not record tax benefits on certain tax losses in our foreign operations due to the uncertainty of the ability to utilize those tax losses in the future.

Americas Results of Operations

Disposition of Taxi Business

On December 31, 2009, our subsidiary, CCOI, disposed of Clear Channel Taxi Media, LLC (“Taxis”), our taxi advertising business.  For the year ended December 31, 2009, Taxis contributed $41.5 million in revenue, $39.8 million in direct operating expenses and $10.5 million in SG&A expenses.

Our Americas operating results were as follows:

(In thousands)	Years Ended December 31,			% Change
	2010	2009	2008	2010 v.	2009 v.
	Post-Merger	Post-Merger	Combined	2009	2008
Revenue	$1,290,014	$1,238,171	$1,430,258	4%	(13%)
Direct operating expenses	588,592	608,078	647,526	(3%)	(6%)
SG&A expenses	218,776	202,196	252,889	8%	(20%)
Depreciation and amortization	209,127	210,280	207,633	(1%)	1%
Operating income	$273,519	$217,617	$322,210	26%	(32%)

2010 v. 2009

Our Americas revenue increased $51.9 million during 2010 compared to 2009 as a result of revenue growth across most of our advertising inventory, particularly digital.  The increase was driven by increases in both occupancy and rate.  Partially offsetting the revenue increase was the decrease in revenue related to the sale of Taxis.

Our Americas direct operating expenses decreased $19.5 million during 2010 compared to 2009.  The decline in direct operating expenses was due to the disposition of Taxis, partially offset by a $20.2 million increase in site-lease expenses associated with the increase in revenue.  SG&A expenses increased $16.6 million as a result of a $6.3 million increase primarily related to the unfavorable impact of litigation, a $4.7 million increase in consulting costs and a $6.2 million increase primarily due to bonus and commission expenses associated with the increase in revenue, partially offset by the disposition of Taxis.

2009 v. 2008

Our Americas revenue decreased $192.1 million in 2009 compared to 2008 primarily driven by declines in bulletin, poster and transit revenues due to cancellations and non-renewals from larger national advertisers resulting from the overall weakness in advertising and the economy.  The decline in bulletin, poster and transit revenues was also impacted by a decline in rate compared to 2008.

Our Americas direct operating expenses decreased $39.4 million in 2009 compared to 2008, primarily from a $25.3 million decrease in site-lease expenses associated with cost savings from the restructuring program and the decline in revenues.  This decrease was partially offset by $5.7 million related to the restructuring program.  Our SG&A expenses decreased $50.7 million in 2009 compared to 2008, primarily from a $26.0 million decline in compensation expense associated with the decline in revenue and cost savings from the restructuring program, and a $16.2 million decline in bad debt expense primarily as a result of receipts of previously-reserved collections and an improvement in the agings of our accounts receivable during 2009.

International Results of Operations

Our International operating results were as follows:

(In thousands)	Years Ended December 31,			% Change
	2010	2009	2008	2010 v.	2009 v.
	Post-Merger	Post-Merger	Combined	2009	2008
Revenue	$1,507,980	$1,459,853	$1,859,029	3%	(21%)
Direct operating expenses	971,380	1,017,005	1,234,610	(4%)	(18%)
SG&A expenses	275,880	282,208	353,481	(2%)	(20%)
Depreciation and amortization	204,461	229,367	264,717	(11%)	(13%)
Operating income (loss)	$56,259	$(68,727)	$6,221

2010 v. 2009

 Our International outdoor revenue increased $48.1 million during 2010 compared to 2009, primarily as a result of revenue growth from street furniture across most countries, partially offset by the exit from the businesses in Greece and India.  Foreign exchange movements negatively impacted revenue by $10.3 million.

Direct operating expenses in our International segment decreased $45.6 million during 2010 compared to 2009, primarily as a result of a $20.4 million decrease in expenses incurred in connection with our restructuring program and a $15.6 million decline in site-lease expenses associated with cost savings from our restructuring program.  Also contributing to the decreased expenses was the exit from the businesses in Greece and India and an $8.2 million decrease from movements in foreign exchange.  SG&A expenses decreased $6.3 million during 2010 compared to 2009, primarily as a result of a $5.4 million decrease in business tax related to a change in French tax law and a $2.3 million decrease from movements in foreign exchange.

Depreciation and amortization decreased $24.9 million during 2010 compared to 2009 primarily as a result of assets that became fully amortized during 2009.

2009 v. 2008

Our International revenue decreased $399.2 million in 2009 compared to 2008 as a result of the weak global economy, as well as movements in foreign exchange, which contributed $118.5 million of the decrease.  The revenue decline occurred across most countries, with the most significant decline in France of $75.5 million due to weak advertising demand.  Other countries with significant declines include the U.K. and Italy, which declined $30.4 million and $28.3 million, respectively, due to weak advertising markets.

Direct operating expenses decreased $217.6 million in our International segment in 2009 compared to 2008, in part due to a decrease of $85.6 million from movements in foreign exchange.  The remaining decrease in direct operating expenses was primarily attributable to a $146.4 million decline in site lease expenses partially attributable to cost savings from the restructuring program and partially as a result of lower revenues.   The decrease in direct operating expenses was partially offset by $12.8 million related to the restructuring program and the decline in revenue.  SG&A expenses decreased $71.3 million in 2009 compared to 2008, primarily from $23.7 million related to movements in foreign exchange, $34.3 million related to a decline in compensation expense and a $25.8 million decrease in administrative expenses, both partially attributable to cost savings from the restructuring program and the decline in revenue.

Depreciation and amortization decreased $35.4 million in our International segment in 2009 compared to 2008, primarily related to a $43.2 million decrease in depreciation expense associated with the impairment of assets during the fourth quarter of 2008 and a $20.6 million decrease from movements in foreign exchange.  The decrease was partially offset by $31.9 million related to additional amortization associated with the purchase accounting adjustments to the acquired intangible assets.

Reconciliation of Segment Operating Income (Loss) to Consolidated Operating Income (Loss)

(In thousands)	Years Ended December 31,
	2010	2009	2008
	Post-Merger	Post-Merger	Combined
Americas	$273,519	$217,617	$322,210
International	56,259	(68,727)	6,221
Impairment charges	(11,493)	(890,737)	(3,217,649)
Corporate (1)	(107,596)	(65,247)	(71,045)
Other operating income (expense) – net	(23,753)	(8,231)	15,848
Consolidated operating income (loss)	$186,936	$(815,325)	$(2,944,415)

(1)	Corporate expenses include expenses related to our Americas and International operating segments.

Share-Based Compensation

As of December 31, 2010, there was $17.2 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions.  This cost is expected to be recognized over a weighted average period of approximately two years.  In addition, as of December 31, 2010, there was $0.3 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on performance and service conditions.  This cost will be recognized when it becomes probable that the performance condition will be satisfied.

The following table indicates non-cash compensation costs related to share-based payments for the years ended December 31, 2010, 2009 and 2008, respectively:

(In thousands)	Years Ended December 31,
	2010	2009	2008
	Post-Merger	Post-Merger	Combined
Americas	$9,207	$7,977	$8,465
International	2,746	2,412	2,167
Corporate	384	1,715	957
Total share-based compensation expense	$12,337	$12,104	$11,589

LIQUIDITY AND CAPITAL RESOURCES

Clear Channel Communications’ Merger

Clear Channel Communications’ capitalization, liquidity and capital resources substantially changed due to the consummation of its merger on July 30, 2008.  Upon the closing of the merger, Clear Channel Communications incurred additional debt and became highly leveraged.  We are not borrowers or guarantors under Clear Channel Communications' credit agreements other than for direct borrowings by certain of our International subsidiaries pursuant to the $150.0 million sub-limit included in Clear Channel Communications’ $2.0 billion revolving credit facility and we are not a guarantor of any of Clear Channel Communications’ debt.  The obligations of these International subsidiaries that are borrowers under the revolving credit facility are guaranteed by certain of our material wholly-owned subsidiaries, and secured by substantially all of the assets of such borrowers and guarantors, subject to permitted liens and other exceptions. As of December 31, 2010, we had no outstanding borrowings under the $150.0 million sub-limit facility as Clear Channel Communications had already borrowed against the entire capacity.

The interest rate on outstanding balances under the revolving credit facility is based upon LIBOR or, for Euro denominated borrowings, EURIBOR, plus, in each case, a margin.  See discussion below under “Liquidity and Capital Resources — Sources of Capital — Bank Credit Facility.”  A deterioration in the financial condition of Clear Channel Communications or borrowings by Clear Channel Communications under the $150.0 million sub-limit could also further increase our borrowing costs or impair our access to the capital markets because of our reliance on Clear Channel Communications for availability under this revolving credit facility.

We have a revolving promissory note issued by Clear Channel Communications to us in the amount of $383.8 million as of December 31, 2010 described more fully in our “Liquidity and Capital Resources — Sources of Capital” section.  We are an unsecured creditor of Clear Channel Communications with respect to the revolving promissory note.

Also, so long as Clear Channel Communications maintains a significant interest in us, pursuant to the Master Agreement between Clear Channel Communications and us, Clear Channel Communications will have the option to limit our ability to incur debt or issue equity securities, among other limitations, which could adversely affect our ability to meet our liquidity needs.

Cash Flows

The following table summarizes our historical cash flows:

(In thousands)	Year Ended December 31,
	2010	2009	2008
	Post-Merger	Post-Merger	Combined
Cash provided by (used for):
Operating activities	$525,217	$441,264	$603,624
Investing activities	$(198,705)	$(162,864)	$(425,844)
Financing activities	$(314,463)	$231,656	$(232,840)

Operating Activities

2010

The increase in cash flows from operations in 2010 compared to 2009 was primarily driven by improved profitability, including a 4% increase in revenue and a 3% decrease in direct operating and SG&A expenses.   Our cash paid for interest increased $81.1 million primarily due to the December 2009 issuance of $2.5 billion aggregate principal amount of senior notes at a higher rate than the $2.5 billion note to Clear Channel Communications, which was prepaid and retired in December 2009.  Partially offsetting the increased interest was the receipt of $51.0 million of Federal income tax refunds during the third quarter of 2010.

2009

The decline in cash flow from operations in 2009 compared to 2008 was primarily driven by an 18% decline in consolidated revenues associated with the weak economy and challenging advertising markets.  Our net loss adjusted for non-cash items of $1.3 billion provided positive cash flows of $411.8 million.  Changes in working capital provided an additional $29.4 million in operating cash flows for 2009.

2008

In 2008, our net loss adjusted for non-cash items of $3.5 billion provided positive cash flows of $610.0 million.  Changes in working capital negatively impacted operating cash flows for 2008 by $6.4 million.

Investing Activities

2010

Cash used for investing activities during 2010 primarily reflected capital expenditures of $195.3 million, partially offset by proceeds of $7.8 million from the sale of International and Americas assets. We spent $96.7 million in our Americas segment primarily related to the construction of new billboards and $98.6 million in our International segment primarily related to new billboard and street furniture contracts and renewals of existing contracts.

2009

In 2009, we spent $84.4 million in our Americas segment for the purchase of property, plant and equipment mostly related to the construction of new billboards and $91.5 million in our International segment for the purchase of property, plant and equipment related to new billboard and street furniture contracts and renewals of existing contracts.  We also received proceeds of $11.3 million from the sale of International assets and $6.8 million from the sale of Americas assets.

2008

We spent $175.8 million in our Americas segment for the purchase of property, plant and equipment mostly related to the construction of new billboards. We spent $182.5 million in our International segment for the purchase of property, plant and equipment related to new billboard and street furniture contracts and renewals of existing contracts. Our Americas segment paid $55.1 million for the acquisition of advertising structures and the final earnout payments for Interspace. Our International segment paid $41.4 million primarily related to the acquisition of additional equity interests in outdoor companies and the acquisition of advertising structures. We also received proceeds of $41.5 million from asset sales, $34.2 million of which was from the disposal of land and buildings in our International segment.

Financing Activities

2010

Cash used for financing activities of $314.5 million for the year ended December 31, 2010 primarily reflects payments on credit facilities and long-term debt of $47.1 million and $13.2 million, respectively, and net transfers to Clear Channel Communications of $260.5 million.  The net transfers of cash to Clear Channel Communications represent the activity in the “Due from/to Clear Channel Communications” account.  This activity primarily relates to working capital.

2009

Cash provided by financing activities of $231.7 million for 2009 primarily reflects the $2.5 billion proceeds from issuance of senior notes in addition to the $500.0 million repayment by Clear Channel Communications on the “Due from Clear Channel Communications” account offset by the prepayment and retirement of the $2.5 billion intercompany note due to Clear Channel Communications.  In addition, we purchased the remaining 15% interest in our fully consolidated subsidiary, Paneles Napsa S.A., for $13.0 million, and acquired an additional 5% interest in our fully consolidated subsidiary, Clear Channel Jolly Pubblicita SPA, for $12.1 million.

2008

Cash used in financing activities of $232.8 million for 2008 reflected a net reduction in debt and credit facilities of $67.6 million and net transfers of cash to Clear Channel Communications of $169.2 million. The net transfers of cash to Clear Channel Communications represent the activity in the “Due from/to Clear Channel Communications” account. This activity primarily relates to working capital and settlement of interest on the revolving promissory notes and the $2.5 billion note payable to Clear Channel Communications.

Anticipated Cash Requirements

Our primary source of liquidity is cash on hand and cash flow from operations.  Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand, cash flows from operations and borrowings under the revolving promissory note with Clear Channel Communications will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for at least the next 12 months.  In addition, we expect to be in compliance with the covenants governing our indebtedness in 2011.  However, our anticipated results are subject to significant uncertainty and there can be no assurance that we will be able to maintain compliance with these covenants.  In addition, our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions.

Furthermore, in its Annual Report on Form 10-K filed with the SEC on February 14, 2011, Clear Channel Communications stated that it expects to be in compliance with the covenants in its material financing agreements in 2011.  Clear Channel Communications similarly stated in such Annual Report that its anticipated results are also subject to significant uncertainty and there can be no assurance that actual results will be in compliance with the covenants.  Moreover, Clear Channel Communications stated in such Annual Report that its ability to comply with the covenants in its material financing agreements may be affected by events beyond its control, including prevailing economic, financial and industry conditions.  As discussed therein, the breach of any covenants set forth in Clear Channel Communications’ financing agreements would result in a default thereunder, and an event of default would permit the lenders under a defaulted financing agreement to declare all indebtedness thereunder to be due and payable prior to maturity. Moreover, as discussed therein, the lenders under the revolving credit facility under Clear Channel Communications’ secured credit facilities would have the option to terminate their commitments to make further extensions of revolving credit thereunder. In addition, Clear Channel Communications stated in such Annual Report that if Clear Channel Communications is unable to repay its obligations under any secured credit facility, the lenders could proceed against any assets that were pledged to secure such facility.  Finally, Clear Channel Communications stated in such Annual Report that a default or acceleration under any of its material financing agreements could cause a default under other obligations that are subject to cross-default and cross-acceleration provisions.

For so long as Clear Channel Communications maintains significant control over us, a deterioration in the financial condition of Clear Channel Communications could have the effect of increasing our borrowing costs or impairing our access to capital markets.  As of December 31, 2010, Clear Channel Communications had $1.9 billion recorded as “Cash and cash equivalents” on its consolidated balance sheets.

We frequently evaluate strategic opportunities both within and outside our existing lines of business.  We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses.  These acquisitions or dispositions could be material.

Our ability to fund our working capital needs, debt service and other obligations depends on our future operating performance and cash flow.  If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing.  We may not be able to secure any such additional financing on terms favorable to us or at all.

Sources of Capital

As of December 31, 2010 and 2009, we had the following indebtedness outstanding, cash and cash equivalents and amounts due from Clear Channel Communications:

(In millions)	Year Ended December 31,
	2010	2009
	Post-Merger	Post-Merger
CCWH Senior Notes	$2,500.0	$2,500.0
Bank credit facility ($150.0 million sub-limit within Clear Channel Communications’ $2.0 billion facility, $150.0 million and $120.0 million of which was drawn by Clear Channel Communications at December 31, 2010 and 2009, respectively)	—	30.0
Other debt	63.8	78.9
Total debt	2,563.8	2,608.9
Less: Cash and cash equivalents	624.0	609.4
Less: Due from Clear Channel Communications	383.8	123.3
	$1,556.0	$1,876.2

We may from time to time repay our outstanding debt or seek to purchase our outstanding equity securities.  Such transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.

Bank Credit Facility ($150.0 million sub-limit within Clear Channel Communications’ $2.0 billion revolving credit facility)

In addition to cash flows from operations, another potential source of liquidity to us is through borrowings under a $150.0 million sub-limit included in Clear Channel Communications’ multicurrency $2.0 billion revolving credit facility with a maturity in July 2014.  Certain of our International subsidiaries may borrow under the sub-limit to the extent Clear Channel Communications has not already borrowed against this capacity and is in compliance with its covenants under the credit facility.  The obligations of these International subsidiaries that are borrowers under the revolving credit facility are guaranteed by certain of our material wholly-owned subsidiaries, and secured by substantially all of the assets of such borrowers and guarantors, subject to permitted liens and other exceptions.  On February 6, 2009, Clear Channel Communications borrowed the remaining availability under its $2.0 billion revolving credit facility, including the remaining availability under the $150.0 million sub-limit.  As of December 31, 2010, we had no outstanding borrowings under the $150.0 million sub-limit facility as Clear Channel Communications had already borrowed against the entire capacity.

Promissory Notes with Clear Channel Communications

As part of the day-to-day cash management services provided by Clear Channel Communications, we maintain accounts that represent net amounts due to or from Clear Channel Communications, which is recorded as “Due from/to Clear Channel Communications” on the consolidated balance sheet.  The accounts represent our revolving promissory note issued by us to Clear Channel Communications and the revolving promissory note issued by Clear Channel Communications to us in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances.  The accounts accrue interest and are generally payable on demand.  Prior to the amendment of the revolving promissory notes in December 2009, interest on the revolving promissory note owed by us accrued on the daily net negative cash position based upon LIBOR plus a margin.  Interest on the revolving promissory note owed by Clear Channel Communications accrued on the daily net positive cash position based upon the average one-month generic treasury bill rate.  In connection with the issuance of the CCWH Notes described below, we and Clear Channel Communications modified the terms of the revolving promissory notes (recorded as Due from/to Clear Channel Communications account) to extend the maturity of each revolving promissory note to coincide with the maturity date of the CCWH Notes.  In addition, the terms were modified to change the interest rate on each revolving promissory note to equal the interest rate on the CCWH Notes. Included in the accounts are the net activities resulting from day-to-day cash management services provided by Clear Channel Communications.  As a part of these services, we maintain collection bank accounts swept daily into accounts of Clear Channel Communications (after satisfying the funding requirements of the Trustee Account).  In return, Clear Channel Communications funds our controlled disbursement accounts as checks or electronic payments are presented for payment.  Our claim in relation to cash transferred from our concentration account is on an unsecured basis and is limited to the balance of the “Due from Clear Channel Communications” account.  If Clear Channel Communications were to become insolvent, we would be an unsecured creditor of Clear Channel Communications with respect to the revolving promissory note issued by Clear Channel Communications to us.  At December 31, 2010 and 2009, the asset recorded in “Due from Clear Channel Communications” on the consolidated balance sheet was $383.8 million and $123.3 million, respectively.  The net interest income for the years ended December 31, 2010, 2009 and 2008 was $19.5 million, $0.7 million and $3.5 million, respectively.  At December 31, 2010, the fixed interest rate on the “Due from Clear Channel Communications” account was 9.25%, which represents the interest rate on the CCWH Notes as described above.  At December 31, 2010, we had no borrowings under the revolving promissory note to Clear Channel Communications.

Unlike the management of cash from our U.S. based operations, the amount of cash, if any, which is transferred from our foreign operations to Clear Channel Communications is determined on a basis mutually agreeable to us and Clear Channel Communications, and not on a pre-determined basis.  In arriving at such mutual agreement, the reasonably foreseeable cash needs of our foreign operations are evaluated before a cash amount is considered as an excess or surplus amount for transfer to Clear Channel Communications.

As of December 31, 2008 we had a note in the original principal amount of $2.5 billion to Clear Channel Communications which was prepayable in whole at any time, or in part from time to time.  In December 2009, we made voluntary prepayments on the note in the amount of the total outstanding balance and subsequently retired the “Debt with Clear Channel Communications.”  The interest rate on the $2.5 billion note was 5.7% prior to its retirement.

Our working capital requirements and capital for general corporate purposes, including acquisitions and capital expenditures, may be provided to us by Clear Channel Communications, in its sole discretion, pursuant to a revolving promissory note issued by us to Clear Channel Communications.  Without the opportunity to obtain financing from Clear Channel Communications, we may need to obtain additional financing from banks, or through public offerings or private placements of debt, strategic relationships or other arrangements at some future date.  As stated above, we may be unable to successfully obtain additional debt or equity financing on satisfactory terms or at all.

As long as Clear Channel Communications maintains a significant interest in us, pursuant to the Master Agreement between Clear Channel Communications and us, Clear Channel Communications will have the option to limit our ability to incur debt or issue equity securities, among other limitations, which could adversely affect our ability to meet our liquidity needs.  Under the Master Agreement with Clear Channel Communications, we are limited in our borrowing from third parties to no more than $400.0 million (including borrowings under the $150.0 million sub-limit of Clear Channel Communications’ $2.0 billion revolving credit facility).

Clear Channel Worldwide Holdings Senior Notes

Our subsidiary, CCWH, has outstanding $500.0 million aggregate principal amount of Series A Senior Notes due 2017 (the “Series A Notes”) and $2.0 billion aggregate principal amount of Series B Senior Notes due 2017 (the “Series B Notes” and together with the Series A Notes, the “CCWH Notes”).  The Notes are guaranteed by us, CCOI, and certain of our other direct and indirect subsidiaries.

        The CCWH Notes bear interest on a daily basis and contain customary provisions, including covenants requiring us to maintain certain levels of credit availability and limitations on incurring additional debt.

The CCWH Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors.

The indentures governing the CCWH Notes require us to maintain at least $100 million in cash or other liquid assets or have cash available to be borrowed under committed credit facilities consisting of (i) $50.0 million at the issuer and guarantor entities (principally the Americas outdoor segment) and (ii) $50.0 million at the non-guarantor subsidiaries (principally the International outdoor segment) (together the “Liquidity Amount”), in each case under the sole control of the relevant entity. In the event of a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding of Clear Channel Communications for the period thereafter that is the shorter of such proceeding and 60 days, the Liquidity Amount shall be reduced to $50.0 million, with a $25.0 million requirement at the issuer and guarantor entities and a $25.0 million requirement at the non-guarantor subsidiaries.

In addition, interest on the CCWH Notes accrues daily and is payable into an account established by the trustee for the benefit of the bondholders (the “Trustee Account”). Failure to make daily payment on any day does not constitute an event of default so long as (a) no payment or other transfer by us or any of our subsidiaries shall have been made on such day under the cash management sweep with Clear Channel Communications, Inc. and (b) on each semiannual interest payment date the aggregate amount of funds in the Trustee Account is equal to at least the aggregate amount of accrued and unpaid interest on the CCWH Notes.

The indenture governing the Series A Notes contains covenants that limit our and our restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than Clear Channel Communications and its subsidiaries or issue certain preferred stock;
•	create liens on our restricted subsidiaries assets to secure such debt;
•	create restrictions on the payment of dividends or other amounts to ourselves from our restricted subsidiaries that are not guarantors of the notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of our assets; and
•	sell certain assets, including capital stock of our subsidiaries, to persons other than Clear Channel Communications and its subsidiaries.

The indenture governing the Series A Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B Notes contains covenants that limit our and our restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;
•	redeem, repurchase or retire our subordinated debt;
•	make certain investments;
•	create liens on our or our restricted subsidiaries’ assets to secure debt;
•	create restrictions on the payment of dividends or other amounts to ourselves from our restricted subsidiaries that are not guarantors of the Notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of our assets;
•	sell certain assets, including capital stock of our subsidiaries;
•	designate our subsidiaries as unrestricted subsidiaries;
•	pay dividends, redeem or repurchase capital stock or make other restricted payments; and
•
purchase or otherwise effectively cancel or retire any of the Series B Notes if after doing so the ratio of (a) the outstanding aggregate principal amount of the Series A Notes to (b) the outstanding aggregate principal amount of the Series B Notes shall be greater than 0.250. This stipulation ensures, among other things, that as long as the Series A Notes are outstanding, the Series B Notes are outstanding.

The Series A Notes indenture and the Series B Notes indenture restrict our ability to incur additional indebtedness but permit us to incur additional indebtedness based on an incurrence test.  In order to incur additional indebtedness under this test, our debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 6.5:1 and 3.25:1 for total debt and senior debt, respectively.  The indentures contain certain other exceptions that allow us to incur additional indebtedness.  The Series B Notes indenture also permits us to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if our debt to adjusted EBITDA ratios (as defined by the indenture) are lower than 6.0:1 and 3.0:1 for total debt and senior debt, respectively. The Series A Notes indenture does not limit our ability to pay dividends.  The Series B Notes indenture contains certain exceptions that allow us to incur additional indebtedness and pay dividends, including a $500 million exception for the payment of dividends.  We were in compliance with these covenants as of December 31, 2010.

Consolidated leverage, defined as total debt divided by EBITDA for the preceding four quarters was 3.5:1 at December 31, 2010, and senior leverage, defined as senior debt divided by EBITDA for the preceding four quarters was also 3.5:1 at December 31, 2010.  Our adjusted EBITDA of $741.6 million is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense) – net, plus non-cash compensation, and is further adjusted for certain items, including: (i) an increase for expected cost savings (limited to $58.8 million in any twelve month period) of $12.5 million; (ii) an increase of $44.7 million for non-cash items; (iii) an increase of $24.9 million related to expenses incurred associated with our cost savings program; and (iv) an increase of $11.4 million for various other items.

Prior to the date of the closing of the CCWH Notes offering, we made a demand for and received repayment of $500.0 million on the “Due from Clear Channel Communications” account.

Following such repayment, we contributed $500.0 million to the capital of CCOI, which used the proceeds received by it to prepay $500.0 million of the “Debt with Clear Channel Communications” account.  Subsequent to this repayment, the outstanding balance of the “Debt with Clear Channel Communications” account was $2.0 billion.

A portion of the proceeds of the CCWH Notes offering were used to (i) pay the fees and expenses of the offering, (ii) fund $50.0 million of the Liquidity Amount (the $50.0 million Liquidity Amount of the non-guarantor subsidiaries was satisfied) and (iii) make a voluntary prepayment of the remaining $2.0 billion outstanding balance (which is equal to the aggregate principal amount of the Series B Notes) under the note due to Clear Channel Communications and subsequently retire the “Debt with Clear Channel Communications”, with the balance of the proceeds available for general corporate purposes.

In connection with the offering, we and Clear Channel Communications modified the terms of the revolving promissory notes (recorded as “Due from/to Clear Channel Communications” on the consolidated balance sheets) to extend the maturity of each revolving promissory note to coincide with the maturity date of the CCWH Notes.  In addition, the terms were modified to change the interest rate on each revolving promissory note to a fixed per annum rate equal to 9.25%.

Other debt

Other debt consists primarily of loans with international banks.  At December 31, 2010, approximately $63.8 million was outstanding as other debt.

Debt Covenants

The Clear Channel Communications’ $2.0 billion revolving credit facility contains a significant financial covenant which requires Clear Channel Communications to comply on a quarterly basis with a financial covenant limiting the ratio of its consolidated secured debt, net of cash and cash equivalents, to consolidated EBITDA for the preceding four quarters (maximum of 9.5:1).  The financial covenant becomes more restrictive over time beginning in the second quarter of 2013.  In its Annual Report on Form 10-K filed with the SEC on February 14, 2011, Clear Channel Communications stated that it was in compliance with this covenant as of December 31, 2010.

In addition, we were in compliance with the covenants contained in the Series A Notes indenture and the Series B Notes indenture as of December 31, 2010.

Clear Channel Communications’ Refinancing Transactions

Clear Channel Communications announced on February 7, 2011 that it intends to offer, subject to market and customary conditions, $750 million in aggregate principal amount of priority guarantee notes due 2021 (the “Notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended.  Clear Channel Communications intends to use the proceeds of the Notes together with cash on hand to repay $500 million of the indebtedness outstanding under its senior secured credit facilities, to repay at maturity $250 million in aggregate principal amount of its 6.25% senior notes due 2011, to pay fees and expenses incurred in connection with concurrent amendments to its senior secured credit facilities and its receivables based credit facility, the receipt of which is a condition to completion of the offering, and to pay fees and expenses in connection with the offering.

The concurrent amendments to its senior secured credit facilities and its receivables based credit facility would, among other things, permit Clear Channel Communications to request future extensions of the maturities of its senior secured credit facilities, provide Clear Channel Communications with greater flexibility in the use of its accordion provisions, provide Clear Channel Communications with greater flexibility to incur new debt, provided that such new debt is used to pay down senior secured credit facility indebtedness, and provide greater flexibility for us and our subsidiaries to incur new debt (provided the incurrence of that new debt is otherwise permitted to be incurred by such subsidiaries).

The Notes and related guarantees will be offered only to “qualified institutional buyers” in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This disclosure is for informational purposes only and shall not constitute an offer to sell nor the solicitation of an offer to buy the Notes or any other securities. The Notes offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering circular.

Dispositions and Other

On October 15, 2010, we transferred our interest in our Branded Cities operations to our joint venture partner, The Ellman Companies.  We recognized a loss of $25.3 million in “Other operating income (expense) – net” related to this transfer.

During 2010, our International segment sold its outdoor advertising business in India, resulting in a loss of $3.7 million included in “Other operating income (expense) – net.”

During 2009, we sold international assets for $11.3 million resulting in a gain of $4.4 million in “Other operating income (expense) – net.”  In addition, we sold assets for $6.8 million in our Americas segment and recorded a gain of $4.9 million in “Other operating income (expense) – net.”  We sold our taxi advertising business and recorded a loss of $20.9 million in our Americas segment included in “Other operating income (expense) –net.”

During the first quarter of 2008, we exchanged assets in one of our Americas markets for assets located in a different market and recognized a gain of $2.6 million in “Other operating income – net.” In addition, we sold our 50% interest in Clear Channel Independent and recognized a gain of $75.6 million in “Equity in earnings of nonconsolidated affiliates” based on the fair value of the equity securities received.

Uses of Capital

Acquisitions

During 2009, our Americas segment paid $5.0 million primarily for the acquisition of land and buildings.

Purchases of Additional Equity Interests

During 2009, our Americas segment purchased the remaining 15% interest in our consolidated subsidiary, Paneles Napsa S.A., for $13.0 million and our International segment acquired an additional 5% interest in our consolidated subsidiary, Clear Channel Jolly Pubblicita SPA, for $12.1 million.

Capital Expenditures

Our capital expenditures have consisted of the following:

	Year Ended December 31,
(In millions)	2010	2009	2008
	Post-Merger	Post-Merger	Combined
Total capital expenditures	$195.3	$176.0	$358.3

Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as alternatives to traditional methods of displaying our clients’ advertisements.  We are currently installing these technologies in certain markets.  We believe cash flow from operations will be sufficient to fund these expenditures because we expect enhanced margins through: (i) lower cost of production as the advertisements will be digital and controlled by a central computer network, (ii) decreased down time on displays because the advertisements will be digitally changed rather than manually posted paper or vinyl on the face of the display, and (iii) incremental revenue through more targeted and time specific advertisements.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued our estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated.  These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.  It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.  Please see Item 3. Legal Proceedings.

Our short and long term cash requirements include minimum annual guarantees for our street furniture contracts and operating leases.  Noncancelable contracts and operating lease requirements are included in our direct operating expenses, which historically have been satisfied by cash flows from operations.  For 2011, we are committed to $394.6 million and $270.2 million for minimum annual guarantees and operating leases, respectively.  Our long-term commitments for minimum annual guarantees, operating leases and capital expenditure requirements are included in “Contractual and Other Obligations,” below.

Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company generally over a one to five year period.  The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.

In addition to the scheduled maturities on CCWH’s debt, we have future cash obligations under various types of contracts.  We lease office space, certain equipment and the majority of the land occupied by our advertising structures under long-term operating leases.  Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.

We have minimum franchise payments associated with noncancelable contracts that enable us to display advertising on such media as buses, trains, bus shelters and terminals.  The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment.

The scheduled maturities of borrowings under our $2.5 billion Notes, other debt outstanding, future minimum rental commitments under noncancelable lease agreements, minimum payments under other noncancelable contracts, capital expenditure commitments and other long-term obligations as of December 31, 2010, are as follows:

(In thousands)	Payments Due by Period
	Total	2011	2012-2013	2014-2015	Thereafter
Long-term Debt
Clear Channel Worldwide Holdings Senior Notes:
9.25% Series A Senior Notes Due 2017	$500,000	$—	$—	$—	$500,000
9.25% Series B Senior Notes Due 2017	2,000,000	—	—	—	2,000,000
Other debt	63,809	41,676	22,133	—	—
Interest payments on long-term debt(1)	1,621,964	233,959	463,005	462,500	462,500

Non-cancelable contracts	1,824,104	394,632	521,306	380,189	527,977
Non-cancelable operating leases	2,035,797	270,235	432,321	363,187	970,054
Capital expenditure commitments	107,107	48,059	43,987	11,739	3,322
Unrecognized tax benefits (2)	49,503	2,855	—	—	46,648
Employment contracts	10,181	5,782	4,289	110	—
Other long-term obligations(3)	88,233	—	1,325	1,097	85,811
Total (4)	$8,300,698	$997,198	$1,488,366	$1,218,822	$4,596,312
____________
(1)	Interest payments on long-term debt consist primarily of interest on the 9.25% CCWH Senior Notes.
(2)
The non-current portion of the unrecognized tax benefits is included in the “Thereafter” column as we cannot reasonably estimate the timing or amounts of additional cash payments, if any, at this time.  For additional information, see Note 9 included in Item 8 of Part II of this Annual Report on Form 10-K.

(3)
Other long-term obligations consist of $48.3 million related to asset retirement obligations recorded pursuant to ASC 410-20, which assumes the underlying assets will be removed at some period over the next 50 years.  Also included in the table is $34.6 million related to retirement plans and $5.3 million related to other long-term obligations with a specific maturity.

(4)	Excluded from the table is $117.0 million related to various obligations with no specific contractual commitment or maturity.

Seasonality

Typically, both our Americas and International segments experience their lowest financial performance in the first quarter of the calendar year, with International historically experiencing a loss from operations in that period.  Our Americas segment historically experiences consistent performance for the remainder of the calendar year.  Our International segment typically experiences its strongest performance in the second and fourth quarters of the calendar year.  We expect this trend to continue in the future.

Market Risk

We are exposed to market risks arising from changes in market rates and prices, including movements in interest rates, equity security prices and foreign currency exchange rates.

Equity Price Risk

The carrying value of our available-for-sale equity securities is affected by changes in their quoted market prices.  It is estimated that a 20% change in the market prices of these securities would change their carrying value at December 31, 2010 by $1.6 million and would change comprehensive income at December 31, 2010 by $1.0 million.

Foreign Currency Exchange Rate Risk

We have operations in countries throughout the world.  Foreign operations are measured in their local currencies.  As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations.  We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar.  Our foreign operations reported a net loss of $18.0 million for the year ended December 31, 2010. We estimate a 10% change in the value of the U.S. dollar relative to foreign currencies would have adjusted our net loss for the year ended December 31, 2010 by approximately $1.8 million.

Our earnings are also affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies as a result of our equity method investments in various countries.  It is estimated that the result of a 10% fluctuation in the value of the dollar relative to these foreign currencies at December 31, 2010 would change our equity in earnings of nonconsolidated affiliates by $1.0 million and would change our net income by approximately $0.6 million for the year ended December 31, 2010.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect.  Inflation has affected our performance in terms of higher costs for wages, salaries and equipment.  Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our outdoor display faces.

New Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts.  This ASU updates ASC Topic 350, Intangibles—Goodwill and Other, to amend the criteria for performing Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts and requires performing Step 2 if qualitative factors indicate that it is more likely than not that a goodwill impairment exists. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010.  We do not currently have any reporting units with zero or negative carrying values.

In August 2010, the FASB issued ASU No. 2010-22, Accounting for Various Topics—Technical Corrections to SEC Paragraphs.  This ASU amends various SEC paragraphs and became effective upon issuance. The adoption of ASU No. 2010-22 did not have a material impact on our financial position or results of operations.

In August 2010, the FASB issued ASU No. 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules.  This ASU amends various SEC paragraphs pursuant to the issuance of Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies and became effective upon issuance. We adopted the provisions of ASU 2010-21 upon issuance with no material impact to our financial position or results of operations.

In February 2010, the FASB issued ASU 2010-09, Amendments to Certain Recognition and Disclosure Requirements. ASU 2010-09 updates ASC Topic 855, Subsequent Events. ASU 2010-09 removes the requirement to disclose the date through which an entity has evaluated subsequent events. We adopted the provisions of ASU 2010-09 upon issuance with no material impact to our financial position or results of operations.

In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements. This update amends ASC Topic 820, Fair Value Measurements and Disclosures, to require new disclosures for significant transfers in and out of Level 1 and Level 2 fair value measurements, disaggregation regarding classes of assets and liabilities, valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for Level 2 or Level 3. These disclosures are effective for the interim and annual reporting periods beginning after December 15, 2009.  Additional new disclosures regarding the purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements are effective for fiscal years beginning after December 15, 2010 beginning with the first interim period. We adopted certain of the relevant disclosure provisions of ASU 2010-06 on January 1, 2010 and adopted certain other provisions on January 1, 2011.

Critical Accounting Estimates

The preparation of our financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period.  On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources.  Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material.  Our significant accounting policies are discussed in the notes to our consolidated financial statements included in Item 8 of Part II of this Annual Report on Form 10-K.  Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.  The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts

We evaluate the collectability of our accounts receivable based on a combination of factors.  In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected.  For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

If our agings were to improve or deteriorate resulting in a 10% change in our allowance, we estimated that our bad debt expense for the year ended December 31, 2010, would have changed by approximately $4.9 million and our net loss for the same period would have changed by approximately $3.0 million.

Long-lived Assets

Long-lived assets, such as property, plant and equipment and definite-lived intangibles are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.  When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

We use various assumptions in determining the current fair market value of these assets, including future expected cash flows, industry growth rates and discount rates, as well as future salvage values.  Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Indefinite-lived Assets

Indefinite-lived assets are reviewed annually for possible impairment using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the estimated fair value of the indefinite-lived assets was calculated at the market level as prescribed by ASC 350-30-35.  Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch.  Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value.  Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values.  This data is populated using industry normalized information representing an average asset within a market.

On October 1, 2010, we performed our annual impairment test in accordance with ASC 350-30-35 and recognized an impairment charge of $4.8 million in one of our markets.

In determining the fair value of our billboard permits, the following key assumptions were used:

(i)	Industry revenue growth forecast at 7% was used for the initial four-year period;
(ii)	3% revenue growth was assumed beyond the initial four-year period;
(iii)	Revenue was grown over a build-up period, reaching maturity by year 2;
(iv)	Operating margins gradually climb to the industry average margin of up to 51%, depending on market size, by year 3; and
(v)	Assumed discount rate of 10%.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the fair value of our indefinite-lived assets, it is possible a material change could occur.  If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future.  The following table shows the decline in the fair value of our indefinite-lived intangibles that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands)
Description	Revenue growth rate	Profit margin	Discount rates
Billboard permits	$(548,200)	$(117,600)	$(554,900)

The estimated fair value of our permits at October 1, 2010 was $1.9 billion while the carrying value was $1.1 billion.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations.  We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired.  The fair value of our reporting units is used to apply value to the net assets of each reporting unit.  To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate.  Terminal values are also estimated and discounted to their present value.

On October 1, 2010, we performed our annual impairment test in accordance with ASC 350-30-35 and recognized an impairment charge of $2.1 million in one country within our International segment.  In determining the fair value of our reporting units, we used the following assumptions:

•
Expected cash flows underlying our business plans for the periods 2011 through 2015. Our cash flow assumptions are based on detailed, multi-year forecasts performed by each of our operating segments, and reflect the improved advertising outlook across our businesses.

•	Cash flows beyond 2015 are projected to grow at a perpetual growth rate, which we estimated at 3% for both our Americas and International segments.
•	In order to risk adjust the cash flow projections in determining fair value, we utilized a discount rate of approximately 11% for each of our reporting units.

Based on our annual assessment using the assumptions described above, a hypothetical 25% reduction in the estimated fair value in each of our reporting units would not result in a material impairment condition.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the estimated fair value of our reporting units, it is possible a material change could occur.  If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future.  The following table shows the decline in the fair value of each of our reportable segments that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands)
Reportable segment	Revenue growth rate	Profit margin	Discount rates
Americas	$(520,000)	$(130,000)	$(480,000)
International	$(290,000)	$(170,000)	$(250,000)

Tax Accruals

The IRS and other taxing authorities routinely examine our tax returns filed as part of the consolidated tax returns filed by Clear Channel Communications for the pre-merger periods and CC Media Holdings for the post-merger periods.  From time to time, the IRS challenges certain of our tax positions.  We believe our tax positions comply with applicable tax law and we would vigorously defend these positions if challenged.  The final disposition of any positions challenged by the IRS could require us to make additional tax payments.  We believe that we have adequately accrued for any foreseeable payments resulting from tax examinations and consequently do not anticipate any material impact upon their ultimate resolution.

Our estimates of income taxes and the significant items giving rise to the deferred assets and liabilities are shown in the notes to our consolidated financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by Federal, state or foreign tax authorities.

We have considered these potential changes in accordance with ASC 740-10, which requires us to record reserves for estimates of probable settlements of Federal and state tax audits.

Litigation Accruals

We are currently involved in certain legal proceedings.  Based on current assumptions, we have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated.  Future results of operations could be materially affected by changes in these assumptions or the effectiveness of our strategies related to these proceedings.

Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.

Asset Retirement Obligations

ASC 410-20 requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition.

Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 50 years.  An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site.  The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period.  If our assumption of the risk-adjusted credit rate used to discount current year additions to the asset retirement obligation decreased approximately 1%, our liability as of December 31, 2010 would not be materially impacted.  Similarly, if our assumption of the risk-adjusted credit rate increased approximately 1%, our liability would not be materially impacted.

Share-based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award.  Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors.  If actual results differ significantly from these estimates, our results of operations could be materially impacted.

ITEM 7A.  Quantitative and Qualitative Disclosures about Market Risk

Required information is located within Item 7 of Part II of this Annual Report on Form 10-K.

ITEM 8.  Financial Statements and Supplementary Data

MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS

The consolidated financial statements and notes related thereto were prepared by and are the responsibility of management.  The financial statements and related notes were prepared in conformity with U.S. generally accepted accounting principles and include amounts based upon management's best estimates and judgments.

It is management's objective to ensure the integrity and objectivity of its financial data through systems of internal controls designed to provide reasonable assurance that all transactions are properly recorded in our books and records, that assets are safeguarded from unauthorized use and that financial records are reliable to serve as a basis for preparation of financial statements.

The financial statements have been audited by our independent registered public accounting firm, Ernst & Young LLP, to the extent required by auditing standards of the Public Company Accounting Oversight Board (United States) and, accordingly, they have expressed their professional opinion on the financial statements in their report included herein.

The Board of Directors meets with the independent registered public accounting firm and management periodically to satisfy itself that they are properly discharging their responsibilities.  The independent registered public accounting firm has unrestricted access to the Board, without management present, to discuss the results of their audit and the quality of financial reporting and internal accounting controls.

/s/Mark P. Mays
Chief Executive Officer

/s/Thomas W. Casey
Executive Vice President and Chief Financial Officer

/s/Scott D. Hamilton
Senior Vice President and Chief Accounting Officer

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Clear Channel Outdoor Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Clear Channel Outdoor Holdings, Inc. (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2010 and 2009, the period from July 31, 2008 through December 31, 2008, and the period from January 1, 2008 through July 30, 2008. Our audits also included the financial statement schedule listed in the index as Item 15(a)2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2010 and 2009, the consolidated results of its operations and cash flows for the years ended December 31, 2010 and 2009, the period from July 31, 2008 through December 31, 2008, and the period from January 1, 2008 through July 30, 2008, in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 14, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Antonio, Texas
February 14, 2011

CONSOLIDATED BALANCE SHEETS

(In thousands)	As of December 31,
	2010	2009
CURRENT ASSETS
Cash and cash equivalents	$624,018	$609,436
Accounts receivable, net of allowance of $49,032 in 2010 and $51,070 in 2009	754,600	730,306
Prepaid expenses	100,391	117,804
Other current assets	90,969	182,999
Total Current Assets	1,569,978	1,640,545

PROPERTY, PLANT AND EQUIPMENT
Structures, net	2,007,399	2,143,972
Other property, plant and equipment, net	290,325	296,666

INTANGIBLE ASSETS
Definite-lived intangibles, net	705,218	799,144
Indefinite-lived intangibles – permits	1,114,413	1,132,218
Goodwill	862,242	861,592

OTHER ASSETS
Due from Clear Channel Communications	383,778	123,308
Other assets	162,697	194,977
Total Assets	$7,096,050	$7,192,422
CURRENT LIABILITIES
Accounts payable	$100,540	$109,322
Accrued expenses	542,530	505,120
Deferred income	100,675	109,578
Current portion of long-term debt	41,676	47,073
Total Current Liabilities	785,421	771,093

Long-term debt	2,522,133	2,561,805
Other long-term liabilities	251,873	256,236
Deferred tax liability	828,568	841,911
Commitments and contingent liabilities (Note 7)

SHAREHOLDERS’ EQUITY
Noncontrolling interest	209,794	193,730
Preferred stock, $.01 par value, 150,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock, $.01 par value, 750,000,000 shares authorized, 40,886,923 and 40,841,551 shares issued in 2010 and 2009, respectively	408	407
Class B common stock, $.01 par value, 600,000,000 shares authorized, 315,000,000 shares issued and outstanding	3,150	3,150
Additional paid-in capital	6,677,146	6,669,247
Retained deficit	(3,974,349)	(3,886,826)
Accumulated other comprehensive loss	(207,439)	(218,177)
Cost of shares (84,896 in 2010 and 43,459 in 2009) held in treasury	(655)	(154)
Total Shareholders’ Equity	2,708,055	2,761,377

Total Liabilities and Shareholders’ Equity	$7,096,050	$7,192,422

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
	Year Ended December 31,		Period from July 31 through December 31,	Period from January 1 through July 30,
	2010	2009	2008	2008
	Post-Merger	Post-Merger	Post-Merger	Pre-Merger

Revenue	$2,797,994	$2,698,024	$1,327,224	$1,962,063
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,559,972	1,625,083	762,704	1,119,432
Selling, general and administrative expenses (excludes depreciation and amortization)	494,656	484,404	261,524	344,846
Corporate expenses (excludes depreciation and amortization)	107,596	65,247	31,681	39,364
Depreciation and amortization	413,588	439,647	224,713	247,637
Impairment charges	11,493	890,737	3,217,649	—
Other operating income (expense) — net	(23,753)	(8,231)	4,870	10,978
Operating income (loss)	186,936	(815,325)	(3,166,177)	221,762
Interest expense	239,453	154,919	73,725	91,377
Interest income on Due from Clear Channel Communications	19,460	724	862	2,590
Loss on marketable securities	6,490	11,315	59,842	—
Equity in earnings (loss) of nonconsolidated affiliates	(9,936)	(31,442)	(2,109)	70,842
Other income (expense)— net	(5,335)	(9,368)	12,114	13,365
Income (loss) before income taxes	(54,818)	(1,021,645)	(3,288,877)	217,182
Income tax benefit (expense)	(21,599)	149,110	271,895	(51,576)
Consolidated net income (loss)	(76,417)	(872,535)	(3,016,982)	165,606
Less amount attributable to noncontrolling interest	11,106	(4,346)	1,655	(1,948)
Net income (loss) attributable to the Company	(87,523)	(868,189)	(3,018,637)	167,554
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	16,237	118,632	(341,113)	84,603
Foreign currency reclassification adjustment for sale of foreign subsidiary	3,437	(523)	—	2,588
Unrealized loss on marketable securities	(7,809)	(9,971)	(59,825)	(27,496)
Reclassification adjustment for realized loss on marketable securities included in net income (loss)	6,490	11,315	59,842	—
Comprehensive income (loss)	$(69,168)	$(748,736)	$(3,359,733)	$227,249
Less amount attributable to noncontrolling interest	7,617	8,050	(11,516)	14,019
Comprehensive income (loss) attributable to the Company	$(76,785)	$(756,786)	$(3,348,217)	$213,230

Net income (loss) per common share:
Basic	$(0.26)	$(2.46)	$(8.50)	$0.47
Weighted average common shares outstanding— Basic	355,568	355,377	355,308	355,178
Diluted	$(0.26)	$(2.46)	$(8.50)	$0.47
Weighted average common shares outstanding— Diluted	355,568	355,377	355,308	355,741
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In thousands, except share data)					Additional	Retained	Accumulated Other
	Class A Common	Class B Common	Noncontrolling	Common	Paid-in	Earnings	Comprehensive	Treasury
Pre-Merger	Shares Issued	Shares Issued	Interest	Stock	Capital	(Deficit)	Income (Loss)	Stock	Total
Balances at December 31, 2007	40,494,873	315,000,000	$215,864	$3,555	$1,304,359	$427,391	$247,478	$(53)	$2,198,594
Net income (loss)			(1,948)			167,554			165,606
Exercise of stock options and other	218,164			2	4,259			(265)	3,996
Acquisitions (minority buy-back)			(5,292)						(5,292)
Payments to noncontrolling interests			(616)						(616)
Share-based payments					6,506				6,506
Other			(260)						(260)
Comprehensive income:
Currency translation adjustment and other			14,019				70,584		84,603
Unrealized loss on marketable securities							(27,496)		(27,496)
Foreign currency reclassification adjustment							2,588		2,588
Balances at July 30, 2008	40,713,037	315,000,000	221,767	3,557	1,315,124	594,945	293,154	(318)	2,428,229
Post-Merger
Push-down accounting effects of merger					5,357,409	(594,945)	(293,154)	318	4,469,628
Net income (loss)			1,655			(3,018,637)			(3,016,982)
Exercise of stock options and other	(7,399)							(44)	(44)
Acquisitions (minority buy-back)			(1,773)						(1,773)
Payments from noncontrolling interests			1,262						1,262
Share-based payments					4,181				4,181
Other			418						418
Comprehensive income:
Currency translation adjustment and other			(11,516)				(329,597)		(341,113)
Unrealized loss on marketable securities							(59,825)		(59,825)
Reclassification adjustments							59,842		59,842
Balances at December 31, 2008	40,705,638	315,000,000	211,813	3,557	6,676,714	(3,018,637)	(329,580)	(44)	3,543,823
Net loss			(4,346)			(868,189)			(872,535)
Exercise of stock options and other	135,913							(110)	(110)
Acquisitions			(3,380)		(9,720)				(13,100)
Share-based payments					12,104				12,104
Other			(18,407)		(9,851)				(28,258)
Comprehensive income:
Currency translation adjustment and other			8,050				110,582		118,632
Unrealized loss on marketable securities							(9,971)		(9,971)
Reclassification adjustments							10,792		10,792
Balances at December 31, 2009	40,841,551	315,000,000	193,730	3,557	6,669,247	(3,886,826)	(218,177)	(154)	2,761,377
Net income (loss)			11,106			(87,523)			(76,417)
Exercise of stock options and other	45,372			1				(501)	(500)
Share-based payments					12,337				12,337
Other			(2,659)		(4,438)				(7,097)
Comprehensive income:
Currency translation adjustment			6,825				9,412		16,237
Unrealized loss on marketable securities							(7,809)		(7,809)
Reclassification adjustments			792				9,135		9,927
Balances at December 31, 2010	40,886,923	315,000,000	$209,794	$3,558	$6,677,146	$(3,974,349)	$(207,439)	$(655)	$2,708,055

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OF CASH FLOWS

(In thousands)	Year Ended December 31,		Period from July 31 through December 31,	Period from January 1 through July 30,
	2010	2009	2008	2008
	Post-Merger	Post-Merger	Post-Merger	Pre-Merger

CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income (loss)	$(76,417)	$(872,535)	$(3,016,982)	$165,606

Reconciling Items:

Impairment charges	11,493	890,737	3,217,649	—
Depreciation and amortization	413,588	439,647	224,713	247,637
Deferred tax expense (benefit)	(14,362)	(132,341)	(268,850)	21,405
Provision for doubtful accounts	8,868	17,580	24,268	8,588
Share-based compensation	12,337	12,104	4,181	6,506
(Gain) loss on sale of operating and fixed assets	23,753	8,231	(4,870)	(10,978)
Loss on marketable securities	6,490	11,315	59,842	—
Other, net	25,508	37,099	2,109	(70,842)
Changes in operating assets and liabilities, net of effects
Decrease (increase) in accounts receivable	(47,113)	68,002	87,251	7,108
Decrease in Federal income taxes receivable	50,958	—	—	—
Increase (decrease) in accounts payable, accrued expenses and other liabilities	50,723	11,757	(78,613)	(26,106)
Increase (decrease) in deferred income	(7,045)	(1,987)	(48,435)	33,218
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	66,436	(48,345)	70,039	(50,820)
Net cash provided by operating activities	525,217	441,264	272,302	331,322

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(195,273)	(175,953)	(159,213)	(199,122)
Proceeds from disposal of assets	7,753	18,144	2,917	38,630
Acquisition of operating assets, net of cash acquired	(1,841)	(4,933)	(11,677)	(84,821)
Change in other – net	(9,344)	(122)	(24,739)	12,181
Net cash used for investing activities	(198,705)	(162,864)	(192,712)	(233,132)

CASH FLOWS FROM FINANCING ACTIVITIES:
Draws on credit facilities	4,670	7,125	30,000	72,150
Payments on credit facilities	(47,095)	(3,364)	(660)	(157,774)
Proceeds from long-term debt	6,844	2,500,000	25,020	5,476
Payments on long-term debt	(13,212)	(2,505,913)	(37,145)	(4,662)
Net transfers (to) from Clear Channel Communications	(260,470)	319,401	(85,611)	(83,585)
Deferred financing charges	—	(60,330)	—	—
Purchases of noncontrolling interests	—	(25,153)	—	—
Change in other, net	(5,200)	(110)	(46)	3,997
Net cash provided by (used for) financing activities	(314,463)	231,656	(68,442)	(164,398)

Effect of exchange rate changes on cash	2,533	4,568	10,539	4,436

Net increase (decrease) in cash and cash equivalents	14,582	514,624	21,687	(61,772)

Cash and cash equivalents at beginning of year	609,436	94,812	73,125	134,897

Cash and cash equivalents at end of year	$624,018	$609,436	$94,812	$73,125

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for interest	$235,101	$154,027	$75,616	$92,326
Cash paid during the year for income taxes	$ ―	$26,543	$19,651	$31,046

See Notes to Consolidated Financial Statements

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Clear Channel Outdoor Holdings, Inc. (the “Company”) is an outdoor advertising company which owns or operates advertising display faces domestically and internationally.  On November 11, 2005, the Company became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of the Company’s Class A common stock was sold.  Prior to the IPO, the Company was an indirect wholly-owned subsidiary of Clear Channel Communications, Inc. (“Clear Channel Communications”), a diversified media company with operations in radio broadcasting and outdoor advertising.  Clear Channel Communications indirectly holds all of the 315.0 million shares of Class B common stock outstanding, representing approximately 89% of the shares outstanding and approximately 99% of the voting power.  The holders of Class A common stock and Class B common stock have identical rights, except holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 20 votes per share.  The Class B shares of common stock are convertible, at the option of the holder at any time or upon any transfer, into shares of Class A common stock on a one-for-one basis, subject to certain limited exceptions.

The Company operates in the outdoor advertising industry by selling advertising on billboards, street furniture displays, transit displays and other advertising displays.  The Company has two reportable business segments: Americas and International.  The Americas segment primarily includes operations in the United States, Canada and Latin America; the International segment primarily includes operations in Europe, Asia and Australia.

Clear Channel Communications’ Merger

On July 30, 2008, Clear Channel Communications completed its merger with a subsidiary of CC Media Holdings, Inc. (“CC Media Holdings”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”).  Clear Channel Communications is now owned indirectly by CC Media Holdings.  The purchase price was approximately $23.0 billion, including $94.0 million in capitalized transaction costs.  The merger was accounted for as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions.  ASC 805-50-S99-1 requires the application of push down accounting in situations where the ownership of an entity has changed.  As a result, the post-merger financial statements of the Company reflect the new basis of accounting.

The purchase price allocation was complete as of July 30, 2009 in accordance with ASC 805-10-25, which requires that the allocation period not exceed one year from the date of acquisition.

Format of Presentation

The accompanying consolidated statements of operations, statements of cash flows and shareholders’ equity are presented for the post-merger and pre-merger periods.  The merger resulted in a new basis of accounting beginning on July 31, 2008 and the financial reporting periods are presented as follows:

•
The years ended December 31, 2010 and 2009, and the period from July 31 through December 31, 2008 reflect the post-merger period of the Company, including the purchase accounting adjustments related to the merger that were pushed down to the Company.

•
The period from January 1 through July 30, 2008 reflects the pre-merger period of the Company.  The consolidated financial statements for the pre-merger period were prepared using the historical basis of accounting for the Company.  As a result of the merger and the associated purchase accounting, the consolidated financial statements of the post-merger periods are not comparable to periods preceding the merger.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 Agreements with Clear Channel Communications

There are several agreements which govern the Company’s relationship with Clear Channel Communications including the Master Agreement, Corporate Services Agreement, Employee Matters Agreement and Tax Matters Agreement.  Clear Channel Communications has the right to terminate these agreements in various circumstances.  As of the date of the filing of this report, no notice of termination of any of these agreements has been received from Clear Channel Communications.

Clear Channel Communications’ Revolving Credit Facility

In conjunction with the merger, Clear Channel Communications’ $1.75 billion revolving credit facility, including the $150.0 million sub-limit, was terminated.  The facility was replaced with a $2.0 billion revolving credit facility with a maturity in July 2014, which includes a $150.0 million sub-limit that certain of the Company’s International subsidiaries may borrow against to the extent Clear Channel Communications has not already borrowed against this capacity and is in compliance with its covenants under the credit facility.  The obligations of these International subsidiaries that at any time are borrowers under the revolving credit facility are guaranteed by certain of the Company’s material wholly-owned subsidiaries, and secured by substantially all assets of such borrowers and guarantors, subject to permitted liens and other exceptions.  As of December 31, 2010, the Company had no outstanding borrowings under the $150.0 million sub-limit facility as Clear Channel Communications had already borrowed against the entire capacity.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries.  All significant intercompany accounts have been eliminated in consolidation.  Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of the company are accounted for using the equity method of accounting.

Certain prior period amounts have been reclassified to conform to the 2010 presentation.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Allowance for Doubtful Accounts

The Company evaluates the collectability of its accounts receivable based on a combination of factors.  In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected.  For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.  The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Land Leases and Other Structure Licenses

Most of the Company’s advertising structures are located on leased land.  Americas land rents are typically paid in advance for periods ranging from one to 12 months.  International land rents are paid both in advance and in arrears, for periods ranging from one to 12 months.  Most International street furniture display faces are operated through contracts with municipalities for up to 20 years.  The leased land and street furniture contracts often include a percent of revenue to be paid along with a base rent payment.  Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Purchase Accounting

The Company accounts for its business combinations under the acquisition method of accounting.  The total cost of an acquisition is allocated to the underlying identifiable net assets, based on their respective estimated fair values.  The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.  Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items.  Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee.  The Company accounts for these payments in conformity with the provisions of ASC 805-20-30, which establish the requirements related to recognition of certain assets and liabilities arising from contingencies.

Asset Retirement Obligation

ASC 410-20 requires the Company to estimate its obligation upon the termination or non-renewal of a lease to dismantle and remove its advertising structures from the leased land and to reclaim the site to its original condition.  The Company’s asset retirement obligation is reported in “Other long-term liabilities.”  The Company records the present value of obligations associated with the retirement of its advertising structures in the period in which the obligation is incurred.  When the liability is recorded, the cost is capitalized as part of the related advertising structures carrying amount.  Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements — 10 to 39 years
Structures — 5 to 40 years
Furniture and other equipment — 3 to 20 years
Leasehold improvements — shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate.  Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant, and equipment whenever events and circumstances indicate that depreciable assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.  When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

The Company impaired outdoor advertising structures in its Americas segment by $4.0 million during 2010.

During 2009, the Company recorded a $21.0 million impairment to street furniture tangible assets in its International segment.

Intangible Assets

The Company classifies intangible assets as definite-lived, indefinite-lived, or goodwill.  Definite-lived intangibles include primarily transit and street furniture contracts, site leases and other contractual rights, all of which are amortized over the shorter or either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows.  The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets.  These assets are recorded at cost.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company tests for possible impairment of definite-lived intangible assets whenever events and circumstances indicate that amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.  When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

The Company impaired certain definite-lived intangible assets related to one airport contract in its Americas segment by $0.5 million during 2010.

The Company impaired definite-lived intangible assets related to certain street furniture and billboard contract intangible assets in its Americas and International segments by $55.3 million during 2009.

The Company’s indefinite-lived intangibles include billboard permits in its Americas segment.  The Company’s indefinite-lived intangibles are not subject to amortization, but are tested for impairment at least annually.  The Company tests for possible impairment of indefinite-lived intangible assets whenever events or changes in circumstances, such as a significant reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable.

The Company performs its annual impairment test for its permits using a direct valuation technique as prescribed in ASC 805-20-S99.  The Company engages Mesirow Financial Consulting, LLC (“Mesirow Financial”), a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its permits.

The Company performed its annual impairment test on its indefinite-lived intangible assets on October 1, 2010, which resulted in a non-cash impairment charge of $4.8 million related to its indefinite-lived permits.  See Note 2 for further discussion.

The Company performed impairment tests during 2009 and 2008, which resulted in non-cash impairment charges of $345.4 million and $722.6 million, respectively, on its indefinite-lived permits.  See Note 2 for further discussion.

At least annually, the Company performs its impairment test for each reporting unit’s goodwill using a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit.  The Company identified its reporting units in accordance with ASC 350-20-55.  The Company’s U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test.  The Company also determined that within its Americas segment, Canada, Mexico, Peru, and Brazil constitute separate reporting units and each country in its International segment constitutes a separate reporting unit.

The Company performed its annual goodwill impairment test on October 1, 2010, and recognized a non-cash impairment charge of $2.1 million related to a specific reporting unit in its International segment. See Note 2 for further discussion.

The Company performed impairment tests during 2009 and 2008, and recognized non-cash impairment charges of $419.5 million and $2.5 billion, respectively.  See Note 2 for further discussion.

Nonconsolidated Affiliates

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method.  The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees.  The Company reviews the value of equity method investments and records impairment charges in the statement of operations as a component of “Equity in earnings (loss) of nonconsolidated affiliates” for any decline in value that is determined to be other-than-temporary.

For the years ended December 31, 2010 and 2009, the Company recorded non-cash impairment charges of $8.3 million and $22.9 million, respectively, related to certain equity investments in its International segment.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Other Investments

Other investments are composed primarily of equity securities.  These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices.  Securities are carried at historical value when quoted market prices are unavailable.  The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported in accumulated other comprehensive loss as a component of shareholders’ equity.  In addition, the Company holds investments that do not have quoted market prices.  The Company periodically assesses the value of available-for-sale and non-marketable securities and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary.  The average cost method is used to compute the realized gains and losses on sales of equity securities.

The Company periodically assesses the value of its available-for-sale securities.  Based on these assessments, the Company concluded that other-than-temporary impairments existed at December 31, 2010, September 30, 2009 and December 31, 2008 and recorded non-cash impairment charges of $6.5 million, $11.3 million and $59.8 million, respectively, during each of these years.  Such charges are recorded on the statement of operations in “Loss on marketable securities”.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities and short-term borrowings approximated their fair values at December 31, 2010 and 2009.

Income Taxes

The Company accounts for income taxes using the liability method.  Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.  Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized.  As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations.  It is not practical to determine the amount of Federal income taxes, if any, that might become due in the event that the earnings were distributed.

The operations of the Company are included in a consolidated Federal income tax return filed by Clear Channel Communications for the pre-merger periods and CC Media Holdings for the post-merger periods.  However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated Federal income tax returns with its subsidiaries.

Revenue Recognition

The Company’s advertising contracts cover periods of a few weeks up to one year, and are generally billed monthly.  Revenue for advertising space rental is recognized ratably over the term of the contract.  Advertising revenue is reported net of agency commissions.  Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s operations.  Payments received in advance of being earned are recorded as deferred income.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award.  For awards that vest based on service conditions, this cost is recognized as expense on a straight-line basis over the vesting period.  For awards that will vest based on market or performance conditions, this cost will be recognized when it becomes probable that the performance conditions will be satisfied.  Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors.  If actual results differ significantly from these estimates, the Company’s results of operations could be materially impacted.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Foreign Currency

Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year.  The assets and liabilities of those subsidiaries and investees are translated into U.S. dollars using the exchange rates at the balance sheet date.  The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive income (loss)”.  Foreign currency transaction gains and losses are included in operations.

Advertising Expense

The Company records advertising expense as it is incurred.  Advertising expenses from continuing operations were $12.0 million, $11.2 million and $15.9 million for the post-merger years ended December 31, 2010 and 2009 and the combined period ended December 31, 2008, respectively.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual results could differ from those estimates.

New Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts.  This ASU updates ASC Topic 350, Intangibles—Goodwill and Other, to amend the criteria for performing Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts and requires performing Step 2 if qualitative factors indicate that it is more likely than not that a goodwill impairment exists. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010.  The Company does not currently have any reporting units with zero or negative carrying values.

In August 2010, the FASB issued ASU No. 2010-22, Accounting for Various Topics—Technical Corrections to SEC Paragraphs.  This ASU amends various SEC paragraphs and became effective upon issuance. The adoption of ASU No. 2010-22 did not have a material impact on the Company’s financial position or results of operations.

In August 2010, the FASB issued ASU No. 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules.  This ASU amends various SEC paragraphs pursuant to the issuance of Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies and became effective upon issuance. The Company adopted the provisions of ASU 2010-21 upon issuance with no material impact to the Company’s financial position or results of operations.

In February 2010, the FASB issued ASU 2010-09, Amendments to Certain Recognition and Disclosure Requirements. ASU 2010-09 updates ASC Topic 855, Subsequent Events. ASU 2010-09 removes the requirement to disclose the date through which an entity has evaluated subsequent events. The Company adopted the provisions of ASU 2010-09 upon issuance with no material impact to the Company’s financial position or results of operations.

In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements. This update amends ASC Topic 820, Fair Value Measurements and Disclosures, to require new disclosures for significant transfers in and out of Level 1 and Level 2 fair value measurements, disaggregation regarding classes of assets and liabilities, valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for Level 2 or Level 3. These disclosures are effective for the interim and annual reporting periods beginning after December 15, 2009.  Additional new disclosures regarding the purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements are effective for fiscal years beginning after December 15, 2010 beginning with the first interim period. The Company adopted certain of the relevant disclosure provisions of ASU 2010-06 on January 1, 2010 and adopted certain other provisions on January 1, 2011.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 — PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at December 31, 2010 and 2009, respectively:

(In thousands)	December 31, 2010	December 31, 2009
Land, buildings and improvements	$206,355	$207,939
Structures	2,623,561	2,514,602
Furniture and other equipment	86,417	71,567
Construction in progress	53,550	51,598
	2,969,883	2,845,706
Less accumulated depreciation	672,159	405,068
Property, plant and equipment, net	$2,297,724	$2,440,638

Definite-lived Intangible Assets

The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at December 31, 2010 and 2009, respectively:

(In thousands)	December 31, 2010		December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture, and other contractual rights	$789,867	$241,461	$803,297	$166,803
Other	173,549	16,737	172,394	9,744
Total	$963,416	$258,198	$975,691	$176,547

Amortization expense related to definite-lived intangible assets was $104.8 million, $101.2 million and $94.3 million for the post-merger years ended December 31, 2010 and 2009, and the combined period ended December 31, 2008, respectively.

As acquisitions and dispositions occur in the future, amortization expense may vary.  The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2011	$81,502
2012	74,574
2013	71,566
2014	65,084
2015	55,111

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Goodwill and Indefinite-lived Intangible Assets

The Company’s indefinite-lived intangibles consist primarily of billboard permits in its Americas segment.  The Company’s billboard permits are granted for the right to operate an advertising structure at the specified location as long as the structure is in compliance with the laws and regulations of each jurisdiction.  The Company’s permits are located on owned land, leased land or land for which we have acquired permanent easements.  In cases where the Company’s permits are located on leased land, the leases typically have initial terms of between 10 and 20 years and renew indefinitely, with rental payments generally escalating at an inflation-based index.  If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use. Due to significant differences in both business practices and regulations, billboards in the International segment are subject to long-term, finite contracts unlike the Company’s permits in the United States and Canada.  Accordingly, there are no indefinite-lived assets in the International segment.

The impairment tests for indefinite-lived intangible assets consist of a comparison between the fair value of the indefinite-lived intangible at the market level with its carrying amount.  If the carrying amount of the indefinite-lived intangible exceeds its fair value, an impairment loss is recognized equal to that excess.  After an impairment loss is recognized, the adjusted carrying amount of the indefinite-lived asset is its new accounting basis.  The fair value of the indefinite-lived asset is determined using the direct valuation method as prescribed in ASC 805-20-S99.  Under the direct valuation method, the fair value of the indefinite-lived assets is calculated at the market level as prescribed by ASC 350-30-35. The Company engaged Mesirow Financial, a third-party valuation firm, to assist it in the development of the assumptions and the Company’s determination of the fair value of its indefinite-lived assets.

The application of the direct valuation method attempts to isolate the income that is properly attributable to the indefinite-lived asset alone (that is, apart from tangible and identified intangible assets and goodwill).  It is based upon modeling a hypothetical “greenfield” build-up to a “normalized” enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process.  The Company forecasts revenue, expenses, and cash flows over a ten-year period for each of its markets in its application of the direct valuation method.  The Company also calculates a “normalized” residual year which represents the perpetual cash flows of each market.  The residual year cash flow was capitalized to arrive at the terminal value of the permits in each market.

Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically develops indefinite-lived intangible assets and builds a new operation with similar attributes from scratch.  Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value.  Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the indefinite-lived intangible assets.

The key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values.  This data is populated using industry normalized information representing an average billboard permit within a market.

Annual Impairment Test to Billboard Permits

The Company performs its annual impairment test on October 1 of each year.

The aggregate fair value of the Company’s permits on October 1, 2010 increased approximately 58% from the fair value at October 1, 2009.  The increase in fair value resulted primarily from improvements to general market conditions leading to increased advertising spending, which results in higher revenues for the industry.

Although the aggregate fair values of billboard permits increased, certain markets experienced continuing declines.  As a result, impairment charges were recorded in 2010 for billboard permits of $4.8 million.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Interim Impairments to Billboard Permits

The Company performed interim impairment tests on its billboard permits as of December 31, 2008 and again on June 30, 2009 as a result of the poor economic environment during those periods.  In determining the fair value of the Company’s billboard permits, the following key assumptions were used:

(i)	Industry revenue growth of negative 9% and negative 16%, respectively, during the one year build-up period used in the December 31, 2008 and June 30, 2009 impairment tests;
(ii)
Cost structure reached a normalized level over a three year period and the operating margins gradually grew over that period to the industry average margins of 46% and 45%, respectively, in the December 31, 2008 and June 30, 2009 impairment tests.  The margin in year three was the lower of the industry average margin or the actual margin for the market;

(iii)	Industry average revenue growth of 3% beyond the discrete build-up projection period in the December 31, 2008 and June 30, 2009 impairment tests;
(iv)	Discount rates of 9.5% and 10%, respectively, in the December 31, 2008 and June 30, 2009 impairment tests.

The discount rate used in the December 31, 2008 impairment model increased approximately 100 basis points over the discount rate used to value the permits in the preliminary purchase price allocation as of July 30, 2008.  Industry revenue forecasts declined 10% through 2013 compared to the forecasts used in the preliminary purchase price allocation as of July 30, 2008.  These market driven changes were primarily responsible for the decline in fair value of the billboard permits below their carrying value.  As a result, the Company recognized a non-cash impairment charge at December 31, 2008 which totaled $722.6 million.

The discount rate used in the June 30, 2009 impairment model increased approximately 50 basis points over the discount rate used to value the permits at December 31, 2008.  Industry revenue forecasts declined 8% through 2013 compared to the forecasts used in the 2008 impairment test.  These market driven changes were primarily responsible for the decline in fair value of the billboard permits below their carrying value.  As a result, the Company recognized a non-cash impairment charge at June 30, 2009 in all but five of its markets in the United States and Canada, which totaled $345.4 million.

Annual Impairment Test to Goodwill

The Company performs its annual impairment test on October 1 of each year.  The Company engaged Mesirow Financial to assist the Company in the development of its assumptions and the Company’s determination of the fair value of its reporting units.

Each of the Company’s outdoor advertising markets are components.  The U.S. advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55.  The Company also determined that within its Americas outdoor segment, Canada, Mexico, Peru, and Brazil constitute separate reporting units and each country in its International segment constitutes a separate reporting unit.

The goodwill impairment test is a two-step process.  The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill.  If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate.  Terminal values were also estimated and discounted to their present value.  Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data.  There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents the changes in the carrying amount of goodwill for each reporting unit.  As a result of the merger, a new basis in goodwill was recorded in accordance with ASC 805-10.  All impairments shown in the table below have been recorded subsequent to the merger and, therefore, do not include any pre-merger impairment.

(In thousands) Post-Merger	Americas	International	Total
Balance as of December 31, 2008	$892,598	$287,543	$1,180,141
Net adjustments to push down accounting	68,896	45,042	113,938
Acquisitions	2,250	110	2,360
Foreign currency translation	16,293	17,412	33,705
Impairment	(390,374)	(73,764)	(464,138)
Adjustments	(4,414)	—	(4,414)
Balance as of December 31, 2009	$585,249	$276,343	$861,592
Foreign currency translation	285	3,299	3,584
Impairment	—	(2,142)	(2,142)
Adjustments	—	(792)	(792)
Balance as of December 31, 2010	$585,534	$276,708	$862,242

The balance at December 31, 2008 is net of cumulative impairments of $2.3 billion and $173.4 million in the Americas and International segments, respectively.

The fair value of the Company’s reporting units on October 1, 2010 increased from the fair value at October 1, 2009.  The increase in the fair value of the Company’s Americas reporting unit was primarily the result of a $638.6 million increase related to forecast revenues and operating margins.  As a result of increase in fair value across the Company’s Americas reporting unit, no goodwill impairment was recognized in this segment.  Within the Company’s International segment, one country experienced a decline in fair value which resulted in a $2.1 million non-cash impairment to goodwill.

Interim Impairment Tests to Goodwill

The discounted cash flow model indicated that the Company failed the first step of the impairment test for certain of its reporting units as of December 31, 2008 and June 30, 2009, which required it to compare the implied fair value of each reporting unit’s goodwill with its carrying value.

The Company forecasted revenue, expenses, and cash flows over a ten-year period for each of its reporting units.  Historically, revenues in its industries have been highly correlated to economic cycles.  Based on this consideration, among others, the assumed 2008 and 2009 revenue growth rates used in the December 31, 2008 and June 30, 2009 impairment models were negative followed by assumed revenue growth with an anticipated economic recovery in 2009 and 2010, respectively.  The Company also calculated a “normalized” residual year which represents the perpetual cash flows of each reporting unit.  The residual year cash flow was capitalized to arrive at the terminal value of the reporting unit.

The Company calculated the weighted average cost of capital (“WACC”) as of December 31, 2008 resulting in WACCs of 12.5% for the reporting units in both the Americas and International segments.  As of June 30, 2009, the Company calculated WACCs of 12.5% and 13.5% for each of the reporting units in the Americas and International segments, respectively.

The Company also utilized the market approach to provide a test of reasonableness to the results of the discounted cash flow model.  The market approach indicates the fair value of the invested capital of a business based on a company’s market capitalization (if publicly traded) and a comparison of the business to comparable publicly traded companies and transactions in its industry.  This approach can be estimated through the quoted market price method, the market comparable method, and the market transaction method. The three variations of the market approach indicated that the fair value determined by the Company’s discounted cash flow model was within a reasonable range of outcomes as of December 31, 2008 and June 30, 2009.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The revenue forecasts for 2009 declined 21% and 29% for Americas and International, respectively, compared to the forecasts used in the July 30, 2008 preliminary purchase price allocation primarily as a result of the revenues realized for the year ended December 31, 2008.  These market driven changes were primarily responsible for the decline in fair value of the reporting units below their carrying value.  As a result, the Company recognized a non-cash impairment charge to reduce its goodwill of $2.5 billion at December 31, 2008.

The revenue forecasts for 2009 declined 7% and 9% for Americas and International, respectively, compared to the forecasts used in the 2008 impairment test primarily as a result of the revenues realized during the first six months of 2009.  These market driven changes were primarily responsible for the decline in fair value of the reporting units below their carrying value.  As a result, the Company recognized a non-cash impairment charge to reduce its goodwill of $419.5 million at June 30, 2009.

NOTE 3 — BUSINESS ACQUISITIONS

2009 Purchases of Additional Equity Interests

During 2009, the Company’s Americas outdoor segment purchased the remaining 15% interest in its consolidated subsidiary, Paneles Napsa S.A., for $13.0 million and the Company’s International outdoor segment acquired an additional 5% interest in its consolidated subsidiary, Clear Channel Jolly Pubblicita SPA, for $12.1 million.

NOTE 4 — INVESTMENTS

The Company’s most significant investments in nonconsolidated affiliates are listed below:

Clear Channel Independent

The Company owned a 50% interest in Clear Channel Independent (“CCI”), formerly known as Corp Comm, a South African outdoor advertising company.  In the first quarter of 2008, the Company sold its 50% interest in CCI and recognized a gain of $75.6 million in “Equity in earnings of nonconsolidated affiliates” based on the fair value of the equity securities received in the pre-merger period ended July 30, 2008.  The equity securities received are classified as available-for-sale and recorded as “Other investments” on the consolidated balance sheet.

Alessi

The Company owns a 49% interest in Alessi, an Italian outdoor advertising company.

Buspak

The Company owns a 50% interest in Buspak, an outdoor advertising company in Hong Kong.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Summarized Financial Information

The following table summarizes the Company’s investments in nonconsolidated affiliates:

(In thousands)
	Alessi	Buspak	All Others	Total
Balance as of December 31, 2008	$21,987	$10,364	$19,461	$51,812
Equity in net earnings (loss)	(12,161)	(616)	(18,665)	(31,442)
Other, net	(698)	(690)	3,553	2,165
Foreign currency translation adjustments	(87)	474	432	819
Balance as of December 31, 2009	$9,041	9,532	$4,781	$23,354
Equity in net earnings (loss)	(8,453)	439	(1,922)	(9,936)
Other, net	—	(2,231)	3,042	811
Foreign currency translation adjustments	(588)	(21)	175	(434)
Balance as of December 31, 2010	$—	$7,719	$6,076	$13,795

The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Other assets.”  The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings (loss) of nonconsolidated affiliates.”

Other Investments

Other investments of $8.2 million and $17.0 million at December 31, 2010 and 2009 primarily represent marketable equity securities.

(In thousands)	December 31, 2010				December 31, 2009
Investments	Cost	Gross Unrealized Losses	Gross Unrealized Gains	Fair Value	Cost	Gross Unrealized Losses	Gross Unrealized Gains	Fair Value
Available-for sale	$8,016	$—	$82	$8,098	$14,506	$—	$1,405	$15,911
Other cost investments	$77	$—	$—	$77	$1,087	$—	$—	$1,087

The Company’s available-for-sale security, Independent News & Media PLC (“INM”), was in an unrealized loss position for an extended period of time in 2008 and 2009.  As a result, the Company considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer.  After this assessment, the Company concluded that the impairment was other than temporary and recorded a non-cash impairment charge of $11.3 million and $59.8 million in “Loss on marketable securities” for the years ended December 31, 2009 and 2008, respectively.

The fair value of this investment has continued to decline throughout 2010 and the Company has concluded based on the guidance in ASC 320-10-S99 that such decline is other than temporary.  Accordingly, the Company recorded a non-cash impairment charge of $6.5 million in 2010 to write the investment down to fair value, recorded in “Gain (loss) on marketable securities.”

Other cost investments include various investments in companies for which there is no readily determinable market value.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 — ASSET RETIREMENT OBLIGATION

The Company’s asset retirement obligation is reported in “Other long-term liabilities” and relates to its obligation to dismantle and remove its advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease.  Asset retirement obligations are also recorded as necessary for other structures residing on leased property.  When the liability is recorded, the cost is capitalized as part of the related long-lived assets’ carrying value.  Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 50 years.  An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site.  The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	Years Ended December 31,
	2010	2009
Beginning balance	$51,301	$55,592
Adjustment due to change in estimate of related costs	(5,295)	(6,721)
Accretion of liability	4,822	5,209
Liabilities settled	(2,565)	(2,779)
Ending balance	$48,263	$51,301

NOTE 6 — LONG-TERM DEBT

Long-term debt at December 31, 2010 and 2009 consisted of the following:

(In thousands)	As of December 31,
	2010	2009
Bank credit facility ($150.0 million sub-limit within Clear Channel Communications’ $2.0 billion facility, $150.0 million and $120.0 million of which was drawn by Clear Channel Communications as of December 31, 2010 and 2009)	$—	$30,000
Clear Channel Worldwide Holdings Senior Notes:
9.25% Series A Senior Notes Due 2017	500,000	500,000
9.25% Series B Senior Notes Due 2017	2,000,000	2,000,000
Other debt	63,809	78,878
	2,563,809	2,608,878
Less: current portion	41,676	47,073
Total long-term debt	$2,522,133	$2,561,805

The aggregate market value of the Company’s debt based on quoted market prices for which quotes were available was approximately $2.8 billion and $2.7 billion at December 31, 2010 and 2009, respectively.

Debt with Clear Channel Communications

As of December 31, 2008, the Company had a note in the original principal amount of $2.5 billion to Clear Channel Communications which was prepayable in whole at any time, or in part from time to time.  The note accrued interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis.  In December 2009, the Company made voluntary prepayments on the note in the amount of the total outstanding balance and subsequently retired the “Debt with Clear Channel Communications.” The interest rate on the $2.5 billion note was 5.7% prior to its retirement.  See Note 8 for further discussion.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Bank Credit Facility

In connection with the merger, Clear Channel Communications entered into a multi-currency revolving credit facility with a maturity in July 2014 in the amount of $2.0 billion.  Certain of the Company’s International subsidiaries may borrow under a $150.0 million sub-limit within this $2.0 billion credit facility, to the extent Clear Channel Communications has not already borrowed against this capacity and is in compliance with its covenants under the credit facility.  This sub-limit allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provide funds to the Company’s International operations for certain working capital needs.  The obligations of these International subsidiaries that are borrowers under the revolving credit facility are guaranteed by certain of the Company’s material wholly-owned subsidiaries, and secured by substantially all assets of such borrowers and guarantors, subject to permitted liens and other exceptions.  The interest rate is based upon LIBOR or, for Euro denominated borrowings, EURIBOR, plus, in each case, a margin.  As of December 31, 2010, the Company had no outstanding borrowings under the $150.0 million sub-limit facility as Clear Channel Communications had already borrowed against the entire capacity.  As of December 31, 2009, the outstanding balance on the sub-limit was approximately $150.0 million of which $30.0 million was drawn by the Company and the remaining amount drawn by Clear Channel Communications.

Clear Channel Worldwide Holdings Senior Notes

As of December 31, 2010, the Company’s subsidiary, Clear Channel Worldwide Holdings, Inc. (“CCWH”), had outstanding $500.0 million aggregate principal amount of Series A Senior Notes due 2017 (the “Series A Notes”) and $2.0 billion aggregate principal amount of Series B Senior Notes due 2017 (the “Series B Notes” and together with the Series A Notes, the “CCWH Notes”).  The CCWH Notes are guaranteed by the Company, Clear Channel Outdoor, Inc. (“CCOI”), the Company’s wholly-owned subsidiary, and certain of the Company’s direct and indirect subsidiaries.

The CCWH Notes bear interest on a daily basis and contain customary provisions, including covenants requiring the Company to maintain certain levels of credit availability and limitations on incurring additional debt.

The CCWH Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors.

The indentures governing the CCWH Notes require the Company to maintain at least $100 million in cash or other liquid assets or have cash available to be borrowed under committed credit facilities consisting of (i) $50.0 million at the issuer and guarantor entities (principally the Americas outdoor segment) and (ii) $50.0 million at the non-guarantor subsidiaries (principally the International outdoor segment) (together the “Liquidity Amount”), in each case under the sole control of the relevant entity. In the event of a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding of Clear Channel Communications, for the period thereafter that is the shorter of such proceeding and 60 days, the Liquidity Amount shall be reduced to $50.0 million, with a $25.0 million requirement at the issuer and guarantor entities and a $25.0 million requirement at the non-guarantor subsidiaries.

In addition, interest on the CCWH Notes accrues daily and is payable into an account established by the trustee for the benefit of the bondholders (the “Trustee Account”). Failure to make daily payment on any day does not constitute an event of default so long as (a) no payment or other transfer by the Company or any of its subsidiaries shall have been made on such day under the cash management sweep with Clear Channel Communications, and (b) on each semiannual interest payment date the aggregate amount of funds in the Trustee Account is equal to at least the aggregate amount of accrued and unpaid interest on the CCWH Notes.

The indenture governing the Series A Notes contains covenants that limit the Company and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than Clear Channel Communications and its subsidiaries or issue certain preferred stock;
•	create liens on its restricted subsidiaries’ assets to secure such debt;
•	create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries that are not guarantors of the notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets; and
•	sell certain assets, including capital stock of its subsidiaries, to persons other than Clear Channel Communications and its subsidiaries.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The indenture governing the Series A Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B Notes contains covenants that limit the Company and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;
•	redeem, repurchase or retire the Company’s subordinated debt;
•	make certain investments;
•	create liens on its or its restricted subsidiaries’ assets to secure debt;
•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the CCWH Notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;
•	sell certain assets, including capital stock of its subsidiaries;
•	designate its subsidiaries as unrestricted subsidiaries;
•	pay dividends, redeem or repurchase capital stock or make other restricted payments; and
•
purchase or otherwise effectively cancel or retire any of the Series B Notes if after doing so the ratio of (a) the outstanding aggregate principal amount of the Series A Notes to (b) the outstanding aggregate principal amount of the Series B Notes shall be greater than 0.250. This stipulation ensures, among other things, that as long as the Series A Notes are outstanding, the Series B Notes are outstanding.

The Series A Notes indenture and the Series B Notes indenture restrict the Company’s ability to incur additional indebtedness but permit the Company to incur additional indebtedness based on an incurrence test.  In order to incur additional indebtedness under this test, the Company’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 6.5:1 and 3.25:1 for total debt and senior debt, respectively.  The indentures contain certain other exceptions that allow the Company to incur additional indebtedness.  The Series B Notes indenture also permits the Company to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if the Company’s debt to adjusted EBITDA ratios (as defined by the indenture) are lower than 6.0:1 and 3.0:1 for total debt and senior debt, respectively. The Series A Notes indenture does not limit the Company’s ability to pay dividends.  The Series B Notes indenture contains certain exceptions that allow the Company to incur additional indebtedness and pay dividends, including a $500 million exception for the payment of dividends.  The Company was in compliance with these covenants as of December 31, 2010.

Prior to the date of the closing of the CCWH Notes offering, the Company made a demand for and received repayment of $500.0 million on the “Due from Clear Channel Communications” account.

Following such repayment, the Company contributed $500.0 million to the capital of CCOI, which used the proceeds received by it to prepay $500.0 million of the “Debt with Clear Channel Communications” account.  Subsequent to this repayment, the outstanding balance of the “Debt with Clear Channel Communications” account was $2.0 billion.

A portion of the proceeds of the CCWH Notes offering were used to (i) pay the fees and expenses of the offering, (ii) fund $50.0 million of the Liquidity Amount (the $50.0 million Liquidity Amount of the non-guarantor subsidiaries was satisfied) and (iii) make a voluntary prepayment of the remaining $2.0 billion outstanding balance (which is equal to the aggregate principal amount of the Series B Notes) under the note to Clear Channel Communications and subsequently retire the “Debt with Clear Channel Communications”, with the balance of the proceeds available for general corporate purposes.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In connection with the offering, Clear Channel Communications and the Company modified the terms of the revolving promissory notes (recorded as Due from/to Clear Channel Communications account) to extend the maturity of each revolving promissory note to coincide with the maturity date of the CCWH Notes.  In addition, the terms were modified to change the interest rate on each revolving promissory note to a fixed per annum rate equal to 9.25%.

Clear Channel Communications’ Refinancing Transactions

Clear Channel Communications announced on February 7, 2011 that it intends to offer, subject to market and customary conditions, $750 million in aggregate principal amount of priority guarantee notes due 2021 (the “Notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended.  Clear Channel Communications intends to use the proceeds of the Notes together with cash on hand to repay $500 million of the indebtedness outstanding under its senior secured credit facilities, to repay at maturity $250 million in aggregate principal amount of its 6.25% senior notes due 2011, to pay fees and expenses incurred in connection with concurrent amendments to its senior secured credit facilities and its receivables based credit facility, the receipt of which is a condition to completion of the offering, and to pay fees and expenses in connection with the offering.

The concurrent amendments to its senior secured credit facilities and its receivables based credit facility would, among other things, permit Clear Channel Communications to request future extensions of the maturities of its senior secured credit facilities, provide Clear Channel Communications with greater flexibility in the use of its accordion provisions, provide Clear Channel Communications with greater flexibility to incur new debt, provided that such new debt is used to pay down senior secured credit facility indebtedness, and provide greater flexibility for the Company and its subsidiaries to incur new debt (provided the incurrence of that new debt is otherwise permitted to be incurred by such subsidiaries).

The Notes and related guarantees will be offered only to “qualified institutional buyers” in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This disclosure is for informational purposes only and shall not constitute an offer to sell nor the solicitation of an offer to buy the Notes or any other securities. The Notes offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering circular.

Other Debt

Other debt includes various borrowings and capital leases utilized for general operating purposes.  Included in the $63.8 million balance at December 31, 2010 is $41.7 million that matures in less than one year.

Debt Covenants

The Clear Channel Communications’ $2.0 billion revolving credit facility contains a significant financial covenant which requires Clear Channel Communications to comply on a quarterly basis with a maximum consolidated senior secured net debt to adjusted EBITDA ratio (maximum of 9.5:1).  The financial covenant becomes more restrictive over time beginning in the second quarter of 2013.  In its Annual Report on Form 10-K filed with the SEC on February 14, 2011, CC Media Holdings stated that it was in compliance with this covenant as of December 31, 2010.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In addition, the Company was in compliance with the covenants contained in the Series A Notes indenture and the Series B Notes indenture as of December 31, 2010.

There are no significant covenants or events of default contained in the revolving promissory note issued by Clear Channel Communications to the Company or the revolving promissory note issued by the Company to Clear Channel Communications.

Future maturities of long-term debt as of December 31, 2010 are as follows:

(In thousands)
2011	$41,676
2012	22,101
2013	32
2014	—
2015	—
Thereafter	2,500,000
Total	$2,563,809

NOTE 7 — COMMITMENTS, CONTINGENCIES AND GUARANTEES

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in ASC 840.

The Company considers its non-cancelable contracts that enable it to display advertising on buses,trains, bus shelters, etc. to be leases in accordance with the guidance in ASC 840-10.  These contracts may contain minimum annual franchise payments which generally escalate each year.  The Company accounts for these minimum franchise payments on a straight-line basis.  If the rental increases are not scheduled in the lease, for example an increase based on the CPI, those rents are considered contingent rentals and are recorded as expense when accruable.  Other contracts may contain a variable rent component based on revenue.  The Company accounts for these variable components as contingent rentals and records these payments as expense when accruable.  In addition, the Company has commitments relating to required purchases of property, plant, and equipment under certain street furniture contracts.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in ASC 840-10.  The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed.  Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company leases office space, equipment and the majority of the land occupied by its advertising structures under long-term operating leases.  The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboards, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract.  The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract.  Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures.  Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As of December 31, 2010, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

(In thousands)	Non-Cancelable Operating Leases	Non-Cancelable Contracts	Capital Expenditure Commitments
2011	$270,235	$394,632	$48,059
2012	224,621	291,667	28,501
2013	207,700	229,639	15,486
2014	181,974	201,534	7,395
2015	181,213	178,655	4,344
Thereafter	970,054	527,977	3,322
Total	$2,035,797	$1,824,104	$107,107

Rent expense charged to operations for the years ended December 31, 2010 and 2009 was $967.5 million and $999.1 million, respectively.   Rent expense for the post-merger period from July 31, 2008 to December 31, 2008 and the pre-merger period from January 1, 2008 to July 30, 2008 was $476.8 million $685.2 million, respectively.

The Company and its subsidiaries are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, the Company has accrued its estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.  It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.

In 2006, two of the Company’s operating businesses (L&C Outdoor Ltda. (“L&C”) and Publicidad Klimes Sao Paulo Ltda. (“Klimes”), respectively) in the Sao Paulo, Brazil market received notices of infraction from the state taxing authority, seeking to impose a value added tax (“VAT”) on such businesses, retroactively for the period from December 31, 2001 through January 31, 2006. The taxing authority contends that the Company’s businesses fall within the definition of “communication services” and as such are subject to the VAT.

The Company has filed petitions to challenge the imposition of this tax against each of its businesses, which are proceeding separately. The Company’s challenge for L&C was unsuccessful at the first administrative level, but successful at the second administrative level. The state taxing authority filed an appeal to the third and final administrative level, which required consideration by a full panel of 16 administrative law judges. On September 27, 2010, the Company received an unfavorable ruling at this final administrative level concluding that the VAT applied to L&C and intends to appeal this ruling to the judicial level. The Company has filed a petition to have the case remanded to the second administrative level for consideration of the reasonableness of the amount of the penalty assessed against it.  The amounts allegedly owed by L&C are approximately $9.3 million in taxes, approximately $18.6 million in penalties and approximately $25.8 million in interest (as of December 31, 2010 at an exchange rate of .58).

The Company’s challenge for Klimes was unsuccessful at the first administrative level, and denied at the second administrative level on or about September 24, 2009.  On January 5, 2011, the administrative law judges at the third administrative level published a ruling that the VAT applies to Klimes as well but did reduce the penalty assessed by the state taxing authority.  With the penalty reduction, the amounts allegedly owed by Klimes are approximately $10.5 million in taxes, approximately $5.2 million in penalties and approximately $16.1 million in interest (as of December 31, 2010 at an exchange rate of .58).  In mid-January 2011, the taxing authority filed an extraordinary appeal to the third administrative level, asking that it reconsider the decision to reduce the penalty assessed against Klimes.  The president of the third administrative level must decide whether to accept that appeal before it can proceed.  Based on the Company’s review of the law in similar cases in other Brazilian states, the Company has not accrued any costs related to these claims and believes the occurrence of loss is not probable.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed.  The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by Federal and state laws mandating compensation for such loss and constitutional restraints.

Certain acquisition agreements include deferred consideration payments based on performance requirements by the seller, typically involving the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays.  At December 31, 2010, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $35.0 million.  As the contingencies have not been met or resolved as of December 31, 2010, these amounts are not recorded.  If future payments are made, amounts will be recorded as additional purchase price.

As of December 31, 2010, Clear Channel Communications had outstanding commercial standby letters of credit and surety bonds of $47.1 million and $43.0 million, respectively, held on behalf of the Company. These letters of credit and surety bonds relate to various operational matters, including insurance, bid and performance bonds, as well as other items.  Additionally, in the fourth quarter of 2010, the Company entered into a cash secured letter of credit facility.  As of December 31, 2010, the Company had $9.2 million in letters of credit outstanding under this facility.

NOTE 8 — RELATED PARTY TRANSACTIONS

The Company records net amounts due to or from Clear Channel Communications as “Due from/to Clear Channel Communications” on the consolidated balance sheets.  The accounts represent the revolving promissory note issued by the Company to Clear Channel Communications and the revolving promissory note issued by Clear Channel Communications to the Company, in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances.  The accounts accrue interest pursuant to the terms of the promissory notes and are generally payable on demand.  Prior to the amendment of the revolving promissory notes in December 2009, interest on the revolving promissory note owed by the Company accrued on the daily net negative cash position based upon LIBOR plus a margin.  Interest on the revolving promissory note owed by Clear Channel Communications accrued interest on the daily net positive cash position based upon the average one-month generic treasury bill rate.  In connection with the issuance of the CCWH Notes described in Note 6, Clear Channel Communications and the Company modified the terms of the revolving promissory notes to extend the maturity of each revolving promissory note to coincide with the maturity date of the CCWH Notes.  In addition, the terms were modified to change the interest rate on each revolving promissory note to equal the interest rate on the CCWH Notes. Included in the accounts are the net activities resulting from day-to-day cash management services provided by Clear Channel Communications.  As a part of these services, the Company maintains collection bank accounts swept daily into accounts of Clear Channel Communications (after satisfying the funding requirements of the Trustee Account).  In return, Clear Channel Communications funds the Company’s controlled disbursement accounts as checks or electronic payments are presented for payment.  The Company’s claim in relation to cash transferred from its concentration account is on an unsecured basis and is limited to the balance of the “Due from Clear Channel Communications” account.

At December 31, 2010 and 2009, the asset recorded in “Due from Clear Channel Communications” on the consolidated balance sheet was $383.8 million and $123.3 million, respectively.  At December 31, 2010, the interest rate on the “Due from Clear Channel Communications” account was 9.25%, which represents the interest rate on the CCWH Notes as described above.

The net interest income for the post-merger years ended December 31, 2010 and 2009 was $19.5 million and $0.7 million, respectively.  The net interest income for the post-merger period from July 31, 2008 through December 31, 2008 was $0.9 million.  The net interest income for the pre-merger period from January 1, 2008 through July 30, 2008 was $2.6 million.

At December 31, 2008, the Company had a note in the original principal amount of $2.5 billion to Clear Channel Communications which was prepayable in whole at any time, or in part from time to time.  This note accrued interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis.  This note was mandatorily payable upon a change of control of the Company (as defined in the note) and, subject to certain exceptions, all net proceeds from debt or equity raised by the Company had to be used to prepay such note.  In December 2009, the Company made voluntary payments on the note in the amount of the total outstanding balance and subsequently retired the “Debt with Clear Channel Communications” as of December 31, 2009. The interest rate on the $2.5 billion note was 5.7% prior to its retirement.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Clear Channel Communications has a $2.0 billion multi-currency revolving credit facility with a maturity in July 2014 which includes a $150.0 million sub-limit that certain of the Company’s International subsidiaries may borrow against to the extent Clear Channel Communications has not already borrowed against this capacity and is compliance with its covenants under the credit facility.  The obligations of these International subsidiaries that are borrowers under the revolving credit facility will be guaranteed by certain of the Company’s material wholly-owned subsidiaries, and secured by substantially all assets of such borrowers and guarantors, subject to permitted liens and other exceptions.  The interest rate on outstanding balances under the new credit facility is equal to an applicable margin plus, at Clear Channel Communications’ option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.  The applicable margin percentage is 2.40% in the case of base rate loans, and 3.40% in the case of Eurocurrency rate loans, subject to adjustment based upon Clear Channel Communications’ leverage ratio.  This note is further disclosed in Note 6.  As of December 31, 2010, we had no outstanding borrowings under the $150.0 million sub-limit facility as Clear Channel Communications had already borrowed against the entire capacity.

The Company provides advertising space on its billboards for radio stations owned by Clear Channel Communications.  For the post-merger years ended December 31, 2010 and 2009, the Company recorded $4.2 million and $2.8 million in revenue for these advertisements, respectively.  For the post-merger period from July 31, 2008 through December 31, 2008, the Company recorded $4.0 million in revenue for these advertisements.  For the pre-merger period from January 1, 2008 through July 30, 2008, the Company recorded $4.6 million in revenue for these advertisements.

Under the Corporate Services Agreement between Clear Channel Communications and the Company, Clear Channel Communications provides management services to the Company, which include, among other things: (i) treasury, payroll and other financial related services; (ii) executive officer services; (iii) human resources and employee benefits services; (iv) legal and related services; (v) information systems, network and related services; (vi) investment services; (vii) procurement and sourcing support services; and (viii) other general corporate services.  These services are charged to the Company based on actual direct costs incurred or allocated by Clear Channel Communications based on headcount, revenue or other factors on a pro rata basis.  For the post-merger years ended December 31, 2010 and 2009, the Company recorded $38.1 million and $28.5 million as a component of corporate expense for these services, respectively.  For the post-merger period from July 31, 2008 through December 31, 2008, the Company recorded $13.9 million as a component of corporate expense for these services. For the pre-merger period from January 1, 2008 through July 30, 2008, the Company recorded $14.2 million as a component of corporate expense for these services.

Pursuant to the Tax Matters Agreement between Clear Channel Communications and the Company, the operations of the Company are included in a consolidated Federal income tax return filed by Clear Channel Communications.  The Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated Federal income tax returns with its subsidiaries.  Tax payments are made to Clear Channel Communications on the basis of the Company’s separate taxable income.  Tax benefits recognized on the Company’s employee stock option exercises are retained by the Company.

The Company computes its deferred income tax provision using the liability method in accordance with Statement of ASC 740-10, as if the Company was a separate taxpayer.  Deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.  Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized.  The Company’s provision for income taxes is further disclosed in Note 9.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pursuant to the Employee Matters Agreement, the Company’s employees participate in Clear Channel Communications’ employee benefit plans, including employee medical insurance and a 401(k) retirement benefit plan.  These costs are recorded as a component of selling, general and administrative expenses and were approximately $10.3 million and $9.4 million for the post-merger years ended December 31, 2010 and 2009, respectively.  These costs were approximately $6.7 million for the pre-merger period from January 1, 2008 through July 30, 2008 and $4.8 million for the post-merger period from July 31, 2008 through December 31, 2008.

NOTE 9 — INCOME TAXES

The operations of the Company are included in a consolidated Federal income tax return filed by Clear Channel Communications for pre-merger periods and CC Media Holdings for the post-merger periods.  However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated Federal income tax returns with its subsidiaries.

Significant components of the provision for income tax benefit (expense) are as follows:

(In thousands)
	Post-Merger			Pre-Merger
	Year Ended December 31,		Period from July 31 through December 31,	Period from January 1 through July 30,
	2010	2009	2008	2008
Current — Federal	$6,600	$38,067	$19,435	$(3,872)
Current — foreign	(40,720)	(14,907)	(15,359)	(24,327)
Current — state	(1,841)	(6,391)	(1,031)	(1,972)
Total current	(35,961)	16,769	3,045	(30,171)
Deferred — Federal	21,134	88,972	229,556	(30,169)
Deferred — foreign	(3,859)	30,398	17,763	12,662
Deferred — state	(2,913)	12,971	21,531	(3,898)
Total deferred	14,362	132,341	268,850	(21,405)
Income tax benefit (expense)	$(21,599)	$149,110	$271,895	$(51,576)

For the year ended December 31, 2010 the Company recorded current tax expense of $36.0 million as compared to current tax benefits of $16.8 million for the 2009 year.  The change in current tax was due primarily to the company’s ability to carry back certain net operating losses in 2009 to prior years.  On November 6, 2009, the Worker, Homeownership, and Business Assistance Act of 2009 (the “Act”) was enacted into law.  The Act amended Section 172 of the Internal Revenue Code to allow net operating losses realized in a tax year ended after December 31, 2007 and beginning before January 1, 2010 to be carried back for up to five year (such losses were previously limited to a two-year carryback).  This change allowed the Company to recognize current tax benefits of $45.0 million in 2009 related to the projected Federal income tax refund available upon the carryback of our fiscal 2009 taxable losses to prior periods.  The 2009 Federal income tax return and related net operating loss carryback claim was filed in 2010 and resulted in an actual refund of approximately $51.0 million, which was received in 2010.

Deferred tax benefits decreased $118.0 million for the year ended December 31, 2010 compared to 2009, primarily due to larger impairment charges recorded in 2009 related to tax deductible intangibles.  In addition, in 2010 the Company recorded additional deferred tax expenses related to excess tax over book depreciation resulting from the accelerated tax depreciation provisions available under the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 that was signed into law by the President on December 17, 2010.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2010 and 2009 are as follows:

(In thousands)	Year Ended December 31,
	2010	2009
Deferred tax liabilities:
Intangibles and fixed assets	$839,409	$805,208
Foreign	52,202	59,761
Investments in nonconsolidated affiliates	222	177
Other investments	13,305	267
Total deferred tax liabilities	905,138	865,413

Deferred tax assets:
Accrued expenses	9,224	8,546
Equity in earnings	66	195
Deferred income	47	55
Net operating loss carryforwards	66,270	2,423
Bad debt reserves	1,913	2,732
Other	13,480	11,545
Total deferred tax assets	91,000	25,496
Less: Valuation Allowance	13,580	—
Net deferred tax assets	77,420	25,496

Net deferred tax liabilities	827,718	839,917
Less: current portion	850	1,994
Long-term net deferred tax liabilities	$828,568	$841,911

At December 31, 2010 and 2009, net deferred tax assets include a deferred tax asset of $13.5 million and $11.7 million, respectively, relating to stock-based compensation expense under ASC 718-10, Compensation—Stock Compensation.  Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date.   Accordingly, there can be no assurance that the stock price of the Company’s Common Stock will rise to levels sufficient to realize the entire tax benefit currently reflected in our balance sheet.  See Note 10 for additional discussion of ASC 718-10.

The deferred tax liabilities associated with intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired permits and tax deductible goodwill created from the Company’s various stock acquisitions.  In accordance with ASC 350-10, Intangibles—Goodwill and Other, the Company does not amortize its book basis in permits.  As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its permits and tax deductible goodwill or sells its permits.  As the Company continues to amortize its tax basis in its permits and tax deductible goodwill, the deferred tax liability will increase over time.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The reconciliation of income tax computed at the U.S. Federal statutory tax rates to income tax benefit (expense) is:

(In thousands)	Post-Merger			Pre-Merger
	Year Ended December 31,		Period from July 31 through December 31,	Period from January 1 through July 30,
	2010	2009	2008	2008
Income tax expense at statutory rates	$19,187	$357,576	$1,151,107	$(76,014)
State income taxes, net of Federal tax benefit	(4,754)	6,580	20,500	(5,870)
Foreign taxes	(31,098)	(92,929)	(95,347)	29,667
Nondeductible items	(500)	(405)	(258)	(351)
Tax contingencies	1,142	2,901	946	(668)
Impairment charge	—	(113,712)	(803,920)	—
Other, net	(5,576)	(10,901)	(1,133)	1,660
Income tax benefit (expense)	$(21,599)	$149,110	$271,895	$(51,576)

During 2010, the Company recorded tax expense of approximately $21.6 million.  Foreign income before income taxes was approximately $38.5 million for 2010.  The 2010 income tax expense and (39.4%) effective tax rate were impacted primarily due to the fact that the Company was unable to benefit tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years.  In addition, the Company recorded a valuation allowance of $13.6 million in 2010 against deferred tax assets related to capital allowances in foreign jurisdictions due to the uncertainty of the ability to realize those assets in future periods.

All tax liabilities owed by the Company are paid by the Company or on behalf of the Company by Clear Channel Communications through an operating account that represents net amounts due to or from Clear Channel Communications.

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense.  The total amount of interest accrued at December 31, 2010 and 2009, was $11.4 million and $7.3 million, respectively.  The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2010 and 2009, was $54.2 million and $54.9 million, respectively, of which $46.6 million and $54.5 million is included in “Other long-term liabilities” and $2.9 million and $0.4 million is included in “Accrued Expenses” on the Company’s consolidated balance sheet.  In addition, $4.7 million of unrecognized tax benefits are recorded net with the Company’s deferred tax assets for its net operating losses as opposed to being recorded in “Other long-term liabilities” at December 31, 2010.  The total amount of unrecognized tax benefits at December 31, 2010 and 2009 that, if recognized, would impact the effective income tax rate is $54.2 million and $54.9 million, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In thousands)	Year Ended December 31,
	2010	2009
Balance at beginning of period	$47,568	$48,406
Increases due to tax positions taken in the current year	2,540	977
Increases due to tax positions taken in previous years	6,265	10,697
Decreases due to tax positions taken in previous years	(6,594)	(4,463)
Decreases due to settlements with taxing authorities	(1,879)	—
Decreases due to lapse of statute of limitations	(5,093)	(8,049)
Balance at end of period	$42,807	$47,568

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pursuant to the Tax Matters Agreement between Clear Channel Communications and the Company, the operations of the Company are included in a consolidated Federal income tax return filed by Clear Channel Communications.  In addition, the Company and its subsidiaries file income tax returns in various state and foreign jurisdictions.  During 2010, the Company settled the Internal Revenue Service (“IRS”) exam for the tax years 2005 and 2006.  As a result of the settlement the Company will pay approximately $1.0 million, inclusive of interest, to the IRS and reverse the excess liabilities related to the effectively settled tax years.  In addition, the Company effectively settled several state and foreign tax audits during 2010 that resulted in a decrease to the liabilities recorded.  During 2009, the Company increased its liability for certain issues in prior years in foreign jurisdictions as a result of ongoing audits. In addition, certain liabilities were reversed as a result of the statute of limitations lapsing for certain tax years in foreign jurisdictions.  The IRS is currently auditing Clear Channel Communications’ and the Company’s 2007 and pre-merger 2008 tax year and the CC Media Holdings and the Company’s post-merger 2008 tax year.  Substantially all material state, local and foreign income tax matters have been concluded for the years through 2003.

NOTE 10 — SHAREHOLDERS’ EQUITY

Stock Options

The Company has granted options to purchase shares of its Class A common stock to employees and directors of the Company and its affiliates under its equity incentive plan at no less than the fair value of the underlying stock on the date of grant.  These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates.  These options vest over a period of up to five years.  A portion of the options granted vest based solely on continued service over a period of up to four years with the remainder becoming eligible to vest over five years if certain predetermined performance targets are met.  The equity incentive plan contains anti-dilutive provisions that permit an adjustment of the number of shares of the Company’s common stock represented by each option for any change in capitalization.

The Company accounts for its share-based payments using the fair value recognition provisions of ASC 718-10.  The fair value of the options is estimated using a Black-Scholes option-pricing model and amortized straight-line to expense over the vesting period.  ASC 718-10 requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows.  The excess tax benefit that is required to be classified as a financing cash inflow after application of ASC 718-10 is not material.

The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model.  Expected volatilities are based on implied volatilities from traded options on the Company’s stock, historical volatility on the Company’s stock, and other factors.  The expected life of options granted represents the period of time that options granted are expected to be outstanding.   The Company uses historical data to estimate option exercise and employee terminations within the valuation model.  The Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards.  The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option.  The following assumptions were used to calculate the fair value of the Company’s options on the date of grant:

	Post-Merger			Pre-Merger
	Year Ended December 31,		Period from July 31 through December 31,	Period from January 1 through July 30,
	2010	2009	2008	2008
Expected volatility	58%	58%	n/a	27%
Expected life in years	5.5 – 7.0	5.5 – 7.0	n/a	5.5 – 7.0
Risk-free interest rate	1.38% – 3.31%	2.31% – 3.25%	n/a	3.24% – 3.38%
Dividend yield	0%	0%	n/a	0%

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents a summary of the Company's stock options outstanding at and stock option activity during the year ended December 31, 2010 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, January 1, 2010	9,040	$17.58
Granted (a)	2,092	9.87
Exercised (b)	(178)	5.26
Forfeited	(798)	13.03
Expired	(1,115)	23.72
Outstanding, December 31, 2010	9,041	15.55	6.2 years	$23,799
Exercisable	4,652	19.80	4.1 years	3,195
Expect to vest	3,890	11.20	8.4 years	15,867
____________
(a)
The weighted average grant date fair value of the Company’s options granted during the post-merger years ended December 31, 2010 and 2009 was $5.65 per share and $3.38 per share, respectively.  The weighted average grant date fair value of the Company’s options granted during the pre-merger prior from January 1, 2008 through July 30, 2008 was $7.10 per share.

(b)
Cash received from option exercises during the post-merger ended December 31, 2010 was $0.9 million.  The total intrinsic value of the options exercised during the post-merger year ended December 31, 2010 was $1.1 million.  No options were exercised during the post-merger year ended December 31, 2009.  Cash received from option exercises during the pre-merger period from January 1, 2008 through July 30, 2008, was $4.3 million.  The total intrinsic value of the options exercised during the pre-merger period from January 1, 2008 through July 30, 2008 was $0.7 million.

A summary of the Company’s unvested options at and changes during the year ended December 31, 2010, is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2010	5,623	$5.71
Granted	2,092	5.65
Vested (a)	(2,528)	6.28
Forfeited	(798)	5.64
Unvested, December 31, 2010	4,389	5.31
____________
(a)
The total fair value of the options vested during the post-merger years ended December 31, 2010 and 2009 was $15.9 million and $9.9 million, respectively.  The total fair value of the options vested during the pre-merger period from January 1, 2008 through July 30, 2008 was $5.7 million.  The total fair value of the options vested during the post-merger period from July 31 through December 31, 2008 was $2.3 million.

Restricted Stock Awards

The Company has also granted both restricted stock awards and restricted stock units to employees and directors of the Company and its affiliates under its equity incentive plan.  The restricted stock awards represent shares of Class A common stock that hold a legend which restricts their transferability for a term of up to five years.  The restricted stock units represent the right to receive shares upon vesting, which is generally over a period of up to five years. Both restricted stock awards and restricted stock units are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with the Company prior to the lapse of the restriction.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents a summary of the Company's restricted stock and restricted stock units outstanding and activity during the year ended December 31, 2010 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2010	365	$18.14
Granted	11	12.57
Vested (restriction lapsed)	(173)	19.89
Forfeited	(23)	22.96
Outstanding, December 31, 2010	180	15.36

Share-Based Compensation Cost

The share based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. The following table presents the amount of share based compensation recorded for the years ended December 31, 2010 and 2009, during the five months ended December 31, 2008 and the seven months ended July 30, 2008:

(In thousands)	Post-Merger			Pre-Merger
	Year Ended December 31,		Period from July 31 through December 31,	Period from January 1 through July 30,
	2010	2009	2008	2008
Direct operating expenses	$8,756	$7,612	$3,038	$5,019
Selling, general and administrative expenses	3,197	2,777	771	1,804
Corporate expenses	384	1,715	372	585
Total share-based payments	$12,337	$12,104	$4,181	$7,408

As of December 31, 2010, there was $17.2 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements.  The cost is expected to be recognized over a weighted average period of approximately two years.  In addition, as of December 31, 2010, there was $0.3 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on performance and service conditions.  This cost will be recognized when it becomes probable that the performance condition will be satisfied.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Reconciliation of Earnings (Loss) per Share

(In thousands, except per share data)	Post-Merger			Pre-Merger
	Year Ended December 31,		Period from July 31 through December 31,	Period from January 1 through July 30,
	2010	2009	2008	2008
Basic and diluted numerator:
Net income (loss) attributable to the Company – Common Shares	$(87,523)	$(868,189)	$(3,018,637)	$167,554
Less: Participating securities dividends	5,916	6,799	—	—
Income attributable to the Company – Unvested Shares	—	—	—	214
Income (loss) attributable to the Company	$(93,439)	$(874,988)	$(3,018,637)	$167,340

Denominator:
Weighted average common shares – basic	355,568	355,377	355,308	355,178
Effect of dilutive securities:
Stock options and restricted stock awards (1)	—	—	—	563
Weighted average common shares – diluted	355,568	355,377	355,308	355,741

Net income (loss) per basic common share	$(0.26)	$(2.46)	$(8.50)	$0.47
Net income (loss) per diluted common share	$(0.26)	$(2.46)	$(8.50)	$0.47
____________

(1) 5.2 million, 6.7 million, 7.7 million and 6.3 million stock options were outstanding at December 31, 2010, 2009 and 2008 (post-merger) and July 30, 2008 (pre-merger), respectively, that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive as the respective options’ strike price was greater than the current market price of the shares.

NOTE 11 — EMPLOYEE STOCK AND SAVINGS PLANS

The Company’s U.S. employees were eligible to participate in various 401(k) savings and other plans provided by Clear Channel Communications for the purpose of providing retirement benefits for substantially all employees.  Under these plans, a Company employee can make pre-tax contributions and the Company will match 50% of the employee’s first 5% of pay contributed to the plan.  Employees vest in these Company matching contributions based upon their years of service to the Company.  Contributions to these plans of $1.9 million and $0.8 million for the post-merger years ended December 31, 2010 and 2009, respectively, were recorded as a component of operating expenses. Contributions of these plans of $1.4 million for the pre-merger period from January 1, 2008 through July 30, 2008 and $0.9 million for the post-merger period from July 31, 2008 through December 31, 2008 were recorded as a component of operating expenses.  As of April 30, 2009, the Company suspended its matching contribution.  Effective April 1, 2010, the Company reinstated the matching contribution retroactive to January 1, 2010.

In addition, employees in the Company’s International segment participate in retirement plans administered by the Company which are not part of the 401(k) savings and other plans sponsored by Clear Channel Communications.  Contributions to these plans of $15.8 million and $17.8 million for the years ended December 31, 2010 and 2009, respectively, were recorded as a component of operating expenses.  Contributions to these plans of $7.7 million for the pre-merger period from January 1, 2008 through July 30, 2008 and $5.5 million for the post-merger period from July 31, 2008 through December 31, 2008 were recorded as a component of operating expenses.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Certain highly compensated executives of the Company are eligible to participate in a non-qualified deferred compensation plan sponsored by Clear Channel Communications, under which such executives are able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes.  Matching credits on amounts deferred may be made in the sole discretion of Clear Channel Communications and Clear Channel Communications retains ownership of all assets until distributed.  Participants in the plan have the opportunity to allocate their deferrals and any matching credits among different investment options, the performance of which is used to determine the amounts paid to participants under the plan.  There is no liability recorded by the Company under this deferred compensation plan as the liability of this plan is that of Clear Channel Communications.

NOTE 12 — OTHER INFORMATION

(In thousands)	Post-Merger			Pre-Merger
	Year Ended December 31,		Period from July 31 through December 31,	Period from January 1 through July 30,
	2010	2009	2008	2008
“Other income (expense) – net” includes:
Foreign exchange gain (loss)	$(6,014)	$(4,207)	$10,440	$9,404
Dividends on marketable securities	—	—	2,533	5,468
Other	679	(5,161)	(859)	(1,507)
Total other income (expense) — net	$(5,335)	$(9,368)	$12,114	$13,365

(In thousands)	As of December 31,
	2010	2009
“Other current assets” include:
Income taxes receivable	$—	$65,642
Inventory	20,698	24,268
Deposits	30,533	18,707
Deferred tax assets	850	1,994
Other	38,888	72,388
Total other current assets	$90,969	$182,999
(In thousands)	As of December 31,
	2010	2009
“Accumulated other comprehensive income (loss)” includes:
Cumulative currency translation adjustment	$(207,481)	$(219,538)
Cumulative unrealized gain on investments	42	1,361
Total accumulated other comprehensive income (loss)	$(207,439)	$(218,177)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13 — SEGMENT DATA

The Company has two reportable operating segments, which it believes best reflects how the Company is currently managed – Americas and International.  The Americas segment primarily includes operations in the United States, Canada and Latin America, and the International segment primarily includes operations in Europe, Asia and Australia.  Corporate includes infrastructure and support including, information technology, human resources, legal, finance and administrative functions of each of the Company’s operating segments, as well as overall executive, administrative and support functions. Share-based payments are recorded by each segment in direct operating and selling, general and administrative expenses.

The following table presents the Company’s operating segment results for the years ended December 31, 2010 and 2009; the post-merger period from July 31, 2008 through December 31, 2008 and the pre-merger period from January 1, 2008 through July 30, 2008:

(In thousands)	Americas	International	Corporate and other reconciling items	Consolidated

Post-Merger Year Ended December 31, 2010
Revenue	$1,290,014	$1,507,980	$—	$2,797,994
Direct operating expenses	588,592	971,380	—	1,559,972
Selling, general and administrative expenses	218,776	275,880	—	494,656
Depreciation and amortization	209,127	204,461	—	413,588
Impairment charges	—	—	11,493	11,493
Corporate expenses	—	—	107,596	107,596
Other operating expense – net	—	—	(23,753)	(23,753)
Operating income (loss)	$273,519	$56,259	$(142,842)	$186,936

Identifiable assets	$4,597,615	$2,059,892	$438,543	$7,096,050
Capital expenditures	$96,720	$98,553	$—	$195,273
Share-based compensation expense	$9,207	$2,746	$384	$12,337

Post-Merger Year Ended December 31, 2009
Revenue	$1,238,171	$1,459,853	$—	$2,698,024
Direct operating expenses	608,078	1,017,005	—	1,625,083
Selling, general and administrative expenses	202,196	282,208	—	484,404
Depreciation and amortization	210,280	229,367	—	439,647
Impairment charges	—	—	890,737	890,737
Corporate expenses	—	—	65,247	65,247
Other operating expense – net	—	—	(8,231)	(8,231)
Operating income (loss)	$217,617	$(68,727)	$(964,215)	$(815,325)

Identifiable assets	$4,722,975	$2,216,691	$252,756	$7,192,422
Capital expenditures	$84,440	$91,513	$—	$175,953
Share-based compensation expense	$7,977	$2,412	$1,715	$12,104

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Americas	International	Corporate and other reconciling items	Consolidated

Post-Merger Period from July 31, 2008 through December 31, 2008
Revenue	$587,427	$739,797	$—	$1,327,224
Direct operating expenses	276,602	486,102	—	762,704
Selling, general and administrative expenses	114,260	147,264	—	261,524
Depreciation and amortization	90,624	134,089	—	224,713
Impairment charges	—	—	3,217,649	3,217,649
Corporate expenses	—	—	31,681	31,681
Other operating income – net	—	—	4,870	4,870
Operating income (loss)	$105,941	$(27,658)	$(3,244,460)	$(3,166,177)

Identifiable assets	$5,187,838	$2,409,652	$453,271	$8,050,761
Capital expenditures	$93,146	$66,067	$—	$159,213
Share-based compensation expense	$3,012	$797	$372	$4,181

Pre-Merger Period from January 1, 2008 through July 30, 2008
Revenue	$842,831	$1,119,232	$—	$1,962,063
Direct operating expenses	370,924	748,508	—	1,119,432
Selling, general and administrative expenses	138,629	206,217	—	344,846
Depreciation and amortization	117,009	130,628	—	247,637
Corporate expenses	—	—	39,364	39,364
Other operating income – net	—	—	10,978	10,978
Operating income (loss)	$216,269	$33,879	$(28,386)	$221,762

Capital expenditures	$82,672	$116,450	$—	$199,122
Share-based compensation expense	$5,453	$1,370	$585	$7,408

Revenue of $1.6 billion, $1.6 billion, $790.6 million and $1.2 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2010 and 2009, the post-merger period from July 31, 2008 through December 31, 2008 and the pre-merger period January 1, 2008 through July 30, 2008, respectively.  Revenue of $1.2 billion, $1.1 billion, $536.6 million and $776.3 million derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2010 and 2009, the post-merger period from July 31, 2008 through December 31, 2008 and the pre-merger period January 1, 2008 through July 30, 2008, respectively.

Identifiable long-lived assets of $801.1 million, $862.1 million and $908.0 million derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2010, 2009 and 2008, respectively.  Identifiable long-lived assets of $1.5 billion, $1.6 billion and $1.7 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2010, 2009 and 2008, respectively.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14 — QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	March 31,		June 30,		September 30,		December 31,
	2010	2009	2010	2009	2010	2009	2010	2009
Revenue	$608,768	$582,216	$701,407	$692,117	$695,086	$660,622	$792,733	$763,069
Operating expenses:
Direct operating expenses	378,886	379,608	385,884	392,309	380,619	398,766	414,583	454,400
Selling, general and administrative expenses	111,357	117,764	130,692	121,342	115,224	108,824	137,383	136,474
Corporate expenses	20,772	14,246	23,757	15,653	26,197	15,547	36,870	19,801
Depreciation and amortization	101,709	101,908	105,299	114,808	103,833	111,053	102,747	111,878
Impairment charges	—	—	—	812,390	—	—	11,493	78,347
Other operating income (expense) — net	1,018	4,612	1,720	4,353	(27,672)	1,160	1,181	(18,356)
Operating income (loss)	(2,938)	(26,698)	57,495	(760,032)	41,541	27,592	90,838	(56,187)
Interest expense	58,318	38,887	60,395	38,197	60,276	37,908	60,464	39,927
Interest income on Due from Clear Channel Communications	3,413	114	3,806	111	4,800	133	7,441	366
Loss on marketable securities	—	—	—	—	—	11,315	6,490	—
Equity in earnings (loss) of nonconsolidated affiliates	(803)	(2,293)	4	(21,755)	(663)	(2,046)	(8,474)	(5,348)
Other income (expense) — net	(837)	(3,168)	(4,155)	(2,612)	1,545	492	(1,888)	(4,080)
Income (loss) before income taxes	(59,483)	(70,932)	(3,245)	(822,485)	(13,053)	(23,052)	20,963	(105,176)
Income tax benefit (expense)	10,704	(20,423)	741	133,124	(18,829)	(10,999)	(14,215)	47,408
Consolidated net income (loss)	(48,779)	(91,355)	(2,504)	(689,361)	(31,882)	(34,051)	6,748	(57,768)
Less amount attributable to noncontrolling interest	(997)	(3,475)	6,623	(263)	3,012	325	2,468	(933)
Net income (loss) attributable to the Company	$(47,782)	$(87,880)	$(9,127)	$(689,098)	$(34,894)	$(34,376)	$4,280	$(56,835)

Net income (loss) per common share:
Basic	$(0.14)	$(0.25)	$(0.03)	$(1.94)	$(0.10)	$(0.10)	$0.00	$(0.18)
Diluted	$(0.14)	$(0.25)	$(0.03)	$(1.94)	$(0.10)	$(0.10)	$0.00	$(0.18)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15 — GUARANTOR SUBSIDIARIES

The Company and certain of Clear Channel’s direct and indirect wholly-owned domestic subsidiaries (the “Guarantor Subsidiaries”) fully and unconditionally guaranteed on a joint and several basis certain of Clear Channel’s outstanding indebtedness.  The following consolidating schedules present financial information on a combined basis in conformity with the SEC’s Regulation S-X Rule 3-10(d):

Post-merger	December 31, 2010
(In thousands)	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents	$—	$—	$420,229	$203,789	$—	$624,018
Accounts receivable, net	—	—	270,037	484,563	—	754,600
Intercompany receivables	—	116,624	841,867	5,781	(964,272)	—
Prepaid expenses	1,537	—	43,116	55,738	—	100,391
Other current assets	—	—	10,205	80,764	—	90,969
Total Current Assets	1,537	116,624	1,585,454	830,635	(964,272)	1,569,978
Property, plant and equipment, net	—	—	1,493,640	804,084	—	2,297,724
Definite-lived intangibles, net	—	—	400,012	305,206	—	705,218
Indefinite-lived intangibles	—	—	1,098,958	15,455	—	1,114,413
Goodwill	—	—	571,932	290,310	—	862,242
Intercompany notes receivable	182,026	2,590,955	9,243	17,832	(2,800,056)	—
Due from Clear Channel Communications	383,778	—	—	—	—	383,778
Other assets	2,773,305	1,034,182	1,492,337	62,319	(5,199,446)	162,697
Total Assets	$3,340,646	$3,741,761	$6,651,576	$2,325,841	$(8,963,774)	$7,096,050

Accounts payable	$—	$—	$6,175	$94,365	$—	$100,540
Accrued expenses	(26)	165	135,570	406,821	—	542,530
Intercompany notes payable	834,695	—	129,577	—	(964,272)	—
Deferred income	—	—	38,264	62,411	—	100,675
Current portion of long-term debt	—	—	—	41,676	—	41,676
Total Current Liabilities	834,669	165	309,586	605,273	(964,272)	785,421
Long-term debt	—	2,500,000	—	22,133	—	2,522,133
Intercompany notes payable	7,491	—	2,701,610	90,955	(2,800,056)	—
Other long-term liabilities	—	1,108	105,482	145,283	—	251,873
Deferred tax liability	225	—	761,593	66,750	—	828,568
Total shareholders’ equity	2,498,261	1,240,488	2,773,305	1,395,447	(5,199,446)	2,708,055
Total Liabilities and Shareholders’ Equity	$3,340,646	$3,741,761	$6,651,576	$2,325,841	$(8,963,774)	$7,096,050

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Post-merger	December 31, 2009
(In thousands)	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents	$—	$—	$431,105	$178,331	$—	$609,436
Accounts receivable, net	—	—	249,325	480,981	—	730,306
Intercompany receivables	—	4,689	582,554	20,606	(607,849)	—
Prepaid expenses	1,799	—	43,521	72,484	—	117,804
Other current assets	997	(1,935)	79,115	104,822	—	182,999
Total Current Assets	2,796	2,754	1,385,620	857,224	(607,849)	1,640,545
Property, plant and equipment, net	—	—	1,562,256	878,382	—	2,440,638
Definite-lived intangibles, net	—	—	423,935	375,209	—	799,144
Indefinite-lived intangibles	—	—	1,117,568	14,650	—	1,132,218
Goodwill	—	—	571,932	289,660	—	861,592
Intercompany notes receivable	182,026	2,700,000	9,243	18,235	(2,909,504)	—
Due from Clear Channel Communications	123,308	—	—	—	—	123,308
Other assets	2,849,918	1,075,719	1,517,111	80,019	(5,327,790)	194,977
Total Assets	$3,158,048	$3,778,473	$6,587,665	$2,513,379	$(8,845,143)	$7,192,422

Accounts payable	$—	$—	$6,096	$103,226	$—	$109,322
Accrued expenses	—	—	106,396	398,724	—	505,120
Intercompany notes payable	582,554	—	25,295	—	(607,849)	—
Deferred income	—	—	38,579	70,999	—	109,578
Current portion of long-term debt	—	—	77	46,996	—	47,073
Total Current Liabilities	582,554	—	176,443	619,945	(607,849)	771,093
Long-term debt	—	2,500,000	—	61,805	—	2,561,805
Intercompany notes payable	7,622	—	2,692,639	209,243	(2,909,504)	—
Other long-term liabilities	—	1,225	87,819	167,192	—	256,236
Deferred tax liability	225	—	780,846	60,840	—	841,911
Total shareholders’ equity	2,567,647	1,277,248	2,849,918	1,394,354	(5,327,790)	2,761,377
Total Liabilities and Shareholders’ Equity	$3,158,048	$3,778,473	$6,587,665	$2,513,379	$(8,845,143)	$7,192,422

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Post-merger	Year Ended December 31, 2010
(In thousands)	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations		Consolidated

Revenue	$ ―	$ ―	$1,125,243	$1,672,751	$	―	$2,797,994
Operating expenses:
Direct operating expenses	―	―	498,452	1,061,520		―	1,559,972
Selling, general and administrative expenses	―	―	184,674	309,982		―	494,656
Corporate expenses	13,407	451	66,390	27,348		―	107,596
Depreciation and amortization	―	―	193,973	219,615		―	413,588
Impairment charge	―	―	9,351	2,142		―	11,493
Other operating expense – net	―	―	(13,244)	(10,509)		―	(23,753)
Operating income (loss)	(13,407)	(451)	159,159	41,635		―	186,936
Interest expense	447	230,687	4,312	4,007		―	239,453
Interest income on Due from Clear Channel Communications	―	―	19,460	―		―	19,460
Intercompany interest income	14,062	231,680	―	987		(246,729)	―
Intercompany interest expense	484	―	244,422	1,823		(246,729)	―
Loss on marketable securities	―	―	―	6,490		―	6,490
Equity in earnings (loss) of nonconsolidated affiliates	(87,351)	(26,733)	(26,899)	(9,753)		140,800	(9,936)
Other income (expense) – net	―	―	(16,266)	10,931		―	(5,335)
Income (loss) before income taxes	(87,627)	(26,191)	(113,280)	31,480		140,800	(54,818)
Income tax benefit (expense)	104	515	25,929	(48,147)		―	(21,599)
Consolidated net income (loss)	(87,523)	(25,676)	(87,351)	(16,667)		140,800	(76,417)
Less amount attributable to noncontrolling interest	―	―	―	11,106		―	11,106
Net income (loss) attributable to the Company	$(87,523)	$(25,676)	$(87,351)	$(27,773)		$140,800	$(87,523)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	―	3,720	―	12,517		―	16,237
Foreign currency reclassification adjustment	―	―	―	3,437		―	3,437
Unrealized loss on marketable securities	―	―	―	(7,809)		―	(7,809)
Reclassification adjustment for realized loss on marketable securities included in net income (loss)	―	―	―	6,490		―	6,490
Equity in subsidiary comprehensive income	10,738	(318)	10,738	―		(21,158)	―
Comprehensive income (loss)	(76,785)	(22,274)	(76,613)	(13,138)		119,642	(69,168)
Less amount attributable to noncontrolling interest	―	―	―	7,617		―	7,617
Comprehensive income (loss) attributable to the Company	$(76,785)	$(22,274)	$(76,613)	$(20,755)		$119,642	$(76,785)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Post-merger	Year Ended December 31, 2009
(In thousands)	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations		Consolidated

Revenue	$—	$—	$1,102,716	$1,595,308	$	―	$2,698,024
Operating expenses:
Direct operating expenses	―	―	534,423	1,090,660		―	1,625,083
Selling, general and administrative expenses	―	―	172,818	311,586		―	484,404
Corporate expenses	13,859	―	36,403	14,985		―	65,247
Depreciation and amortization	―	―	195,439	244,208		―	439,647
Impairment charge	―	―	696,500	194,237		―	890,737
Other operating income (expense) – net	―	―	(11,807)	3,576		―	(8,231)
Operating loss	(13,859)	―	(544,674)	(256,792)		―	(815,325)
Interest expense	410	5,702	143,570	5,237		―	154,919
Interest income on Due from Clear Channel Communications	―	―	724	―		―	724
Intercompany interest income	10,729	7,198	1,086	1,225		(20,238)	―
Intercompany interest expense	860	―	16,751	2,627		(20,238)	―
Loss on marketable securities	―	―	―	11,315		―	11,315
Equity in earnings (loss) of nonconsolidated affiliates	(864,323)	(233,027)	(287,430)	(30,928)		1,384,266	(31,442)
Other expense – net	(1,683)	―	(2,806)	(4,879)		―	(9,368)
Income (loss) before income taxes	(870,406)	(231,531)	(993,421)	(310,553)		1,384,266	(1,021,645)
Income tax benefit (expense)	2,217	(2,742)	129,481	20,154		―	149,110
Consolidated net income (loss)	(868,189)	(234,273)	(863,940)	(290,399)		1,384,266	(872,535)
Less amount attributable to noncontrolling interest	―	―	―	(4,346)		―	(4,346)
Net income (loss) attributable to the Company	$(868,189)	$(234,273)	$(863,940)	$(286,053)		$1,384,266	$(868,189)
Other comprehensive income (loss), net of tax:	―	―	―	―		―	―
Foreign currency translation adjustments	―	(286)	―	118,918		―	118,632
Foreign currency reclassification adjustment	―	―	―	(523)		―	(523)
Unrealized loss on marketable securities	―	―	―	(9,971)		―	(9,971)
Reclassification adjustment for realized loss on marketable securities included in net income (loss)	―	―	―	11,315		―	11,315
Equity in subsidiary comprehensive income	111,403	79,329	111,403	―		(302,135)	―
Comprehensive income (loss)	(756,786)	(155,230)	(752,537)	(166,314)		1,082,131	(748,736)
Less amount attributable to noncontrolling interest	—	—	—	8,050		—	8,050
Comprehensive income (loss) attributable to the Company	$(756,786)	$(155,230)	$(752,537)	$(174,364)		$1,082,131	$(756,786)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Post-merger	Period from July 31 through December 31, 2008
(In thousands)	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations		Consolidated

Revenue	$—	$—	$523,553	$803,671	$	―	$1,327,224
Operating expenses:
Direct operating expenses	—	—	241,222	521,482		―	762,704
Selling, general and administrative expenses	—	—	99,332	162,192		―	261,524
Corporate expenses	4,449	—	16,345	10,887		―	31,681
Depreciation and amortization	—	—	84,642	140,071		―	224,713
Impairment charges	—	—	3,019,528	198,121		―	3,217,649
Other operating income– net	—	—	4,546	324		―	4,870
Operating loss	(4,449)	—	(2,932,970)	(228,758)		―	(3,166,177)
Interest expense	189	(1)	71,082	2,455		―	73,725
Interest income on Due from Clear Channel Communications	—	—	862	—		—	862
Intercompany interest income	5,756	1,474	1,301	897		(9,428)	―
Intercompany interest expense	698	—	5,955	2,775		(9,428)	―
Loss on marketable securities	—	—	―	59,842		―	59,842
Equity in earnings (loss) of nonconsolidated affiliates	(3,018,903)	(255,806)	(277,256)	(1,348)		3,551,204	(2,109)
Other income (expense) – net	—	—	(2,843)	14,957		―	12,114
Income (loss) before income taxes	(3,018,483)	(254,331)	(3,287,943)	(279,324)		3,551,204	(3,288,877)
Income tax benefit (expense)	(154)	(943)	269,760	3,232		―	271,895
Consolidated net income (loss)	(3,018,637)	(255,274)	(3,018,183)	(276,092)		3,551,204	(3,016,982)
Less amount attributable to noncontrolling interest	—	—	―	1,655		―	1,655
Net income (loss) attributable to the Company	$(3,018,637)	$(255,274)	$(3,018,183)	$(277,747)		$3,551,204	$(3,018,637)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	―	―	―	(341,113)		―	(341,113)
Foreign currency reclassification adjustment	―	―	―	―		―	—
Unrealized loss on marketable securities	―	―	―	(59,825)		―	(59,825)
Reclassification adjustment for realized loss on marketable securities included in net income (loss)	―	―	―	59,842		―	59,842
Equity in subsidiary comprehensive income	(329,580)	(266,227)	(329,580)	―		925,387	―
Comprehensive income (loss)	(3,348,217)	(521,501)	(3,347,763)	(618,843)		4,476,591	(3,359,733)
Less amount attributable to noncontrolling interest	―	―	―	(11,516)		―	(11,516)
Comprehensive income (loss) attributable to the Company	$(3,348,217)	$(521,501)	$(3,347,763)	$(607,327)		$4,476,591	$(3,348,217)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pre-merger	Period from January 1 through July 30, 2008
(In thousands)	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations		Consolidated

Revenue	$—	$—	$761,648	$1,200,415	$	―	$1,962,063
Operating expenses:
Direct operating expenses	―	―	328,598	790,834		―	1,119,432
Selling, general and administrative expenses	―	―	119,437	225,409		―	344,846
Corporate expenses	2,773	―	24,626	11,965		―	39,364
Depreciation and amortization	―	―	109,619	138,018		―	247,637
Other operating income – net	―	―	4,525	6,453		―	10,978
Operating income (loss)	(2,773)	―	183,893	40,642		―	221,762
Interest expense	170	―	86,704	4,503		―	91,377
Interest income on Due from Clear Channel Communications	―	―	2,590	―		―	2,590
Intercompany interest income	6,718	2,529	―	11		(9,258)	―
Intercompany interest expense	―	―	6,729	2,529		(9,258)	―
Equity in earnings (loss) of nonconsolidated affiliates	165,284	101,170	109,198	70,963		(375,773)	70,842
Other income (expense) – net	(183)	―	(636)	14,184		―	13,365
Income (loss) before income taxes	168,876	103,699	201,612	118,768		(375,773)	217,182
Income tax expense	(1,322)	(1,438)	(36,328)	(12,488)		―	(51,576)
Consolidated net income (loss)	167,554	102,261	165,284	106,280		(375,773)	165,606
Less amount attributable to noncontrolling interest	―	―	―	(1,948)		―	(1,948)
Net income (loss) attributable to the Company	$167,554	$102,261	$165,284	$108,228		$(375,773)	$167,554
Other comprehensive income (loss), net of tax:	―	―	―	―		―	―
Foreign currency translation adjustments	―	―	―	84,603		―	84,603
Foreign currency reclassification adjustment	―	―	―	2,588		―	2,588
Unrealized loss on marketable securities	―	―	―	(27,496)		―	(27,496)
Equity in subsidiary comprehensive income	45,676	36,516	45,676	―		(127,868)	―
Comprehensive income (loss)	213,230	138,777	210,960	167,923		(503,641)	227,249
Less amount attributable to noncontrolling interest	―	―	―	14,019		―	14,019
Comprehensive income (loss) attributable to the Company	$213,230	$138,777	$210,960	$153,904		$(503,641)	$213,230

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Post-merger	Year Ended December 31, 2010
(In thousands)	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations		Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$(87,523)	$(25,676)	$(87,351)	$(16,667)		$140,800	$(76,417)

Reconciling items:
Impairment charges	―	―	9,351	2,142		―	11,493
Depreciation and amortization	―	―	193,973	219,615		―	413,588
Deferred tax expense (benefit)	―	―	(15,158)	796		―	(14,362)
Provision for doubtful accounts	―	―	2,284	6,584		―	8,868
Share-based compensation	―	―	9,591	2,746		―	12,337
Loss on sale of operating assets	―	―	13,244	10,509		―	23,753
Loss on marketable securities	―	―	―	6,490		―	6,490
Other, net	87,351	30,453	30,522	17,982		(140,800)	25,508
Changes in operating assets and liabilities:
Increase in accounts receivable	―	―	(23,460)	(23,653)		―	(47,113)
(Increase) decrease in Federal income taxes receivable	774	(1,502)	50,136	1,550		―	50,958
Increase (decrease) in accounts payable, accrued expenses and other liabilities	―	(117)	55,016	(4,176)		―	50,723
Increase (decrease) in deferred income	―	―	232	(7,277)		―	(7,045)
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	815	(267)	10,652	55,236		―	66,436
Net cash provided by operating activities	1,417	2,891	249,032	271,877		―	525,217
Cash flows from investing activities:
Purchases of property, plant and equipment	―	―	(90,702)	(104,571)		―	(195,273)
Proceeds from disposal of assets	―	―	6,501	1,252		―	7,753
Acquisition of operating assets, net of cash acquired	―	―	(1,765)	(76)		―	(1,841)
Equity contributions to subsidiaries	―	―	(331)	―		331	—
Decrease (increase) in intercompany notes receivable – net	―	109,045	―	404		(109,449)	—
Dividends from subsidiaries	―	―	107	―		(107)	—
Change in other – net	―	―	(1,797)	(7,547)		―	(9,344)
Net cash provided by (used for) investing activities	―	109,045	(87,987)	(110,538)		(109,225)	(198,705)
Cash flows from financing activities:
Draws on credit facilities	―	―	―	4,670		―	4,670
Payments on credit facilities	―	―	(78)	(47,017)		―	(47,095)
Proceeds from long-term debt	―	―	―	6,844		―	6,844
Payments on long-term debt	―	―	―	(13,212)		―	(13,212)
Net transfers to Clear Channel Communications	(260,470)	―	―	―		―	(260,470)
Intercompany funding	258,268	(111,936)	(171,569)	25,237		―	—
Increase (decrease) in intercompany notes payable –net	(130)	―	(274)	(109,045)		109,449	—
Dividends declared and paid	―	―	―	(107)		107	—
Equity contributions from parent	―	―	―	331		(331)	—
Change in other – net	915	―	―	(6,115)		―	(5,200)
Net cash provided by (used for) financing activities	(1,417)	(111,936)	(171,921)	(138,414)		109,225	(314,463)

Effect of exchange rate changes on cash	―	―	―	2,533		―	2,533

Net increase (decrease) in cash and cash equivalents	―	―	(10,876)	25,458		―	14,582

Cash and cash equivalents at beginning of period	―	―	431,105	178,331		―	609,436

Cash and cash equivalents at end of period	$ ―	$ ―	$420,229	$203,789	$	―	$624,018

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Post-merger	Year Ended December 31, 2009
(In thousands)	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$(868,189)	$(234,273)	$(863,940)	$(290,399)	$1,384,266	$(872,535)

Reconciling items:
Impairment charges	—	—	696,500	194,237	―	890,737
Depreciation and amortization	—	—	195,439	244,208	―	439,647
Deferred tax expense (benefit)	224	—	(99,644)	(32,921)	―	(132,341)
Provision for doubtful accounts	—	—	2,605	14,975	―	17,580
Share-based compensation	—	—	9,692	2,412	―	12,104
(Gain) loss on sale of operating assets	—	—	11,807	(3,576)	―	8,231
Loss on marketable securities	―	―	―	11,315	―	11,315
Other – net	863,766	232,741	289,432	35,426	(1,384,266)	37,099
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	—	—	(87)	68,089	―	68,002
Increase (decrease) in accounts payable, accrued expenses and other liabilities	—	225	18,387	(6,855)	―	11,757
Decrease in deferred income	—	—	(1,641)	(346)	―	(1,987)
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	(1,977)	992	(30,405)	(16,955)	—	(48,345)
Net cash provided by (used for) operating activities	(6,176)	(315)	228,145	219,610	—	441,264
Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(79,523)	(96,430)	―	(175,953)
Proceeds from disposal of assets	—	—	6,682	11,462	―	18,144
Acquisition of operating assets, net of cash acquired	—	—	(5,032)	99	―	(4,933)
Equity contributions to subsidiaries	(500,000)	—	(58)	—	500,058	—
Decrease (increase) in intercompany notes receivable – net	—	(2,500,000)	—	4,663	2,495,337	—
Dividends from subsidiaries	—	—	17,028	—	(17,028)	—
Change in other – net	2,132	—	(3,282)	1,028	―	(122)
Net cash provided by (used for) investing activities	(497,868)	(2,500,000)	(64,185)	(79,178)	2,978,367	(162,864)
Cash flows from financing activities:
Draws on credit facilities	—	—	—	7,125	―	7,125
Payments on credit facilities	—	—	(1,052)	(2,312)	―	(3,364)
Proceeds from long-term debt	—	2,500,000	—	—	―	2,500,000
Payments on long-term debt	—	—	(2,500,000)	(5,913)	―	(2,505,913)
Net transfers from Clear Channel Communications	319,401	—	—	—	―	319,401
Deferred financing charges	—	―	(60,330)	—	―	(60,330)
Purchases of noncontrolling interest	—	―	―	(25,153)	―	(25,153)
Intercompany funding	191,893	315	(159,150)	(33,058)	―	―
Increase (decrease) in intercompany notes payable –net	(7,140)	—	2,502,477	—	(2,495,337)	—
Dividends declared and paid	—	—	—	(17,028)	17,028	—
Equity contributions from parent	—	—	500,000	58	(500,058)	—
Change in other – net	(110)	—	—	—	―	(110)
Net cash provided by (used for) financing activities	504,044	2,500,315	281,945	(76,281)	(2,978,367)	231,656

Effect of exchange rate changes on cash	—	—	—	4,568	—	4,568

Net increase in cash and cash equivalents	—	—	445,905	68,719	—	514,624

Cash and cash equivalents at beginning of period	—	—	(14,800)	109,612	—	94,812

Cash and cash equivalents at end of period	$—	$—	$431,105	$178,331	$—	$609,436

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Post-merger	Period from July 31 through December 31, 2008
(In thousands)	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$(3,018,637)	$(255,274)	$(3,018,183)	$(276,092)	$3,551,204	$(3,016,982)

Reconciling items:
Impairment charges	—	—	3,019,528	198,121	―	3,217,649
Depreciation and amortization	—	—	84,642	140,071	―	224,713
Deferred tax benefit	(97)	—	(253,322)	(15,431)	―	(268,850)
Provision for doubtful accounts	―	—	16,268	8,000	―	24,268
Share-based compensation	―	—	3,385	796	―	4,181
Gain on sale of operating assets	―	—	(4,546)	(324)	―	(4,870)
Loss on marketable securities	―	―	―	59,842	―	59,842
Other– net	3,018,903	255,806	277,256	1,348	(3,551,204)	2,109
Changes in operating assets and liabilities:
Decrease in accounts receivable	—	—	27,842	59,409	―	87,251
Increase (decrease) in accounts payable, accrued expenses and other liabilities	—	171	5,236	(84,020)	―	(78,613)
Decrease in deferred income	—	—	(11,550)	(36,885)	―	(48,435)
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	(2,094)	(494)	6,081	66,546	―	70,039
Net cash provided by (used for) operating activities	(1,925)	209	152,637	121,381	—	272,302
Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(74,925)	(84,288)	―	(159,213)
Proceeds from disposal of assets	—	—	2,143	774	―	2,917
Acquisition of operating assets, net of cash acquired	—	—	(8,337)	(3,340)	―	(11,677)
Equity contributions to subsidiaries	—	—	(1,798)	—	1,798	—
Decrease (increase) in intercompany notes receivable – net	37,798	—	(8,783)	—	(29,015)	—
Change in other – net	240	—	224	(25,203)	―	(24,739)
Net cash provided by (used for) investing activities	38,038	—	(91,476)	(112,057)	(27,217)	(192,712)
Cash flows from financing activities:
Draws on credit facilities	—	—	—	30,000	―	30,000
Payments on credit facilities	—	—	(526)	(134)	―	(660)
Proceeds from long-term debt	—	—	—	25,020	―	25,020
Payments on long-term debt	—	—	—	(37,145)	―	(37,145)
Net transfers to Clear Channel Communications	(85,611)	—	—	—	―	(85,611)
Intercompany funding	49,544	(209)	(55,673)	6,338	―	—
Increase (decrease) in intercompany notes payable –net	—	—	—	(29,015)	29,015	—
Dividends declared and paid	—	—	—	—	―	—
Equity contributions from parent	—	—	—	1,798	(1,798)	—
Change in other – net	(46)	—	—	—	―	(46)
Net cash provided by (used for) financing activities	(36,113)	(209)	(56,199)	(3,138)	27,217	(68,442)

Effect of exchange rate changes on cash	—	—	—	10,539	—	10,539

Net increase in cash and cash equivalents	—	—	4,962	16,725	—	21,687

Cash and cash equivalents at beginning of period	—	—	(19,762)	92,887	—	73,125

Cash and cash equivalents at end of period	$—	$—	$(14,800)	$109,612	$—	$94,812

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pre-merger	Period from January 1 through July 31, 2008
(In thousands)	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$167,554	$102,261	$165,284	$106,280	$(375,773)	$165,606

Reconciling items:
Depreciation and amortization	—	—	109,619	138,018	―	247,637
Deferred tax expense (benefit)	30	—	33,839	(12,464)	―	21,405
Provision for doubtful accounts	—	—	2,927	5,661	―	8,588
Share-based compensation	—	—	5,135	1,371	—	6,506
Gain on sale of operating assets	—	—	(4,525)	(6,453)	―	(10,978)
Other – net	(165,284)	(101,170)	(109,198)	(70,963)	375,773	(70,842)
Changes in operating assets and liabilities:
Decrease in accounts receivable	—	—	1,232	5,876	―	7,108
Increase (decrease) in accounts payable, accrued expenses and other liabilities	—	78	(8,328)	(17,856)	―	(26,106)
Increase in deferred income	—	—	2,651	30,567	―	33,218
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	(1,156)	158	(21,136)	(28,686)	―	(50,820)
Net cash provided by operating activities	1,144	1,327	177,500	151,351	—	331,322
Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(75,917)	(123,205)	―	(199,122)
Proceeds from disposal of assets	—	—	5,097	33,533	―	38,630
Acquisition of operating assets, net of cash acquired	—	—	(46,773)	(38,048)	―	(84,821)
Equity contributions to subsidiaries	—	(20)	(21)	—	41	—
Decrease (increase) in intercompany notes receivable – net	(37,798)	—	—	(22,898)	60,696	—
Dividends from subsidiaries	—	19,390	28,853	—	(48,243)	—
Change in other – net	(848)	—	(4,184)	17,213	―	12,181
Net cash provided by (used for) investing activities	(38,646)	19,370	(92,945)	(133,405)	12,494	(233,132)
Cash flows from financing activities:
Draws on credit facilities	—	—	—	72,150	―	72,150
Payments on credit facilities	—	—	(2,642)	(155,132)	―	(157,774)
Proceeds from long-term debt	—	—	—	5,476	―	5,476
Payments on long-term debt	—	—	—	(4,662)	―	(4,662)
Net transfers to Clear Channel Communications	(83,585)	—	—	—	―	(83,585)
Intercompany funding	102,328	(1,327)	(103,867)	2,866	―	—
Increase (decrease) in intercompany notes payable –net	14,762	—	8,136	37,798	(60,696)	—
Dividends declared and paid	—	(19,390)	—	(28,853)	48,243	—
Equity contributions from parent	—	20	—	21	(41)	—
Change in other – net	3,997	—	—	—	―	3,997
Net cash provided by (used for) financing activities	37,502	(20,697)	(98,373)	(70,336)	(12,494)	(164,398)

Effect of exchange rate changes on cash	—	—	—	4,436	—	4,436

Net decrease in cash and cash equivalents	—	—	(13,818)	(47,954)	—	(61,772)

Cash and cash equivalents at beginning of period	—	—	(5,944)	140,841	—	134,897

Cash and cash equivalents at end of period	$—	$—	$(19,762)	$92,887	$—	$73,125

ITEM 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable

ITEM 9A.  Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of management, including our Chief Executive Officer and our Chief Financial Officer, we have carried out an evaluation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act).  Based on that evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were effective as of December 31, 2010 to ensure that information we are required to disclose in reports that are filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC and is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Management’s Report on Internal Control Over Financial Reporting

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting.  The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles.

As of December 31, 2010, management assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on the assessment, management determined that the Company maintained effective internal control over financial reporting as of December 31, 2010, based on those criteria.

Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements of the Company included in this Annual Report on Form 10-K, has issued an attestation report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010.  The report, which expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, is included in this Item under the heading “Report of Independent Registered Public Accounting Firm.”

There were no changes in our internal control over financial reporting that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Clear Channel Outdoor Holdings, Inc.

We have audited Clear Channel Outdoor Holdings, Inc.’s (the Company) internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying  Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2010 and 2009, the period from July 31, 2008 through December 31, 2008, and the period from January 1, 2008 through July 30, 2008 and our report dated February 14, 2011  expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Antonio, Texas
February 14, 2011

ITEM 9B. Other Information

Not applicable

OTHER DATA

The following information with respect to our executive officers is presented as of April 1, 2011:

Name	Age	Position
Joseph W. Bagan	46	Chief Operating Officer—Americas
Jonathan D. Bevan	39	Chief Operating Officer—International
Thomas W. Casey	48	Office of the Chief Executive Officer, and Executive Vice President and Chief Financial Officer
Ronald H. Cooper	54	Chief Executive Officer—Americas
C. William Eccleshare	55	Chief Executive Officer—International
Scott D. Hamilton	41	Senior Vice President, Chief Accounting Officer and Assistant Secretary
Franklin G. Sisson, Jr.	58	Executive Vice President—Sales & Marketing
Robert H. Walls, Jr.	50	Office of the Chief Executive Officer, and Executive Vice President, General Counsel and Secretary

The officers named above serve until the next Board of Directors meeting immediately following the Annual Meeting of Stockholders or until their respective successors are elected and qualified, in each case unless the officer sooner dies, resigns or is removed.  We expect to retain the individuals named above as our executive officers at such next Board of Directors meeting immediately following the Annual Meeting of Stockholders.

Joseph W. Bagan has served as our Chief Operating Officer—Americas since July 2010.  Previously, he served as Chief Executive Officer of Sharklet Technologies, a life sciences and medical devices company, from June 2007 until June 2010.  Prior thereto, Mr. Bagan served as Senior Vice President—Region Operations of Adelphia Communications Corporation from April 2004 until August 2006.

Jonathan D. Bevan has served as our Chief Operating Officer — International since October 2009.  He served as our Chief Financial Officer — International and Director of Corporate Development from November 2006 to November 2009.  Prior thereto, he served as our Chief Financial Officer — International from January 2006 to November 2006.

Thomas W. Casey was appointed as our Executive Vice President and Chief Financial Officer, and as Executive Vice President and Chief Financial Officer of CC Media Holdings and Clear Channel Communications, effective as of January 4, 2010.  On March 31, 2011, Mr. Casey was appointed to serve in the newly-created Office of the Chief Executive Officer of Clear Channel Outdoor Holdings, Inc., Clear Channel Communications and CC Media Holdings, in addition to his existing offices.  Prior to January 4, 2010,  Mr. Casey served as Executive Vice President and Chief Financial Officer of Washington Mutual, Inc. from November 2002 until October 2008.  Washington Mutual, Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code in September 2008.  Prior to November 2002, Mr. Casey served as Vice President of General Electric Company and Senior Vice President and Chief Financial Officer of GE Financial Assurance since 1999.

Ronald H. Cooper has served as our Chief Executive Officer—Americas since December 10, 2009 and as an executive officer and Chief Executive Officer—Clear Channel Outdoor—Americas of CC Media Holdings since February 17, 2011.  Previously, Mr. Cooper was the President and Chief Operating Officer of Adelphia Communications Corporation from 2003 until 2006. Prior thereto he served as the Chief Operating Officer of AT&T Broadband from 2001 to 2002 and as President and Chief Operating Officer of RELERA Data Centers & Solutions from 2000 to 2001.

C. William Eccleshare has served as our Chief Executive Officer—International since September 1, 2009 and as an executive officer and Chief Executive Officer—Clear Channel Outdoor—International of CC Media Holdings since February 17, 2011. Previously, he was Chairman and CEO of BBDO Europe from 2005 to 2009.  Prior thereto, he was Chairman and CEO of Young & Rubicam EMEA since 2002.

Scott D. Hamilton was appointed as our Senior Vice President, Chief Accounting Officer and Assistant Secretary, and as Senior Vice President, Chief Accounting Officer and Assistant Secretary of CC Media Holdings and Clear Channel Communications, on April 26, 2010.  Previously, Mr. Hamilton served as Controller and Chief Accounting Officer of Avaya Inc. (“Avaya”), a multinational telecommunications company, from October 2008 to April 2010.  Prior thereto, Mr. Hamilton served in various accounting and finance positions at Avaya, beginning in October 2004.  Prior thereto, Mr. Hamilton was employed by PricewaterhouseCoopers from September 1992 until September 2004.

Franklin G. Sisson, Jr. has served as our Executive Vice President — Sales and Marketing since 2001.

Robert H. Walls, Jr. was appointed as our Executive Vice President, General Counsel and Secretary, and as Executive Vice President, General Counsel and Secretary of CC Media Holdings and Clear Channel Communications on January 1, 2010.  On March 31, 2011, Mr. Walls was appointed to serve in the newly-created Office of the Chief Executive Officer of Clear Channel Outdoor Holdings, Inc., Clear Channel Communications and CC Media Holdings, in addition to his existing offices.  Prior to January 1, 2010, Mr. Walls was a founding partner of Post Oak Energy Capital, LP and served as Managing Director through December 31, 2009, and remains an advisor to and a partner of Post Oak Energy Capital, LP.  Prior thereto, Mr. Walls was Executive Vice President and General Counsel of Enron Corp., and a member of its Chief Executive Office since 2002.  Prior thereto, he was Executive Vice President and General Counsel of Enron Global Assets and Services, Inc. and Deputy General Counsel of Enron Corp.  Enron Corp. filed for protection under Chapter 11 of the United States Bankruptcy Code in December 2001.

Clear Channel Outdoor Holdings, Inc.
Annual Meeting of Stockholders	May 16, 2011
10:00 a.m.
Clear Channel Outdoor Holdings, Inc.
200 East Basse Road
San Antonio, Texas 78209	ADMIT ONE

Clear Channel Outdoor Holdings, Inc.
Annual Meeting of Stockholders	May 16, 2011
10:00 a.m.
Clear Channel Outdoor Holdings, Inc.
200 East Basse Road
San Antonio, Texas 78209	ADMIT ONE

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

To vote by mail, sign and date your proxy card and return it in the enclosed postage-paid envelope.

All votes by 401(k) plan participants must be received by 11:59 p.m. Eastern Time on May 11, 2011.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

96325

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE THREE
NOMINEES NAMED BELOW, “FOR” ITEMS 2 AND 4 AND A VOTE TO HOLD FUTURE ADVISORY VOTES ONCE EVERY 3 YEARS IN ITEM 3
(other than 401(k) plan participants discussed on the reverse side).
						Please mark your votes as indicated in this example			☒

							FOR	AGAINST	ABSTAIN

1.	ELECTION OF DIRECTORS (Please vote FOR a total of only three Nominees)	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS	2.	Approval of the advisory (non-binding) resolution on executive compensation.	☐	☐	☐
	The Board recommends that you vote “FOR” the three Nominees listed below:	☐	☐	☐	The Board recommends that you vote “FOR” approval of the advisory resolution.

	Nominees:					1 year	2 years	3 years	ABSTAIN
01	Thomas R. Shepherd
02 03	Christopher M. Temple Scott R. Wells				3.	Advisory (non-binding) vote on the frequency of future advisory votes on executive compensation. ☐	☐	☐	☐

The Board recommends a vote to hold future advisory votes once every 3 years.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
							FOR	AGAINST	ABSTAIN
*Exceptions
					4.	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2011.	☐	☐	☐

The Board recommends that you vote “FOR” ratification.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. If any other matters properly come before the meeting, the proxies will vote as recommended by our Board or, if there is no recommendation, in their discretion.

							Mark Here for Address Change or Comments SEE REVERSE		☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Clear Channel Outdoor Holdings, Inc. account online.

Access your Clear Channel Outdoor Holdings, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Clear Channel Outdoor Holdings, Inc., now makes it easy and convenient to get current information on your shareholder account.

●	View account status	●	Make address changes
●	View certificate history	●	Obtain a duplicate 1099 tax form
●	View book-entry information

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be held on May 16, 2011.

The Proxy Statement and the Annual Report Materials are available at:
http://bnymellon.mobular.net/bnymellon/cco

▼ FOLD AND DETACH HERE ▼

PROXY
Clear Channel Outdoor Holdings, Inc.
2011 Meeting of Stockholders – May 16, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark P. Mays, Thomas W. Casey and Robert H. Walls, Jr., and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of Clear Channel Outdoor Holdings, Inc. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders of said company to be held in San Antonio, Texas on May 16, 2011 at 10:00 a.m. local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if then personally present, as indicated on the reverse side.

If shares of Clear Channel Outdoor Holdings, Inc. are issued to or held for the account of the undersigned under the 401(k) plan, then the undersigned hereby directs the trustee of the plan to vote all such shares in the undersigned’s name and/or account under such plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the revese side. The plan administrator for the 401(k) plan will direct the trustee to vote shares as to which no instructions are received in proportion to voting directions received by the trustee from all participants who vote.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	96325